     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1996
                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CARDINAL HEALTH, INC.
             (Exact name of Registrant as Specified in Its Charter)

               OHIO                              5122                           31-0958666
 (State or Other Jurisdiction of          (Primary Standard                  (I.R.S. Employer
  Incorporation or Organization)    Industrial Classification Code         Identification No.)
                                               Number)

                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                            ------------------------

                                ROBERT D. WALTER
                                    CHAIRMAN
                             CARDINAL HEALTH, INC.
                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent For Service)
                            ------------------------

                                 WITH COPIES TO

               DAVID A. KATZ, ESQ.                              THOMAS E. SPARKS, JR., ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                       PILLSBURY MADISON & SUTRO LLP
               51 WEST 52ND STREET                                 235 MONTGOMERY STREET
             NEW YORK, NY 10019-6150                                     SUITE 1599
                  (212) 403-1000                                  SAN FRANCISCO, CA 94104
                                                                       (415) 983-1000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF             AMOUNT TO BE       OFFERING PRICE      AGGREGATE         AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED         PER SHARE(2)   OFFERING PRICE(2)  REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Common Shares, without par
  value.......................  16,726,610 Shares(1)       $57.80      $966,839,397.00    $333,392.90(3)
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Plus such indeterminable number of additional shares issuable upon adjustment of the share exchange ratio as provided in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 7, 1996, by and among Cardinal Health, Inc., Aztec Merger Corp. and Pyxis Corporation.
(2) Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $966,839,397.00, which equals the average of the high and low prices of the common stock, $.01 par value, of Pyxis Corporation ("Pyxis Common Stock"), of $23.50, as reported on the Nasdaq National Market on March 20, 1996, multiplied by the total number of shares of Pyxis Common Stock (including shares issuable pursuant to the exercise of outstanding options to purchase Pyxis Common Stock) to be cancelled in the merger of a subsidiary of Cardinal Health, Inc. ("Cardinal") with and into Pyxis Corporation (the "Merger"). The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the number of Cardinal common shares, without par value, that could be issued in the Merger based on the initial share exchange ratio of .406557 (which share exchange ratio may be adjusted under certain circumstances as provided in the Merger Agreement described in the Registration Statement).
(3) $191,825.05 of which was paid in connection with the filing by Cardinal and Pyxis Corporation on March 8, 1996 of preliminary proxy materials on
    Schedule 14A in connection with the Merger.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CARDINAL HEALTH, INC.

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

                 FORM S-4 ITEM                      JOINT PROXY STATEMENT/PROSPECTUS HEADING
------------------------------------------------  --------------------------------------------
INFORMATION ABOUT THE TRANSACTION
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus....  Facing Page; Cross Reference Sheet; Outside
                                                  Front Cover Page of Joint Proxy
                                                  Statement/Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................  Available Information; Incorporation of
                                                  Certain Documents by Reference; Table of
                                                  Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges, and Other Information............  Summary; Comparative Per Share Data; Market
                                                  Price and Dividend Data; Unaudited Pro Forma
                                                  Combined Financial Information; The
                                                  Companies
  4.  Terms of Transaction......................  Summary; The Merger; The Merger Agreement;
                                                  Certain Federal Income Tax Consequences;
                                                  Comparison of Shareholder Rights;
                                                  Description of Cardinal Capital Stock
  5.  Pro Forma Financial Information...........  Summary; Unaudited Pro Forma Combined
                                                  Financial Information
  6.  Material Contacts With the Company Being
      Acquired..................................  Summary; The Merger; The Merger Agreement
  7.  Additional Information Required For
      Reoffering by Persons and Parties Deemed
      to be Underwriters........................  Not Applicable
  8.  Interests of Named Experts and Counsel....  Legal Matters; Experts
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................  Not Applicable
INFORMATION ABOUT THE REGISTRANT
 10.  Information With Respect to S-3
      Registrants...............................  Incorporation of Certain Documents by
                                                  Reference; Summary; The Merger
 11.  Incorporation of Certain Information by
      Reference.................................  Incorporation of Certain Documents by
                                                  Reference
 12.  Information With Respect to S-2 or S-3
      Registrants...............................  Not Applicable
 13.  Incorporation of Certain Information by
      Reference.................................  Not Applicable
 14.  Information with Respect to Registrants
      Other Than S-2 or S-3 Registrants.........  Not Applicable
INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.  Information With Respect to S-3
      Companies.................................  Incorporation of Certain Documents by
                                                  Reference; Summary; The Merger
 16.  Information With Respect to S-2 or S-3
      Companies.................................  Not Applicable
 17.  Information With Respect to Companies
      Other Than S-2 or S-3 Companies...........  Not Applicable
VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents, or
      Authorizations Are to be Solicited........  Incorporation of Certain Documents by
                                                  Reference; Summary; The Special Meetings;
                                                  The Merger; Rights of Dissenting
                                                  Shareholders; Shareholder Proposals
 19.  Information if Proxies, Consents, or
      Authorizations Are Not to be Solicited, or
      in an Exchange Offer......................  Not Applicable

                         [PYXIS CORPORATION LETTERHEAD]

                                                                   March  , 1996

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Pyxis Corporation ("Pyxis") to be held at Pyxis' corporate offices at 9380 Carroll Park Drive, San Diego, California, on Friday, April 26, 1996, at 10:00 a.m., local time.

     At the Special Meeting you will be asked to vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 7, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Cardinal Health, Inc. ("Cardinal") with and into Pyxis. Upon consummation of the Merger, Pyxis will become a wholly owned subsidiary of Cardinal, and Pyxis stockholders will be entitled to receive a number of Cardinal common shares for each share of Pyxis common stock held by them determined pursuant to the share exchange formula set forth in the Merger Agreement (the "Exchange Ratio").

     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.

     The Board of Directors of Pyxis has carefully considered the terms and conditions of the proposed Merger. In addition, in connection with its approval of the transaction with Cardinal, the Board of Directors of Pyxis has received a written opinion from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Pyxis common stock. A copy of DLJ's written opinion, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to the accompanying Joint Proxy Statement/Prospectus as Annex B and Pyxis stockholders are urged to read carefully the opinion in its entirety.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, PYXIS AND THE PYXIS STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT PYXIS STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Pyxis common stock. As of March 27, 1996, the executive officers and directors of Pyxis and certain of their affiliates may be deemed to be beneficial owners of
approximately   % of the outstanding Pyxis common stock and each such person has advised Pyxis that he, she or it intends to vote in favor of the Merger. In addition, certain directors of Pyxis and certain of their affiliates, as further described in the Joint Proxy Statement/Prospectus, who as of March 27, 1996 beneficially owned in the aggregate approximately 6% of the outstanding Pyxis common stock, have each agreed to vote or direct the vote of all Pyxis common stock over which they or their affiliates have voting power or control in favor of the Merger Agreement and the Merger.

     In view of the importance of the action to be taken at this important Special Meeting of Pyxis Stockholders, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus, including the annexes thereto, which also include information on Cardinal and Pyxis. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                          Sincerely,



                                          RONALD R. TAYLOR
                                            Chairman, Chief Executive
                                               Officer and Secretary

                               PYXIS CORPORATION
                            9380 CARROLL PARK DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 26, 1996
                            ------------------------

To the Stockholders of
Pyxis Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Pyxis Corporation, a Delaware corporation ("Pyxis"), will be held at Pyxis' corporate offices at 9380 Carroll Park Drive, San Diego, California, on Friday, April 26, 1996, at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote on a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of February 7, 1996 (the "Merger Agreement"), by and among Pyxis, Cardinal Health, Inc., an Ohio corporation ("Cardinal"), and Aztec Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), pursuant to which, among other things, (i) Subcorp will be merged with and into Pyxis with the result that Pyxis becomes a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of Pyxis, if any, which will be cancelled) of Pyxis common stock, par value $0.01 per share ("Pyxis Common Stock"), will be converted into a number of Cardinal common shares, without par value, as determined pursuant to the share exchange formula set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 27, 1996, as the record date for the determination of the holders of Pyxis Common Stock entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Pyxis Common Stock entitled to vote at the meeting. The executive officers and Directors of Pyxis and certain of their affiliates have either agreed or expressed an intention to vote in favor of the Merger Proposal. Pyxis stockholders will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger.

     Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING.

     THE BOARD OF DIRECTORS OF PYXIS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, PYXIS AND THE PYXIS STOCKHOLDERS. ACCORDINGLY, THE PYXIS BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors



                                          THOMAS E. SPARKS, JR.,
                                          Secretary of the Meeting

San Diego, California
March   , 1996

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

                       [CARDINAL HEALTH, INC. LETTERHEAD]

                                                                   March  , 1996

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Cardinal Health, Inc. ("Cardinal") to be held at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio, on Friday, April 26, 1996, at 8:00 a.m., local time.

     At the Special Meeting you will be asked to vote on a proposal to approve, authorize and adopt an Agreement and Plan of Merger, dated as of February 7, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Cardinal with and into Pyxis Corporation ("Pyxis"). Upon consummation of the Merger, Pyxis will become a wholly owned subsidiary of Cardinal, and Pyxis stockholders will be entitled to receive a number of Cardinal common shares for each share of Pyxis common stock held by them determined pursuant to the share exchange formula set forth in the Merger Agreement (the "Exchange Ratio"). As a result of the Merger and the transactions contemplated thereby, it is currently contemplated that Cardinal will issue approximately 16,727,000 additional Cardinal common shares; however, under certain circumstances described in the Merger Agreement, Cardinal may issue additional shares.

     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.

     Your Board of Directors has carefully considered the terms and conditions of the proposed Merger and has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Cardinal and its shareholders. In addition, in connection with its approval of the transaction with Pyxis, the Board of Directors of Cardinal received a written opinion dated February 7, 1996 from its financial advisor, Smith Barney Inc., to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Cardinal. Accordingly, your Board recommends that you vote FOR the approval and adoption of the Merger Agreement.

     In view of the importance of the action to be taken at this important Special Meeting of Cardinal Shareholders, we urge you to review carefully the accompanying Notice of Special Meeting of Shareholders and the Joint Proxy Statement/Prospectus, including the annexes thereto, which also include information on Cardinal and Pyxis. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                          Very truly yours,



                                          ROBERT D. WALTER,
                                          Chairman

                             CARDINAL HEALTH, INC.
                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 26, 1996
                            ------------------------

To the Shareholders of
Cardinal Health, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Cardinal Health, Inc., an Ohio corporation ("Cardinal"), will be held at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio, on Friday, April 26, 1996, at 8:00 a.m., local time, for the following purposes:

     1. To consider and vote on a proposal (the "Merger Proposal") to approve, authorize and adopt the Agreement and Plan of Merger, dated as of February 7, 1996 (the "Merger Agreement"), by and among Cardinal, Aztec Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), and Pyxis Corporation, a Delaware corporation ("Pyxis"), pursuant to which, among other things, (i) Subcorp will be merged with and into Pyxis with the result that Pyxis becomes a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of Pyxis, if any, which will be cancelled) of Pyxis common stock, par value $0.01 per share, will be converted into a number of Cardinal common shares, without par value ("Cardinal Common Shares"), as determined pursuant to the share exchange formula set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 28, 1996, as the record date for the determination of the holders of Cardinal Common Shares entitled to notice of, and to vote at, the meeting and adjournments or postponements thereof. Cardinal shareholders will be entitled to dissenters' appraisal rights under Ohio law in connection with the Merger.

     Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING.

                                          By Order of the Board of Directors



                                          GEORGE H. BENNETT, JR.,
                                          Secretary

Dublin, Ohio
March   , 1996

LOGO                                                                        LOGO

                             CARDINAL HEALTH, INC.

                                      AND

                               PYXIS CORPORATION

                             JOINT PROXY STATEMENT
                            ------------------------

                             CARDINAL HEALTH, INC.

                                   PROSPECTUS
                            ------------------------

     This Joint Proxy Statement/Prospectus is being furnished to holders of common shares, without par value ("Cardinal Common Shares"), of Cardinal Health, Inc., an Ohio corporation ("Cardinal"), in connection with the solicitation of proxies by the Board of Directors of Cardinal for use at the Special Meeting of Cardinal Shareholders to be held on Friday, April 26, 1996, at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio, commencing at 8:00 a.m., local time, and at any adjournment or postponement thereof (the "Cardinal Special Meeting").

     This Joint Proxy Statement/Prospectus is also being furnished to holders of shares of common stock, $0.01 par value per share ("Pyxis Common Stock"), of Pyxis Corporation, a Delaware corporation ("Pyxis"), in connection with the solicitation of proxies by the Board of Directors of Pyxis for use at the Special Meeting of Pyxis Stockholders to be held on Friday, April 26, 1996, at Pyxis' corporate offices at 9380 Carroll Park Drive, San Diego, California, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Pyxis Special Meeting").

     At the Cardinal Special Meeting and the Pyxis Special Meeting, holders of Cardinal Common Shares ("Cardinal Shareholders") and holders of Pyxis Common Stock ("Pyxis Stockholders") as of the close of business on the Cardinal Record Date and Pyxis Record Date (each as hereinafter defined), respectively, will be asked at their respective meetings to consider and vote on a proposal to approve, authorize and adopt the Agreement and Plan of Merger, dated as of February 7, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of Aztec Merger Corp. ("Subcorp"), a Delaware corporation and a wholly owned subsidiary of Cardinal, with and into Pyxis. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (i) Pyxis will become a wholly owned subsidiary of Cardinal and (ii) Pyxis Stockholders will be entitled to receive a number of Cardinal Common Shares for each outstanding share of Pyxis Common Stock held by them (with cash in lieu of fractional shares) as determined pursuant to the share exchange formula (the "Exchange Ratio") set forth in the Merger Agreement. See "The Merger Agreement -- Merger Consideration."

     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Cardinal with respect to the Cardinal Common Shares to be issued by Cardinal in the Merger described herein in exchange for the outstanding shares of Pyxis Common Stock. Cardinal Common Shares are quoted on the New York Stock Exchange (the "NYSE") under the symbol "CAH." On March 27, 1996, the closing price of
Cardinal Common Shares on the NYSE Composite Tape was $          . Pyxis Common
Stock is quoted on the Nasdaq National Market (the "NASDAQ/NM") under the symbol "PYXS." On March 27, 1996, the last sale price of Pyxis Common Stock on the
NASDAQ/NM was $          . Cardinal Shareholders and Pyxis Stockholders should
obtain current quotes for the Cardinal Common Shares and Pyxis Common Stock.

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY
STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to Cardinal has been supplied by Cardinal. All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to Pyxis has been supplied by Pyxis.

     This Joint Proxy Statement/Prospectus, the Letter to Cardinal Shareholders, the Notice of the Cardinal Special Meeting and the form of proxy for use at the Cardinal Special Meeting are first being mailed to Cardinal Shareholders on or
about March   , 1996. This Joint Proxy Statement/Prospectus, the Letter to Pyxis
Stockholders, the Notice of the Pyxis Special Meeting and the form of proxy for use at the Pyxis Special Meeting are first being mailed to Pyxis Stockholders on
or about March   , 1996. Any shareholder or stockholder who has given his, her or its proxy may revoke it at any time prior to its use. See "The Special Meetings -- Voting of Proxies."
                            ------------------------
               The date of this Joint Proxy Statement/Prospectus
                               is March   , 1996.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF CARDINAL COMMON SHARES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CARDINAL OR PYXIS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Each of Cardinal and Pyxis is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by either Cardinal or Pyxis with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Cardinal Common Shares are listed on the NYSE, and such reports, proxy statements and other information concerning Cardinal are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Pyxis Common Stock is quoted on the NASDAQ/NM, and such reports, proxy statements and other information concerning Pyxis are available for inspection and copying at the Public Reference Section of the NASDAQ/NM at 1737 K Street, N.W., Washington, D.C. 20006.

     Cardinal has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Cardinal Common Shares to be issued in the Merger (the "Registration Statement"). This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Cardinal and the securities offered hereby. Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and not complete, and in each instance, reference is made to the copy of such document attached hereto or filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     CARDINAL SHAREHOLDERS AND PYXIS STOCKHOLDERS WHO HAVE ANY QUESTIONS ABOUT CALCULATING THE EXCHANGE RATIO OR ABOUT EXECUTING, CHANGING OR REVOKING A PROXY SHOULD CONTACT THE FOLLOWING:

                 CARDINAL SHAREHOLDERS                 PYXIS STOCKHOLDERS
          ---------------------------------   ------------------------------------
          MORROW & CO., INC.                  GEORGESON & COMPANY INC.
          909 Third Avenue                    Wall Street Plaza
          20th Floor                          New York, New York 10005
          New York, New York 10022            (212) 440-9800
          (212) 754-8000                      Toll Free: (800) 233-2064

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Cardinal with the Commission pursuant to the Exchange Act (Commission File No. 0-12591) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

     1. The description of Cardinal Common Shares contained in Cardinal's Registration Statement on Form 8-A dated August 19, 1994, and any amendment or report filed for the purpose of updating such description;

     2. Cardinal's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed with the Commission on September 21, 1995 (the "1995 Cardinal Form 10-K");

     3. The information contained in Cardinal's Proxy Statement dated October 13, 1995 for its Annual Meeting of Shareholders held on November 14, 1995 that has been incorporated by reference in the 1995 Cardinal Form 10-K and was filed with the Commission on Schedule 14A on October 5, 1995;

     4. Cardinal's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and December 31, 1995; and

     5. Cardinal's Current Reports on Form 8-K dated August 26, 1995, October 23, 1995, November 13, 1995 (as amended by Form 8-K/A (Amendment No. 1) filed with the Commission on January 17, 1996), and January 10, 1996.

     The following documents filed by Pyxis with the Commission pursuant to the Exchange Act (Commission File No. 0-19973) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

     1. The description of Pyxis Common Stock contained in Pyxis' Registration Statement on Form 8-A filed with the Commission on March 18, 1992, and any amendment or report filed for the purpose of updating such description;

     2. The description of Pyxis Preferred Stock Purchase Rights (the "Rights") contained in Pyxis' Registration Statement on Form 8-A filed with the Commission on August 15, 1994 (as amended by Form 8-A/A (Amendment No. 1) filed with the Commission on February 20, 1996), and any amendment or report filed for the purpose of updating such description;

     3. Pyxis' Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on March 8, 1996 (the "1995 Pyxis Form 10-K"); and

     4. Pyxis' Current Report on Form 8-K dated February 6, 1996.

     All reports and other documents filed with the Commission by Cardinal or Pyxis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Cardinal Special Meeting and the Pyxis Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO CARDINAL AND PYXIS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS OR HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

                CARDINAL DOCUMENTS                         PYXIS DOCUMENTS
    ---------------------------------------   ------------------------------------------
    Cardinal Health, Inc.                     Pyxis Corporation
    5555 Glendon Court                        9380 Carroll Park Drive
    Dublin, Ohio 43016                        San Diego, California 92121
    Attention: David Bearman                  Attention: Victor C. Streufert
               Executive Vice President and              Vice President, Finance and
                 Chief Financial Officer                   Chief Financial Officer

     IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY APRIL 19, 1996.

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
AVAILABLE INFORMATION......................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE................................  iii
SUMMARY....................................    1
  The Companies............................    1
  The Special Meetings.....................    1
  The Merger...............................    3
  Certain Federal Income Tax
    Consequences...........................    8
  Comparison of Shareholder Rights.........    8
  Summary Historical and Unaudited Pro
    Forma Financial Information............    9
COMPARATIVE PER SHARE DATA.................   14
MARKET PRICE AND DIVIDEND DATA.............   16
THE SPECIAL MEETINGS.......................   17
  General..................................   17
  Matters to Be Considered at the Special
    Meetings...............................   17
  Record Date; Vote Required; Voting at the
    Meetings...............................   17
  Voting of Proxies........................   18
  Solicitation of Proxies..................   19
  Recommendations of the Boards of
    Directors..............................   19
  Appraisal Rights.........................   19
THE MERGER.................................   20
  Background of the Merger.................   20
  Reasons for the Merger; Recommendations
    of the Boards of Directors.............   22
  Opinion of Pyxis' Financial Advisor......   23
  Opinion of Cardinal's Financial
    Advisor................................   27
  Interests of Certain Persons in the
    Merger.................................   30
  Accounting Treatment.....................   32
  Regulatory Approvals.....................   33
  Federal Securities Law Consequences......   33
  Stock Option Agreement...................   34
  Support/Voting Agreements................   36
  Pyxis Rights Agreement Amendment.........   37
  Certain Litigation.......................   37
THE MERGER AGREEMENT.......................   37
  The Merger...............................   37
  Merger Consideration.....................   38
  Exchange Procedures......................   38
  Representations, Warranties and
    Covenants..............................   39
  No Negotiations or Solicitations.........   42
  Conditions...............................   43
  Pyxis Stock Options; Stock Purchase
    Plan...................................   44
  Employee Benefits........................   44
  Termination; Effect of Termination.......   44
  Amendment and Waiver.....................   45
  Expenses.................................   45
RIGHTS OF DISSENTING SHAREHOLDERS..........   46

                                             PAGE
                                             ----
  Cardinal Shareholders....................   46
  Pyxis Stockholders.......................   47
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....   48
THE COMPANIES..............................   49
  Business of Pyxis........................   49
  Business of Cardinal.....................   49
UNAUDITED PRO FORMA COMBINED FINANCIAL
  INFORMATION..............................   51
  Unaudited Pro Forma Combined Balance
    Sheet..................................   51
  Unaudited Pro Forma Combined Statements
    of Earnings............................   52
  Notes to Pro Forma Combined Financial
    Information (Unaudited)................   57
COMPARISON OF SHAREHOLDER RIGHTS...........   61
  Amendment of Charter Documents...........   61
  Amendment and Repeal of Bylaws and
    Regulations............................   61
  Removal of Directors.....................   61
  Vacancies on the Board...................   62
  Right to Call Special Meetings of
    Shareholders...........................   62
  Shareholder Action Without a Meeting.....   62
  Class Voting.............................   62
  Cumulative Voting........................   63
  Provisions Affecting Control Share
    Acquisitions and Business
    Combinations...........................   63
  Mergers, Acquisitions and Certain Other
    Transactions...........................   63
  Consideration of Constituencies..........   64
  Rights of Dissenting Shareholders........   64
  Dividends................................   65
  Preemptive Rights of Shareholders........   65
  Director Liability and Indemnification...   65
  Rights Agreement.........................   66
DESCRIPTION OF CARDINAL CAPITAL STOCK......   69
LEGAL MATTERS..............................   70
EXPERTS....................................   70
SHAREHOLDER PROPOSALS......................   71
ANNEXES:
A -- Agreement and Plan of Merger, dated as
     of February 7, 1996, among Cardinal
     Health, Inc., Aztec Merger Corp. and
     Pyxis Corporation
B -- Opinion of Donaldson, Lufkin &
     Jenrette Securities Corporation, dated
     February 7, 1996
C -- Opinion of Smith Barney Inc., dated
     February 7, 1996
D -- Section 1701.85 of the Ohio Revised
     Code

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and the Annexes hereto (the "Joint Proxy Statement/Prospectus"). This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Cardinal Shareholders and Pyxis Stockholders are urged to read and consider carefully all of the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus.

                                 THE COMPANIES

PYXIS

     Pyxis designs, manufactures, markets and services unique, point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and other health care facilities. Through its acquisition of Allied Pharmacy Management, Inc. ("Allied") in August 1995, Pyxis also provides pharmacy management services to hospitals and to long-term care and other healthcare providers. The principal executive offices of Pyxis are located at 9380 Carroll Park Drive, San Diego, California 92121, and its telephone number is (619) 625-3300. See "The Companies -- Business of Pyxis."

CARDINAL

     Cardinal is one of the nation's largest wholesale distributors of pharmaceutical and related health and beauty care products. Its customers include independent and chain drug stores, hospitals, alternate care centers and the pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States. In addition to its core drug wholesaling activities, Cardinal operates several specialty health care businesses, including a pharmaceutical repackager and customized telemarketing and direct mail programs for the distribution of therapeutic plasma, oncology and other specialty products. Cardinal is also the largest franchisor of independent retail pharmacies in the United States through its Medicine Shoppe International, Inc. subsidiary ("MSI") acquired in November 1995. The principal executive offices of Cardinal are located at 5555 Glendon Court, Dublin, Ohio 43016, and its telephone number is (614) 717-5000. See "The
Companies -- Business of Cardinal."

                              THE SPECIAL MEETINGS

CARDINAL SPECIAL MEETING

     Date, Time and Place of Cardinal Special Meeting. The Cardinal Special Meeting will be held at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio 43016, on April 26, 1996, at 8:00 a.m., local time, for the following purposes:

          1. To consider and vote on a proposal (the "Merger Proposal") to approve, authorize and adopt the Merger Agreement pursuant to which, among other things, (i) Subcorp will be merged with and into Pyxis with the result that Pyxis becomes a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of Pyxis, if any, which will be cancelled) of Pyxis Common Stock will be converted into a number of Cardinal Common Shares as determined pursuant to the share exchange formula set forth in the Merger Agreement. The Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A.

          2. Such other matters as may properly come before the Cardinal Special Meeting.

     Record Date. Only Cardinal Shareholders of record at the close of business on March 28, 1996 (the "Cardinal Record Date"), will be entitled to notice of and to vote at the Cardinal Special Meeting. On the Cardinal Record Date, there
were approximately           Cardinal Common Shares outstanding held by
approximately           holders of record. See "The Special Meetings -- Record
Date; Vote Required; Voting at the Meetings -- Cardinal."

     Required Vote. The Merger Proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding and entitled to vote thereon. As of the Cardinal Record Date, the directors and executive officers of Cardinal and certain of their affiliates may be deemed to be
beneficial owners of approximately   % of the outstanding Cardinal Common Shares
and each such person has advised Cardinal that he, she or it intends to vote in favor of the Merger Proposal. See "The Special Meetings -- Record Date; Vote Required; Voting at the Meetings -- Cardinal."

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by (i) filing (including by telegram or telecopy) with the Secretary of Cardinal, before the taking of the vote at the Cardinal Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares, (ii) giving notice of revocation in open meeting, or (iii) attending the Cardinal Special Meeting and voting in person. Cardinal Shareholders who require assistance in changing or revoking a proxy should contact Cardinal's proxy solicitor, Morrow & Co., Inc., by mail at 909 Third Avenue, 20th Floor, New York, New York 10022, or by telephone at (212) 754-8000.

     Recommendation of the Board of Directors. The Board of Directors of Cardinal has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Cardinal and the Cardinal Shareholders. Accordingly, the Cardinal Board of Directors recommends that Cardinal Shareholders vote FOR the approval and adoption of the Merger Agreement.

     Appraisal Rights. Cardinal Shareholders will be entitled to dissenters' appraisal rights in connection with the Merger. See "Rights of Dissenting Shareholders -- Cardinal Shareholders" and "Comparison of Shareholder
Rights -- Rights of Dissenting Shareholders."

PYXIS SPECIAL MEETING

     Date, Time and Place of Pyxis Special Meeting. The Pyxis Special Meeting will be held at Pyxis' corporate offices at 9380 Carroll Park Drive, San Diego, California 92121, on April 26, 1996, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote on the Merger Proposal.

          2. Such other matters as may properly come before the Pyxis Special Meeting.

     Record Date. Only Pyxis Stockholders of record at the close of business on March 27, 1996 (the "Pyxis Record Date"), will be entitled to notice of and to vote at the Pyxis Special Meeting. On the Pyxis Record Date, there were
shares of Pyxis Common Stock outstanding held by approximately      holders of
record. See "The Special Meetings -- Record Date; Vote Required; Voting at the Meetings -- Pyxis."

     Required Vote. The Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Pyxis Common Stock outstanding and entitled to vote thereon. As of the Pyxis Record Date, the directors and executive officers of Pyxis and certain of their affiliates may be deemed to be
beneficial owners of approximately   % of the outstanding Pyxis Common Stock and
each such person has advised Pyxis that he, she or it intends to vote in favor of the Merger Proposal. In addition, certain directors of Pyxis and certain of their affiliates, who as of the Pyxis Record Date beneficially owned in the aggregate approximately 6% of the outstanding Pyxis Common Stock, have each agreed to vote or direct the vote of all Pyxis Common Stock over which such person or such person's affiliates have voting power or control in favor of the Merger Proposal. See "The Special Meetings -- Record Date; Vote Required; Voting at the Meetings -- Pyxis."

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by (i) filing (including by telegram or telecopy) with the Secretary of Pyxis, before the taking of the vote at the Pyxis Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares, or (ii) attending the Pyxis Special Meeting and voting in person. Pyxis Stockholders who require assistance in changing or revoking a proxy should contact Pyxis' proxy solicitor, Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, or by telephone at (212) 440-9800 or, toll free, at (800) 233-2064.

     Recommendation of the Board of Directors. The Board of Directors of Pyxis has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Pyxis and the Pyxis Stockholders. Accordingly, the Pyxis Board of Directors recommends that Pyxis Stockholders vote FOR the approval and adoption of the Merger Agreement.

     Appraisal Rights. Pyxis Stockholders will not be entitled to any appraisal rights in connection with the Merger. See "Rights of Dissenting
Shareholders -- Pyxis Stockholders" and "Comparison of Shareholder
Rights -- Rights of Dissenting Shareholders."

                                   THE MERGER

GENERAL; EXCHANGE RATIO

     Pursuant to the Merger Agreement, each share of Pyxis Common Stock issued and outstanding immediately prior to the Effective Time, other than shares held in the treasury of Pyxis, if any, which will be cancelled, will be converted into and represent that number of Cardinal Common Shares equal to the Exchange Ratio.

     The Exchange Ratio is equal to (i) if Cardinal has not given written notice to Pyxis in the manner provided in the Merger Agreement that the Exchange Ratio shall be calculated pursuant to clause (ii) below (an "Adjustment Election"),
0.406557 or (ii) if Cardinal has made a permitted Adjustment Election (pursuant to Section 7.1(d) of the Merger Agreement and as described under the caption "The Merger Agreement -- Transaction; Effect of Termination"), then the product of (x) 0.406557 and (y) the quotient obtained by dividing 55.34 by the average of the closing prices of Cardinal Common Shares as reported on the NYSE Composite Tape on each of the last ten trading days ending on the sixth trading day prior to the earlier of (I) the Pyxis Special Meeting or (II) the Cardinal Special Meeting (the "Average Share Price"). Consummation of the Merger and the conversion of Pyxis Common Stock into Cardinal Common Shares as described above are subject to the satisfaction or waiver of certain conditions (see "The Merger Agreement -- Conditions") and the right of one or both of Pyxis and Cardinal to terminate the Merger Agreement under certain circumstances as described under the caption "The Merger Agreement -- Termination; Effect of Termination."

     In the event Cardinal makes an Adjustment Election, Cardinal and Pyxis will promptly issue a press release announcing the Adjustment Election and the Exchange Ratio as adjusted. Further information regarding calculation of the Exchange Ratio and whether an Adjustment Election has been made can be obtained by contacting, in the case of Cardinal Shareholders, Morrow & Co., Inc., or, in the case of Pyxis Stockholders, Georgeson & Company Inc., in each case at the address or phone number(s) provided in this Joint Proxy Statement/Prospectus under the caption "Available Information."

PYXIS OPTIONS; STOCK PURCHASE PLAN

     At the Effective Time (as defined below), each unexpired and unexercised option under stock option plans of Pyxis in effect on the date of the Merger Agreement which has been granted to current or former directors, officers, employees, consultants or independent contractors of Pyxis by Pyxis (each, a "Pyxis Option") will be automatically converted into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Pyxis Common Stock issuable immediately prior to the Effective Time upon exercise of the Pyxis Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share which existed under the corresponding Pyxis Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Pyxis Option immediately before the Effective Time; provided that with respect to any Pyxis Option that is an "incentive stock option" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the

"Code"), the foregoing conversion will be carried out in a manner satisfying the requirements of Section 424(a) of the Code. As of the Pyxis Record Date,
shares of Pyxis Common Stock were issuable upon the exercise of outstanding Pyxis Options, which options, assuming an Exchange Ratio of 0.406557, will be
converted to become approximately      Cardinal Exchange Options at the
Effective Time. The average exercise price per share of all Pyxis Options
outstanding as of the Pyxis Record Date is $          per share. Following the
Merger and assuming an Exchange Ratio of 0.406557, the average exercise price
per share of Cardinal Exchange Options will be approximately $          per
share. Each of the executive officers and directors of Pyxis currently holds Pyxis Options which will become Cardinal Exchange Options. Pursuant to the terms of the stock option agreements under which the Pyxis Options were issued, the unvested portion of each Pyxis Option will vest upon consummation of the Merger.

     Immediately prior to the Effective Time, Pyxis will terminate the Pyxis Employee Stock Purchase Plan. All amounts that have been withheld but not yet applied to purchase shares of Pyxis Common Stock pursuant to such plan as of its termination date will be refunded, without interest, to the participating employees pursuant to the terms of such plan. See "The Merger -- Interests of Certain Persons in the Merger -- Pyxis Options" and "The Merger
Agreement -- Pyxis Stock Options; Stock Purchase Plan."

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

     The Merger will become effective (the "Effective Time") when a certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger. Prior to such filing, a closing will be held on a date (the "Closing Date") specified by Cardinal and Pyxis, which date will be as soon as practicable, but in any event within ten business days, following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be, or such other time as Cardinal and Pyxis may mutually agree. See "The Merger Agreement -- Conditions."

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to, among other things, (i) approval by Pyxis Stockholders and Cardinal Shareholders of the Merger Proposal; (ii) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any governmental authority which prevents the consummation of the Merger;
(iii) expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), all of which expired on March 21, 1996; (iv) the Commission shall have declared the Registration Statement effective, and at the Effective Time, no stop order or similar restraining order shall have been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Merger; (v) receipt by Pyxis of a legal opinion to the effect that the Merger will qualify as a tax-free reorganization for Federal income tax purposes; (vi) receipt by Cardinal of a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP with respect to qualification of the Merger as a pooling-of-interests for accounting and financial reporting purposes; and (vii) no action shall have been instituted by any governmental authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated by the Merger Agreement which, in each case, continues to be outstanding.

     In addition, consummation of the Merger by any party to the Merger Agreement is conditioned upon the representations and warranties of the other parties being true and correct on and as of the Closing Date (except for those made as of a specified time), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on the representing or warranting party, and performance in all material respects of each obligation and agreement and compliance in all material respects with each covenant to be performed and complied with by the other parties thereto. See "The Merger -- Accounting Treatment," "The Merger -- Interests of Certain Persons in the Merger," "The Merger -- Regulatory Approvals," "The Merger Agreement -- Representations, Warranties and Covenants" and "The Merger Agreement -- Conditions."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on, among other matters, Cardinal's receipt of a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP to the effect that the Merger will qualify as a pooling-of-interests. See "The
Merger -- Accounting Treatment."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Pyxis. The Pyxis Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, considered a number of factors, including among others: (i) the Pyxis Board's view that larger diversified companies will be better able to compete effectively in the rapidly changing and increasingly competitive health care industry, (ii) Cardinal's presence in, and knowledge of, the acute care hospital market, the market into which Pyxis systems are principally sold, (iii) the opportunity the Merger will afford to accelerate the growth in sales of existing and new products and services through the companies' combined operations, (iv) the strong management team at Cardinal, (v) the terms and conditions of the proposed Merger, including the premium to be paid and the tax-free nature of the transaction to the Pyxis Stockholders, (vi) information regarding historical market prices and other information with respect to the common stock of each of Pyxis and Cardinal, (vii) the prospects for positive long-term performance of Cardinal Common Shares, balanced with the potential for more limited volatility in such stock in comparison to Pyxis Common Stock, (viii) the presentation of Pyxis' financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), and the written opinion of such firm to the effect that the Exchange Ratio was fair, from a financial point of view, to the Pyxis Stockholders, and
(ix) the Pyxis Board's assessment of Pyxis' strategic alternatives to the Merger, including remaining an independent company, conducting acquisitions, and merging or consolidating with a party or parties other than Cardinal. For additional information, see "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- Pyxis."

     THE BOARD OF DIRECTORS OF PYXIS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, PYXIS AND THE PYXIS STOCKHOLDERS. ACCORDINGLY, THE PYXIS BOARD OF DIRECTORS RECOMMENDS THAT PYXIS STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Cardinal. The Cardinal Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, considered a number of factors, including among others: (i) the opportunity to continue Cardinal's expansion beyond the purely logistical side of drug wholesaling by offering a combination of value-added logistical, information, marketing and educational services to Cardinal's customers, (ii) Pyxis' strength in the area of hospital pharmacy automation, in terms of its broad range of both customers and product offerings, (iii) the opportunity to enhance Cardinal's ability to provide pharmacy management services to Cardinal's hospital customers, (iv) the financial return anticipated by Cardinal management after the Merger, due to several factors including the higher return on committed capital and return on sales Pyxis has historically earned relative to Cardinal, (v) the ability to achieve the benefits of scale and leverage with respect to investments in new technology, systems and services, (vi) the improvement of Cardinal's ability to support the marketing and distribution needs of pharmaceutical suppliers, (vii) the opportunity to assist health care providers in improving their clinical, financial and administrative management without increasing costs, (viii) the strong financial condition of Pyxis (the net debt-to-total capital ratio of the combined companies after the Merger is anticipated to be approximately 11%), which preserves the financial flexibility of Cardinal after the Merger to pursue future growth and acquisition opportunities, and (ix) the fact that it is a condition to the consummation of the Merger that the Merger be treated as a pooling-of-interests for financial reporting and accounting purposes, therefore adding no goodwill to Cardinal's balance sheet. For additional information, see "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- Cardinal."

     THE BOARD OF DIRECTORS OF CARDINAL HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND THE CARDINAL

SHAREHOLDERS. ACCORDINGLY, THE CARDINAL BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF PYXIS' FINANCIAL ADVISOR

     On February 6, 1996, DLJ delivered to the Pyxis Board its written opinion relating to the fairness, from a financial point of view, to the holders of Pyxis Common Stock of the Exchange Ratio. A copy of DLJ's written opinion, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to this Joint Proxy Statement/Prospectus as Annex B and Pyxis Stockholders are urged to read carefully the opinion in its entirety. See "The Merger -- Opinion of Pyxis' Financial Advisor."

OPINION OF CARDINAL'S FINANCIAL ADVISOR

     Smith Barney Inc. ("Smith Barney") has acted as financial advisor to Cardinal in connection with the Merger and rendered an oral opinion to the Cardinal Board of Directors on February 6, 1996 (subsequently confirmed by delivery of a written opinion dated February 7, 1996) to the effect that, as of such dates and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Cardinal. The full text of the written opinion of Smith Barney dated February 7, 1996, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. Smith Barney's opinion is directed only to the fairness of the Exchange Ratio from a financial point of view to Cardinal, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Cardinal Special Meeting. See "The Merger -- Opinion of Cardinal's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Pyxis' Board of Directors with respect to the Merger Agreement, Pyxis Stockholders should be aware that certain officers and directors of Pyxis (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Pyxis Stockholders generally. These interests include, but are not limited to, the fact that (i) each of the executive officers and directors of Pyxis currently hold Pyxis Options, which will be converted into Cardinal Exchange Options in the Merger based on the Exchange Ratio which applies to the Pyxis Common Stock;
(ii) Pyxis and Cardinal have executed employment agreements with certain key employees of Pyxis, including Ronald R. Taylor, Chairman and Chief Executive Officer of Pyxis, and other officers of Pyxis, to become effective upon consummation of the Merger; (iii) certain other officers of Pyxis have either entered into, or prior to the Effective Time are expected to enter into, employment agreements with Pyxis and Cardinal in contemplation of the Merger; and (iv) Cardinal has agreed, from and after the Effective Time, to cause Pyxis, as the surviving corporation (the "Surviving Corporation"), to indemnify present and former officers and directors of Pyxis and to perform under indemnification agreements currently in effect between Pyxis and certain of its officers and directors, and has agreed to use its efforts to cause the Surviving Corporation to maintain in effect after the Effective Time policies of directors' and officers' liability insurance with substantially the same coverage and containing substantially similar terms and conditions as Pyxis' current policies, in each case in respect of acts, omissions or matters occurring prior to the Effective Time and subject to certain limitations. The Board of Directors of Pyxis was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger -- Interests of Certain Persons in the Merger" and "The
Merger -- Support/Voting Agreements."

EXCHANGE PROCEDURES

     If the Merger Proposal is approved and the Merger is consummated, as soon as practicable after the Effective Time, a letter of transmittal will be mailed or delivered to each Pyxis Stockholder to be used in forwarding certificates evidencing such holder's shares of Pyxis Common Stock for surrender and exchange for certificates evidencing Cardinal Common Shares to which such holder has become entitled and, if applicable, cash in lieu of fractional Cardinal Common Shares. After receipt of such letter of transmittal, each holder of certificates formerly representing shares of Pyxis Common Stock should surrender such certificates to Boatmen's Trust Company, the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each holder will receive in exchange therefor certificates evidencing the whole number of Cardinal Common Shares to which he is entitled and any cash which may be payable in lieu of fractional Cardinal Common Shares. See "The Merger Agreement -- Merger Consideration." Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. PYXIS STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

STOCK OPTION AGREEMENT

     In connection with the execution of the Merger Agreement, Cardinal and Pyxis entered into the Stock Option Agreement, dated February 7, 1996 (the "Stock Option Agreement"), pursuant to which Pyxis granted to Cardinal an irrevocable option (the "Option") to purchase up to 7,275,861 shares of Pyxis Common Stock (representing 19.9% of the outstanding shares of Pyxis Common Stock as of February 5, 1996, which number may be increased up to 19.9% of the outstanding shares of Pyxis Common Stock at any time) at an exercise price per share equal to the lower of (x) $24.80 or (y) the Exchange Ratio multiplied by the closing price of Cardinal Common Shares as reported on the NYSE Composite Tape on the last trading day immediately preceding the date of delivery to Pyxis of written notice of Cardinal's exercise of the Option. The Option is exercisable upon the occurrence of certain events and provides Cardinal the right to require Pyxis to, or permits Pyxis at its election to, under certain circumstances, purchase for cash the unexercised portion of the Option and all shares of Pyxis Common Stock purchased pursuant to the Option. The Option, which Cardinal required that Pyxis grant as a condition to Cardinal's entering into the Merger Agreement, may increase the likelihood of consummation of the Merger. See "The Merger -- Stock Option Agreement."

SUPPORT/VOTING AGREEMENTS

     Concurrently with the execution of the Merger Agreement, certain directors of Pyxis and certain of their affiliates, who as of the Pyxis Record Date beneficially owned in the aggregate approximately 6% of the outstanding Pyxis Common Stock (each, a "Supporting Stockholder" and together, the "Supporting Stockholders"), executed separate Support/Voting Agreements with Cardinal pursuant to which each Supporting Stockholder agreed, among other things, to vote or direct the vote of all shares of Pyxis Common Stock beneficially owned by the Supporting Stockholder or its affiliates, or over which the Supporting Stockholder or any of its affiliates has voting power or control, directly or indirectly, to approve the Merger and the Merger Agreement and the transactions contemplated thereby. Each Supporting Stockholder also thereby agreed, among other things, to not, to not permit any company, trust or other entity controlled by the Supporting Stockholder to, and to not permit any of its affiliates to, (i) contract to sell, sell or otherwise transfer or dispose of any shares of Pyxis Common Stock, other than pursuant to the Merger, without Cardinal's prior written consent or (ii) solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Pyxis, or acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of Pyxis, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement, or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in any Support/Voting Agreement prevents any Supporting Stockholder from taking any action or omitting to take any action (I) as a member of the Board of Directors of Pyxis necessary so as not to violate such Supporting Stockholder's fiduciary obligations as a director of Pyxis or (II) as an officer of Pyxis at the direction or request of the Board of Directors of Pyxis so long as such direction or request was not made in violation of any of the terms of the Merger Agreement. Each Support/Voting Agreement may be terminated at the option of any party thereto at any time after the earlier of (i) the termination of the Merger Agreement and
(ii) the Effective Time. See "The Merger -- Support/Voting Agreements."

PYXIS RIGHTS AGREEMENT AMENDMENT

     In connection with the execution of the Merger Agreement, Pyxis and First Interstate Bank (the "Rights Agent") executed Amendment No. 1 to Rights Agreement, dated as of February 7, 1996 (the "Rights Agreement Amendment"), amending the Rights Agreement, dated as of August 5, 1994 (the "Rights Agreement"), between Pyxis and the Rights Agent, so as to provide that none of Cardinal and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of the Merger Agreement or the Stock Option Agreement or the consummation of the Merger or the acquisition or transfer of shares of Pyxis Common Stock by Cardinal pursuant to the Stock Option Agreement. Pyxis also represented and warranted under the Merger Agreement that the Rights Agreement will remain so amended and that no replacement plan will be adopted. Further, Pyxis has agreed under the Merger Agreement that, during the period from the date thereof to the Effective Time, Pyxis will not, without the prior written consent of Cardinal, take any action that could result in the representations and warranties set forth above becoming false or inaccurate, or, unless the Pyxis Board of Directors concludes in good faith on the basis of the advice of its outside counsel, that the failure to take such action would violate the fiduciary obligations of the Board of Directors under applicable law, to otherwise terminate, amend, modify or make inapplicable as to any person or entity, or exempt any person from or take any action that would qualify any tender or exchange offer as a "Permitted Offer" under, the Rights Agreement or redeem the rights issued thereunder. See "The Merger -- Pyxis Rights Agreement Amendment" and "Comparison of Shareholder Rights -- Rights Agreement."

CERTAIN LITIGATION

     In February 1996, four purported class action lawsuits were filed in the Delaware Court of Chancery against Pyxis, the Pyxis directors and Cardinal alleging that the defendants breached their fiduciary duties to the Pyxis Stockholders by agreeing to sell Pyxis at an unfair and inadequate price; by agreeing to the granting of the Option; by agreeing to an allegedly unfair exchange ratio; and by agreeing to the proposed Merger without having conducted an "auction process or active market check." See "The Merger -- Certain Litigation."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Pyxis expects to receive an opinion from Pillsbury Madison & Sutro LLP to the effect that if the Merger is consummated in accordance with the terms of the Merger Agreement, no gain or loss will be recognized by Pyxis or the Pyxis Stockholders (except to the extent such holders receive cash in lieu of fractional Cardinal Common Shares) for Federal income tax purposes. This opinion is based upon and is subject to, among other things, customary representations made to Pillsbury Madison & Sutro LLP. See "Certain Federal Income Tax Consequences."

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, shares of Pyxis Common Stock, which are issued by a Delaware corporation, will be converted into the right to receive Cardinal Common Shares, which are issued by an Ohio corporation. There are differences between the rights of Pyxis Stockholders and the rights of Cardinal Shareholders. These differences result from (i) differences between Ohio and Delaware law, and (ii) differences between the governing instruments of Pyxis and Cardinal. See "Comparison of Shareholder Rights."

                      SUMMARY HISTORICAL AND UNAUDITED PRO
                          FORMA FINANCIAL INFORMATION

PYXIS SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information of Pyxis set forth below has been derived from and should be read in conjunction with the audited consolidated financial statements and other financial information of Pyxis incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                                      FISCAL YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------------
                                        1991        1992         1993         1994       1995 (1)(3)
                                       -------     -------     --------     --------     -----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Total revenues.......................  $13,443     $46,262     $100,171     $142,059      $ 202,887
Net income (loss)....................  $  (673)    $11,896     $ 25,517     $ 34,587      $  34,859
Earnings (loss) per common share(2):
  Primary............................  $ (0.03)    $  0.38     $   0.68     $   0.92      $    0.93
  Fully diluted......................       --        0.37         0.68         0.92           0.93
Cash dividends declared per common
  share..............................  $    --     $    --     $     --     $     --      $      --
BALANCE SHEET DATA:
Total assets.........................  $17,034     $97,875     $149,909     $212,219      $ 336,218
Long-term obligations................    1,016       1,354          258           86          2,943
Stockholders' equity.................   14,539      85,634      115,962      153,581        197,332

---------------
(1) Amounts reflect the business combination with Allied in August 1995, which was accounted for using the purchase method. See Note 10 of "Notes to Consolidated Financial Statements" in the 1995 Pyxis Form 10-K, which is incorporated by reference in this Joint Proxy Statement/Prospectus.

(2) Earnings (loss) per common share have been adjusted to give retroactive effect to a two-for-one stock split by Pyxis in February 1994.

(3) In 1995, Pyxis recorded a charge related to reorganization and workforce reduction costs of approximately $1.2 million ($0.7 million, net of tax). Excluding the effects of these costs, net earnings and earnings per common share would have been approximately $35.6 million and $0.95, respectively, for the year ended December 31, 1995.

CARDINAL SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information of Cardinal set forth below has been derived from audited financial statements and other financial information. The financial information reflects Cardinal's business combination with MSI as reported in Cardinal's Form 8-K dated January 10, 1996, and should be read in conjunction with the audited financial statements and other financial information of Cardinal incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                             FISCAL YEAR ENDED(1)                            SIX MONTHS ENDED(1)
                        --------------------------------------------------------------   ---------------------------
                        MARCH 31,    MARCH 31,    MARCH 31,     JUNE 30,     JUNE 30,    DECEMBER 31,   DECEMBER 31,
                           1991         1992       1993(2)      1994(2)        1995          1994         1995(2)
                        ----------   ----------   ----------   ----------   ----------   ------------   ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT
  DATA:
Net revenues..........  $2,836,846   $3,720,632   $4,676,277   $5,838,574   $7,859,919    $3,831,395     $4,178,765
Earnings available for
  common shares before
  cumulative effect of
  change in accounting
  principle...........      26,683       36,730       50,229       47,990      101,000        44,652         42,206
Earnings per common
  share before
  cumulative effect of
  change in accounting
  principle(3):
    Primary...........  $     0.70   $     0.89   $     1.22   $     1.04   $     2.07    $     0.93     $     0.86
    Fully diluted.....        0.70         0.88         1.18         1.04         2.07          0.93           0.86
Cash dividends
  declared per common
  share(3)............  $     0.05   $     0.06   $     0.07   $     0.10   $     0.12    $     0.06     $     0.06
BALANCE SHEET DATA:
Total assets..........  $  846,821   $1,002,550   $1,160,291   $1,467,138   $1,919,676    $1,975,031     $2,101,584
Long-term
  obligations.........     213,938      304,895      275,741      210,038      209,202       209,758        208,690
Redeemable preferred
  stock...............      18,320       19,560       20,400           --           --            --             --
Shareholders'
  equity..............     230,058      265,398      305,411      435,615      623,686       571,280        666,817

---------------
(1) Amounts reflect business combinations in fiscal 1991, 1992, 1994, 1995, and in the six months ended December 31, 1994 and 1995. The most significant of these business combinations have been accounted for as poolings-of-interests transactions and, accordingly, prior period amounts have been restated to retroactively reflect these combinations. For those business combinations which were accounted for as purchase transactions, the pro forma effect as if these transactions had occurred at the beginning of the respective periods would not have been significantly different.

(2) In the six months ended December 31, 1995, Cardinal recorded a charge to reflect estimated merger costs of approximately $16.4 million ($11.8 million, net of tax) in connection with the business combination of Cardinal with MSI in November 1995 (the "MSI Merger"), including fees and transaction costs related to the combination and other costs associated with the revaluation of certain operating assets and integration of Cardinal's and MSI's business operations. In fiscal 1994, Cardinal recorded a charge to reflect estimated merger costs of approximately $35.9 million ($28.2 million, net of tax) in connection with the business combination of Cardinal with Whitmire Distribution Corporation ("Whitmire") in February 1994 (the "Whitmire Merger"), including fees and transaction costs related to the combination and other costs associated with the integration of Cardinal's and Whitmire's business operations. During fiscal 1993, Cardinal received a termination fee of approximately $13.5 million, resulting from the termination by Durr-Fillauer Medical, Inc. of its agreement to merge with Cardinal. During fiscal 1993, Cardinal also recorded charges totaling approximately $13.7 million, primarily related to the closing of certain non-core operations and the integration, standardization and improvement of selected distribution operations, information systems and support functions. In addition, the modification of the terms of certain Whitmire stock options in fiscal 1993 resulted in a one-time stock option compensation charge of approximately $5.2 million. Collectively, these items are referred to as "unusual items." See Note 3 of "Notes to Consolidated Financial Statements" in Cardinal's Form 10-Q for the quarter ended December 31, 1995 and Note 2 of "Notes to Supplemental Consolidated Financial Statements" in Cardinal's Form 8-K dated January 10, 1996. Both documents are incorporated by reference in this Joint Proxy Statement/Prospectus.

    The following supplemental information, presented for purposes of facilitating meaningful comparisons to ongoing operations and to other companies, summarizes the results of operations of Cardinal, adjusted to reflect the elimination of the effect of the unusual items discussed above and the redemption of Whitmire's preferred stock pursuant to the terms of the Whitmire Merger. Solely for purposes of the summary presented below, such redemption is assumed to have been funded from the liquidation of investments in tax-exempt marketable securities.

                                                         FISCAL YEAR ENDED
                                                   -----------------------------          SIX MONTHS ENDED
                                                    MARCH      JUNE                  ---------------------------
                                                     31,        30,     JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                                     1993      1994       1995           1994           1995
                                                   --------   -------   --------     ------------   ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
    Earnings available for common shares before
      cumulative effect of change in accounting
      principle, excluding unusual items.........  $55,423    $77,103   $101,000       $ 44,652       $ 54,006
    Earnings per common share before cumulative
      effect of change in accounting principle,
      excluding unusual items:
        Primary..................................  $  1.35    $  1.68   $   2.07       $   0.93       $   1.10
        Fully diluted............................     1.29       1.67       2.07           0.93           1.10

     Earnings as presented above are reconciled to the amounts in the preceding table as follows:

                                                                  FISCAL YEAR ENDED
                                                                 --------------------     SIX MONTHS ENDED
                                                                  MARCH        JUNE       ----------------
                                                                   31,          30,         DECEMBER 31,
                                                                   1993        1994             1995
                                                                 --------     -------     ----------------
                                                                              (IN THOUSANDS)
    Earnings available for common shares as reported, before
      cumulative effect of change in accounting principle......  $50,229      $47,990         $ 42,206
    Supplemental adjustments:
      Merger costs.............................................                28,180           11,800
      Preferred stock redemptions..............................    2,876        1,205
      Interest adjustment on preferred stock...................     (575)        (272)
      Termination fee..........................................   (7,163)
      Restructuring charge.....................................    7,265
      Stock option charge......................................    2,791
                                                                 -------      -------          -------
    Earnings as supplementally adjusted........................  $55,423      $77,103         $ 54,006
                                                                 =======      =======          =======

(3) Earnings and cash dividends per share have been adjusted to give retroactive effect to stock dividends and stock splits.

UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL INFORMATION

     The unaudited pro forma combined summary financial information of Cardinal and Pyxis set forth below gives effect to the Merger under the pooling-of-interests accounting method, and assumes that the Merger had occurred at the beginning of the periods presented. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at such time, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined summary financial information should be read in conjunction with the "Unaudited Pro Forma Combined Financial Information" included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined earnings statement data does not consider the estimated Merger expenses (approximately $30 million, net of tax) as discussed in Note 2 to the "Unaudited Pro Forma Combined Financial Information."

                                                  FISCAL YEAR ENDED (1)                 SIX MONTHS ENDED (1)(2)(7)
                                       -------------------------------------------     -----------------------------
                                       MARCH 31,        JUNE 30,         JUNE 30,      DECEMBER 31,     DECEMBER 31,
                                        1993(3)       1994(2)(3)(7)     1995(2)(7)         1994           1995(3)
                                       ----------     -------------     ----------     ------------     ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Net revenues.........................  $4,734,636       $5,960,792      $8,021,765      $3,908,167       $4,296,578
Earnings available for common shares
  before cumulative effect of change
  in accounting principle, excluding
  estimated Pyxis merger expenses....      65,086           79,825         137,534          62,579           58,458
Earnings per common share before
  cumulative effect of change in
  accounting principle, excluding
  estimated Pyxis merger
  expenses(4)(6):
    Primary..........................  $     1.19       $     1.30      $     2.14      $     0.98       $     0.90
    Fully diluted....................        1.16             1.30            2.14            0.98             0.90
Cash dividends declared per common
  share(5)...........................  $     0.07       $     0.10      $     0.12      $     0.06       $     0.06
BALANCE SHEET DATA:
Total assets.........................                                                                    $2,428,838
Long-term obligations................                                                                       211,633
Shareholders' equity.................                                                                       834,149

---------------
(1) The unaudited pro forma combined earnings statement data presents the consolidated statements of earnings of Cardinal for the fiscal years ended March 31, 1993, June 30, 1994 and June 30, 1995 and the six months ended December 31, 1994 and 1995, combined with the statements of earnings of Pyxis for the twelve months ended March 31, 1993, June 30, 1994 and June 30, 1995 and six months ended December 31, 1994 and 1995. The unaudited pro forma combined balance sheet data presents the balance sheet of Cardinal at December 31, 1995 combined with the balance sheet of Pyxis at December 31, 1995 and is adjusted to reflect the estimated Pyxis merger expenses of approximately $30 million, net of tax. See Note 2 of "Notes to Pro Forma Combined Financial Information." As discussed in Note 1 of "Notes to Pro Forma Combined Financial Information" included elsewhere in this Joint Proxy Statement/Prospectus, the pro forma combined summary financial information includes the financial data of Pyxis for the twelve month periods that correspond with Cardinal's fiscal year end which changed from March 31 to June 30 in 1994.

(2) Amounts reflect business combinations in fiscal 1994 and 1995 and for the six months ended December 31, 1994 and 1995.

(3) Amounts reflect the effect of unusual items recorded by Cardinal in the fiscal years ended March 31, 1993 and June 30, 1994, and by Cardinal and Pyxis for the six months ended December 31, 1995. The following pro forma supplemental information summarizes the pro forma results of Cardinal and Pyxis, adjusted to reflect the elimination of the effect of the unusual items discussed in Note 2 of "Cardinal

    Summary Historical Financial Information" and Note 3 of "Pyxis Summary Historical Financial Information."

                                                        FISCAL YEAR ENDED               SIX MONTHS ENDED
                                                 -------------------------------   ---------------------------
                                                 MARCH 31,   JUNE 30,   JUNE 30,   DECEMBER 31,   DECEMBER 31,
                                                   1993        1994       1995         1994           1995
                                                 ---------   --------   --------   ------------   ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
    Pro forma earnings available for common
      shares before cumulative effect of change
      in accounting principle, excluding
      estimated Pyxis merger expenses and
      unusual items............................   $70,280    $108,938   $137,354     $ 62,579       $ 70,953
    Pro forma earnings per common share before
      cumulative effect of change in accounting
      principle, excluding estimated Pyxis
      merger expenses and unusual items:
        Primary................................   $  1.29    $   1.77   $   2.14     $   0.98       $   1.10
        Fully diluted..........................      1.25        1.77       2.14         0.98           1.10

(4) Earnings per common share have been adjusted to give retroactive effect to a two-for-one stock split in the form of a stock dividend paid by Pyxis in February 1994 and a 25% stock split in the form of a stock dividend paid by Cardinal in June 1994.

(5) Cash dividends declared per common share represent the historical dividends of Cardinal for all periods presented and exclude all dividends paid by entities with which Cardinal has merged. Pyxis paid no dividends during these periods. Cash dividends declared per common share have been adjusted to give retroactive effect to a 25% stock split in the form of a stock dividend paid by Cardinal on June 30, 1994.

(6) Earnings per common share amounts assume the conversion of each share of Pyxis Common Stock into 0.406557 Cardinal Common Shares. See "The Merger Agreement -- Merger Consideration."

(7) Amounts do not reflect the pro forma effects of the acquisition of Allied by Pyxis in August 1995, which pro forma effects are not significant.

                           COMPARATIVE PER SHARE DATA

     Set forth below are earnings, cash dividends declared and book value per share data for Cardinal and Pyxis on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Pyxis. Pro forma combined earnings per share are derived from the Unaudited Pro Forma Combined Financial Information presented elsewhere in this Joint Proxy Statement/Prospectus, which gives effect to the Merger under the pooling-of-interests accounting method. Pro forma combined cash dividends declared per share reflect Cardinal cash dividends per share declared in the periods indicated and exclude all dividends paid by all entities with which Cardinal has merged. Book value per share for the pro forma combined presentation is based upon outstanding Cardinal Common Shares, adjusted to include Cardinal Common Shares to be issued in the Merger for outstanding shares of Pyxis Common Stock at the Effective Time. The per share equivalent pro forma combined data for shares of Pyxis Common Stock is based on the assumed conversion of each share of Pyxis Common Stock into 0.406557 Cardinal Common Shares. See "The Merger Agreement -- Merger Consideration." The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Cardinal and Pyxis incorporated by reference in this Joint Proxy Statement/Prospectus and the "Unaudited Pro Forma Combined Financial Information" and the notes thereto presented elsewhere herein. See "Incorporation of Certain Documents by Reference."

                                                       FISCAL YEAR ENDED
                                                          DECEMBER 31,
                                               ----------------------------------
                                                  1993          1994        1995
                                               -----------     -------     ------
PYXIS -- HISTORICAL(1):
Net income per common share
  Primary....................................     $0.68         $0.92      $ 0.93
  Fully diluted..............................      0.68          0.92        0.93
Book value per share.........................                                5.41

                                                                                         SIX MONTHS
                                                FISCAL YEAR        FISCAL YEAR              ENDED
                                                   ENDED          ENDED JUNE 30,        DECEMBER 31,
                                                 MARCH 31,      ------------------     ---------------
                                                  1993(1)       1994(1)      1995      1994      1995
                                                -----------     -------     ------     -----     -----
CARDINAL -- HISTORICAL(1):
Earnings per common share before cumulative
  effect of change in accounting principle:
     Primary..................................     $1.22         $1.04      $ 2.07     $0.93     $0.86
     Fully diluted............................      1.18          1.04        2.07      0.93      0.86
Cash dividends declared per common share......      0.07          0.10        0.12      0.06      0.06
Book value per share..........................                               12.90               13.71
CARDINAL AND PYXIS -- PRO FORMA
  COMBINED(1)(2)(3):
Earnings per common share before cumulative
  effect of change in accounting principle:
     Primary..................................     $1.19         $1.30      $ 2.14     $0.98     $0.90
     Fully diluted............................      1.16          1.30        2.14      0.98      0.90
Cash dividends declared per common share......      0.07          0.10        0.12      0.06      0.06
Book value per share..........................                               12.21               13.14
EQUIVALENT PRO FORMA COMBINED PER PYXIS
  SHARE(1)(2)(3):
Earnings per common share before cumulative
  effect of change in accounting principle:
     Primary..................................     $0.48         $0.53      $ 0.87     $0.40     $0.37
     Fully diluted............................      0.47          0.53        0.87      0.40      0.37
Cash dividends declared per common share......      0.03          0.04        0.05      0.02      0.02
Book value per share..........................                                4.96                5.34

---------------
(1) Pyxis' historical earnings per common share reflect the effect of an unusual item recorded by Pyxis in the fiscal year ended December 31, 1995. Cardinal's historical earnings per common share before cumulative effect of change in accounting principle reflect the effect of unusual items recorded in the fiscal years ended March 31, 1993 and June 30, 1994 and in the six months ended December 31, 1995. The pro forma combined earnings per common share before cumulative effect of change in accounting principle and the equivalent pro forma earnings per common share before cumulative effect of change in accounting principle reflect unusual items recorded by Cardinal in the fiscal years ended March 31, 1993 and June 30, 1994 and by Cardinal and Pyxis in the six months ended December 31, 1995. See a discussion of these items in Note 2 of "Cardinal Summary Historical Financial Information" and
    Note 3 of "Pyxis Summary Historical Financial Information." Excluding the impact of the unusual items, the amounts would be as follows:

                                           FISCAL YEAR ENDED
                                             DECEMBER 31,
                                  -----------------------------------
                                    1993          1994         1995
                                  ---------     --------     --------
    Pyxis earnings per common
      share, excluding unusual
      items:
         Primary................    $0.68        $ 0.92       $ 0.95
         Fully diluted..........     0.68          0.92         0.95

                                           FISCAL YEAR ENDED                    SIX MONTHS ENDED
                                  -----------------------------------     -----------------------------
                                  MARCH 31,     JUNE 30,     JUNE 30,     DECEMBER 31,     DECEMBER 31,
                                    1993          1994         1995           1994             1995
                                  ---------     --------     --------     ------------     ------------
    Cardinal earnings per common
      share before cumulative
      effect of change in
      accounting principle,
      excluding unusual items:
         Primary................    $1.35        $ 1.68       $ 2.07         $ 0.93           $ 1.10
         Fully diluted..........     1.29          1.67         2.07           0.93             1.10
    Pro forma combined earnings
      per common share before
      cumulative effect of
      change in accounting
      principle, excluding
      estimated Pyxis merger
      expenses and unusual
      items:
         Primary................    $1.29        $ 1.77       $ 2.14         $ 0.98           $ 1.10
         Fully diluted..........     1.25          1.77         2.14           0.98             1.10
    Equivalent pro forma
      combined earnings per
      common share before
      cumulative effect of
      change in accounting
      principle, excluding
      estimated Pyxis merger
      expenses and unusual
      items:
         Primary................    $0.52        $ 0.72       $ 0.87         $ 0.40           $ 0.45
         Fully diluted..........     0.51          0.72         0.87           0.40             0.45

(2) The pro forma combined and the equivalent pro forma combined information (excluding the book value information which is calculated based on the balance sheets of Cardinal and Pyxis at June 30, 1995 and December 31, 1995) present the combination of Cardinal for the fiscal years ended March 31, 1993, June 30, 1994, and June 30, 1995, and the six months ended December 31, 1994 and 1995, combined with the statement of earnings of Pyxis for the twelve months ended March 31, 1993, June 30, 1994, June 30, 1995, and the six months ended December 31, 1994 and 1995.

(3) The pro forma combined and equivalent combined information do not reflect the pro forma effects of the acquisition of Allied by Pyxis in August 1995, which pro forma effects are not significant.

                         MARKET PRICE AND DIVIDEND DATA

     The following table reflects (i) the range of the reported high and low closing or last sale prices of Cardinal Common Shares, as the case may be, on the NYSE Composite Tape or NASDAQ/NM, as the case may be, and the per share dividends paid thereon and (ii) the range of the reported high and low last sale prices of Pyxis Common Stock on the NASDAQ/NM and the per share dividends paid thereon, in each case for the calendar quarters indicated. The information in the table has been adjusted to reflect retroactively all applicable stock splits.

                                        CARDINAL                              PYXIS
                                      COMMON SHARES                       COMMON STOCK
                                    -----------------                   -----------------
                                     HIGH       LOW       DIVIDENDS      HIGH       LOW       DIVIDENDS
                                    ------     ------     ---------     ------     ------     ---------
1993:
  First quarter...................  $23.80     $19.59      $ 0.02       $25.00     $18.38        $--
  Second quarter..................   23.70      20.59        0.02        23.50      17.38         --
  Third quarter...................   30.00      21.80        0.02        28.88      22.88         --
  Fourth quarter..................   38.41      28.80        0.02        38.25      28.00         --
1994:
  First quarter...................  $40.59     $33.30      $ 0.024      $36.88     $22.75        $--
  Second quarter..................   40.80      34.41        0.024       27.00      16.81         --
  Third quarter...................   42.13      36.63        0.03        28.00      17.50         --
  Fourth quarter..................   48.25      41.13        0.03        26.50      16.50         --
1995:
  First quarter...................  $50.88     $44.25      $ 0.03       $23.25     $16.69        $--
  Second quarter..................   47.50      42.25        0.03        25.44      18.88         --
  Third quarter...................   56.50      43.75        0.03        26.31      19.38         --
  Fourth quarter..................   57.88      51.13        0.03        19.38      11.75         --
1996:
  First quarter (through
     March 27, 1996)..............   [    ]     [    ]       [    ]      [    ]     [    ]       $--

     On February 6, 1996, the last full trading day prior to the execution, delivery and public announcement of the Merger Agreement, the closing price of the Cardinal Common Shares was $59.38 per share and the last sale price of the Pyxis Common Stock was $15.75 per share, as reported on the NYSE Composite Tape and the NASDAQ/NM, respectively. The value of Pyxis Common Stock at February 6, 1996, on an equivalent per share basis, was $24.14 (assuming an Exchange Ratio of 0.406557). On March 27, 1996, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, the last sale prices of
Cardinal Common Shares and Pyxis Common Stock were $       per share and
$       per share, respectively, as reported on the NYSE Composite Tape and the
NASDAQ/NM, respectively. Cardinal Shareholders and Pyxis Stockholders are encouraged to obtain current market quotations for Cardinal Common Shares and Pyxis Common Stock.

     Cardinal has applied for the listing of the Cardinal Common Shares to be issued in the Merger on the NYSE.

     On February 14, 1996, Cardinal's Board of Directors declared a dividend on Cardinal Common Shares of $.03 per share, payable on April 15, 1996 to holders of record on April 1, 1996. Cardinal anticipates that it will continue to pay quarterly cash dividends. However, the timing and amount of any future dividends remain within the discretion of the Cardinal Board of Directors and will depend on Cardinal's future earnings, financial condition, capital requirements and other factors.

     Pursuant to the Merger Agreement, Pyxis has agreed that, during the period from the date of the Merger Agreement to the Effective Time, Pyxis will not make, declare or pay any dividend or distribution on the Pyxis Common Stock.

                              THE SPECIAL MEETINGS

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to Cardinal Shareholders in connection with the solicitation of proxies by the Board of Directors of Cardinal for use at the Cardinal Special Meeting to be held on Friday, April 26, 1996, at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio 43016, commencing at 8:00 a.m., local time, and at any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus is also being furnished to Pyxis Stockholders in connection with the solicitation of proxies by the Board of Directors of Pyxis for use at the Pyxis Special Meeting to be held on Friday, April 26, 1996, at Pyxis' corporate offices at 9380 Carroll Park Drive, San Diego, California 92121, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus, the Letter to Cardinal Shareholders, the Notice of the Cardinal Special Meeting and the form of proxy for use at the Cardinal Special Meeting are first being mailed to Cardinal Shareholders on or about March , 1996. This Joint Proxy Statement/Prospectus, the Letter to Pyxis Stockholders, the Notice of the Pyxis Special Meeting and the form of proxy for use at the Pyxis Special Meeting are first being mailed to Pyxis Stockholders on
or about March   , 1996.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     Cardinal Special Meeting. At the Cardinal Special Meeting, Cardinal Shareholders will consider and vote on:

          1. The Merger Proposal, which is a proposal to approve, authorize and adopt the Merger Agreement pursuant to which among other things, (i) Subcorp will be merged with and into Pyxis with the result that Pyxis becomes a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of Pyxis, if any, which will be cancelled) of Pyxis Common Stock will be converted into a number of Cardinal Common Shares as determined pursuant to the share exchange formula set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

          2. Such other business as may properly come before the Cardinal Special Meeting.

     Pyxis Special Meeting. At the Pyxis Special Meeting, Pyxis Stockholders will consider and vote on:

          1. The Merger Proposal.

          2. Such other business as may properly come before the Pyxis Special Meeting.

RECORD DATE; VOTE REQUIRED; VOTING AT THE MEETINGS

     Cardinal. The Board of Directors of Cardinal has fixed March 28, 1996, as the Cardinal Record Date for determination of Cardinal Shareholders entitled to notice of and to vote at the Cardinal Special Meeting. Accordingly, only holders of Cardinal Common Shares of record at the close of business on March 28, 1996, will be entitled to notice of and to vote at the Cardinal Special Meeting. Each holder of record of Cardinal Common Shares on the Cardinal Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Cardinal Special Meeting. As of the Cardinal Record Date,
there were approximately           Cardinal Common Shares outstanding and
entitled to vote which were held by approximately      holders of record.

     Pursuant to Cardinal's Articles of Incorporation, as amended and restated (the "Cardinal Articles"), the Code of Regulations of Cardinal, as amended and restated (the "Cardinal Regulations"), and applicable law, the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding and entitled to vote thereon is required to approve, authorize and adopt the Merger Proposal. As of the Cardinal Record Date, the directors and executive officers of Cardinal and certain of their affiliates may be deemed to be beneficial
owners of approximately      % of the outstanding Cardinal Common Shares and
each such person has advised Cardinal that such person intends to vote in favor of the Merger Proposal.

     Pyxis. The Board of Directors of Pyxis has fixed March 27, 1996, as the Pyxis Record Date for determination of Pyxis Stockholders entitled to notice of and to vote at the Pyxis Special Meeting. Accordingly, only holders of Pyxis Common Stock of record at the close of business on March 27, 1996, will be entitled to notice of and to vote at the Pyxis Special Meeting. Each holder of record of Pyxis Common Stock on the Pyxis Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the
Pyxis Special Meeting. As of the Pyxis Record Date, there were      shares of
Pyxis Common Stock outstanding and entitled to vote which were held by
approximately      holders of record.

     Pursuant to Pyxis' Certificate of Incorporation, as amended and restated (the "Pyxis Certificate"), Pyxis' Bylaws (the "Pyxis Bylaws") and applicable law, the affirmative vote of the holders of a majority of the shares of Pyxis Common Stock outstanding and entitled to vote thereon is required to approve and adopt the Merger Proposal. As of the Pyxis Record Date, the directors and executive officers of Pyxis and certain of their affiliates may be deemed to be
beneficial owners of      % of the outstanding shares of Pyxis Common Stock and
each such person has advised Pyxis that such person intends to vote in favor of the Merger Proposal. In addition, certain directors of Pyxis and certain of their affiliates, who as of the Pyxis Record Date beneficially owned in the aggregate approximately 6% of the outstanding Pyxis Common Stock, have each agreed to vote or direct the vote of all Pyxis Common Stock over which such person or such person's affiliates have voting power or control in favor of the Merger Proposal.

VOTING OF PROXIES

     All Cardinal Shareholders and Pyxis Stockholders who are entitled to vote and are represented at the Cardinal Special Meeting (in the case of Cardinal Shareholders) or at the Pyxis Special Meeting (in the case of Pyxis Stockholders) by properly executed proxies received prior to or at such meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Proposal.

     If any other matters are properly presented at the Cardinal Special Meeting (in the case of Cardinal Shareholders) or at the Pyxis Special Meeting (in the case of Pyxis Stockholders) for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). Neither Cardinal nor Pyxis is aware of any matters expected to be presented at its respective meeting other than as described in its respective Notice of Special Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing (including by telegram or telecopy) with the Secretary of Cardinal or the Secretary of Pyxis, as the case may be, before the taking of the vote at the relevant meeting, a written notice of revocation bearing a later date than the date of the proxy or, in the case of a proxy for Cardinal Common Shares, by giving notice of revocation in open meeting, (ii) duly executing a later-dated proxy relating to the same shares and delivering (including by telegram or telecopy) it to the Secretary of Cardinal or the Secretary of Pyxis, as the case may be, before the taking of the vote at the relevant meeting, or (iii) attending the relevant meeting and voting in person. In order to vote in person at either the Cardinal Special Meeting or the Pyxis Special Meeting, Cardinal Shareholders and Pyxis Stockholders must attend the relevant meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the meeting as follows:

             (i) in the case of Cardinal Shareholders, to Cardinal Health, Inc., 5555 Glendon Court, Dublin, Ohio 43016, Telecopy: (614) 717-8919,
        Attention: Corporate Secretary; and

             (ii) in the case of Pyxis Stockholders, to Pyxis Corporation, 9380 Carroll Park Drive, San Diego, California 92121, Telecopy: (619) 625-6684, Attention: Corporate Secretary.

     Cardinal Shareholders and Pyxis Stockholders who require assistance in changing or revoking a proxy should contact, in the case of Cardinal Shareholders, Morrow & Co., Inc., or, in the case of Pyxis Stockholders, Georgeson & Company Inc., in each case at the address or phone number(s) provided in this Joint Proxy Statement/Prospectus under the caption "Available Information."

     Pursuant to the Cardinal Articles and applicable law, broker non-votes and abstaining votes will not be counted in favor of the Merger Proposal. Since the Merger Proposal requires the affirmative vote of a majority of the outstanding Cardinal Common Shares, abstentions and broker non-votes will have the same effect as votes against such proposal.

     Pursuant to the Pyxis Certificate and applicable law, broker non-votes and abstaining votes will not be counted in favor of the Merger Proposal. Since the Merger Proposal requires the affirmative vote of a majority of the outstanding Pyxis Common Stock, abstentions and broker non-votes will have the same effect as votes against such proposal.

SOLICITATION OF PROXIES

     The expenses of the respective solicitations for the Cardinal and Pyxis Special Meetings, including the cost of printing and distributing this Joint Proxy Statement/Prospectus and the forms of proxy, will be borne by Cardinal and Pyxis, subject to each party's obligation to reimburse the other for its expenses under certain circumstances. See "The Merger Agreement -- Termination; Effect of Termination." In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Cardinal and Pyxis in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Cardinal has retained Morrow & Co., Inc. at an estimated cost of $10,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Pyxis has retained Georgeson & Company Inc. at an estimated cost of $7,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by Cardinal and Pyxis with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Cardinal and Pyxis will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Cardinal. The Board of Directors of Cardinal has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Cardinal and the Cardinal Shareholders. Accordingly, the Cardinal Board of Directors recommends that Cardinal Shareholders vote FOR the approval and adoption of the Merger Agreement.

     Pyxis. The Board of Directors of Pyxis has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Pyxis and the Pyxis Stockholders. Accordingly, the Pyxis Board of Directors recommends that Pyxis Stockholders vote FOR the approval and adoption of the Merger Agreement.

APPRAISAL RIGHTS

     Cardinal Shareholders. Pursuant to Section 1701.84 of the Ohio Revised Code, Cardinal Shareholders at the Cardinal Record Date who follow certain statutory procedures set forth in Section 1701.85 of the Ohio Revised Code have the right to demand payment of the "fair cash value" of their Cardinal Common Shares if the Merger is consummated. See "Rights of Dissenting
Shareholders -- Cardinal Shareholders." Section 1701.85 of the Ohio Revised Code is set forth in Annex D to this Joint Proxy Statement/Prospectus.

     Pyxis Stockholders. Pyxis Stockholders will not be entitled to any appraisal rights under Delaware law or any other statute in connection with the Merger. See "Rights of Dissenting Shareholders -- Pyxis Stockholders."

                                   THE MERGER

BACKGROUND OF THE MERGER

     Cardinal and Pyxis have a long-standing business relationship as a result of the interaction between Cardinal's drug distribution business and Pyxis' manufacture, design, sale and service of automated drug and supply dispensing equipment used by hospitals and alternate care centers. However, prior to the execution of the Merger Agreement, Cardinal and Pyxis had never sought to enter into any type of business combination.

     Although discussed from time to time in connection with long-term strategic planning, historically the Board of Directors of Pyxis has not sought or invited proposals from third parties to acquire Pyxis. Rather, since Pyxis became a publicly traded company in July 1992, the Pyxis Board has followed a long-term strategic objective of internal growth and diversification of Pyxis as a public company. However, between July 1995 and early February 1996, as a result of several factors, Pyxis engaged in serious discussions with two third parties, each of which contacted Pyxis expressing interest in pursuing a strategic merger with Pyxis. These discussions were terminated by each of the two potential third party acquirors without any agreement having been reached between Pyxis and either such party. In connection with these expressions of interest and the ensuing discussions, in July 1995, Pyxis engaged DLJ as its financial advisor on the terms set forth in DLJ's engagement letter. See "The Merger -- Opinion of Pyxis' Financial Advisor."

     As part of its growth strategy, Cardinal continuously evaluates and maintains a variety of contacts with potential candidates for business combinations. In November 1995, while he was in southern California for an industry meeting, Cardinal's Chairman visited Pyxis' Chairman to introduce himself and discuss how Cardinal and Pyxis might be able to expand their business relationship. Later in November, the two Chairmen met on two separate occasions in different locations and during those meetings the subject of Cardinal pursuing a possible acquisition of Pyxis was raised. After these meetings, a representative of Pyxis indicated to a representative of Cardinal that Pyxis would not be interested in pursuing any additional discussions unless Cardinal and Pyxis entered into a mutually acceptable confidentiality agreement that would permit Pyxis and Cardinal to exchange information about their respective businesses. During the last week of November 1995, representatives of Pyxis and Cardinal negotiated the terms of a confidentiality agreement and scheduled a meeting involving senior members of Cardinal's and Pyxis' management and their respective advisors for early December, at which time Cardinal and Pyxis entered into the confidentiality agreement.

     At a regularly scheduled meeting of the Cardinal Board of Directors held in mid-November 1995, the Cardinal Board was advised of the contacts with Pyxis and the subject matter of the initial discussions. At a special board of directors meeting in early December 1995, the Pyxis Board was advised of the contacts with Cardinal and the status of the exploratory discussions to date. At this meeting, the Pyxis Board authorized management to continue exploratory discussions with Cardinal. In addition, at this meeting, the Pyxis Board reaffirmed its determination that Pyxis was not for sale and that any business combination with a third party must be consistent with and in furtherance of Pyxis' long-term strategic objectives.

     During the period from mid-December 1995 through February 7, 1996, representatives of Pyxis and Cardinal and their respective advisors discussed the possibility of a business combination and conducted substantial due diligence of each other's businesses and operations. As a result of these discussions, representatives of Cardinal indicated to representatives of Pyxis that Cardinal would be willing to consider a business combination with Pyxis in which all outstanding shares of Pyxis Common Stock would be exchanged for Cardinal Common Shares in a transaction structured to qualify as a tax-free reorganization under the Code and accounted for under the pooling-of-interests method pursuant to a fixed exchange ratio to be negotiated based upon the market price of the Cardinal Common Shares. Although representatives of Pyxis were dissatisfied with Cardinal's initial indications of the value it was prepared to offer to acquire Pyxis, discussions between Pyxis and Cardinal continued.

     In early February, 1996, the Pyxis Board met to receive a preliminary report on Pyxis' due diligence review and the results of the continuing discussions with Cardinal. At the meeting, the Pyxis Board considered the salient terms of a possible transaction with Cardinal, including the terms of a stock option agreement and support/voting agreements (the execution of which Cardinal had indicated would be a condition to its entering into a definitive agreement to effect a combination with Pyxis), which had been discussed between the representatives of Pyxis and Cardinal. The Board also considered DLJ's preliminary analysis of a combination of the businesses of Pyxis and Cardinal from a financial point of view and the alternatives to effecting such a transaction with Cardinal. Based on its review at the meeting, the Pyxis Board authorized its representatives to continue to pursue a potential business combination with Cardinal, subject to the negotiation of a definitive merger agreement and related agreements containing an exchange ratio and other terms satisfactory to the Pyxis Board.

     Also, in early-February 1996, the possibility of a transaction between Cardinal and Pyxis was discussed at a special meeting of the Cardinal Board of Directors and the Cardinal Board discussed with management and its legal and financial advisors certain business and financial information relating to Pyxis, the potential pro forma impact of such transaction on Cardinal and the possible terms of such transaction. At such meeting, the Cardinal Board authorized Cardinal management to continue discussions concerning a possible business combination with Pyxis.

     During the first week of February, senior members of Pyxis management, together with Pyxis' representatives who had been authorized by the Pyxis Board to negotiate with Cardinal, conferred with representatives of Cardinal and Cardinal's senior management and negotiated the detailed terms, provisions and conditions of the Merger Agreement, and of the Stock Option Agreement and the Support/Voting Agreements. At the same time, representatives of Cardinal and Pyxis completed their due diligence of each other's businesses. Late in these discussions, the terms of the Exchange Ratio were negotiated.

     A special meeting of the Cardinal Board was held after the close of business on February 6, 1996 to consider the terms of the proposed transaction with Pyxis. At this meeting, the Cardinal Board discussed in detail the terms of the possible transaction and after discussions with management and Cardinal's legal and financial advisors, the Cardinal Board received Smith Barney's oral opinion (subsequently confirmed by delivery of a written opinion dated February 7, 1996) to the effect that, as of such dates and based upon and subject to certain matters stated therein, the Exchange Ratio was fair to Cardinal from a financial point of view. Following further discussions, the Cardinal Board determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of Cardinal and the Cardinal Shareholders, approved the Merger Agreement and the transactions contemplated thereby, subject to the approval of the transaction by Pyxis, and recommended that Cardinal Shareholders approve the Merger and the Merger Agreement. See "-- Reasons for the Merger; Recommendations of the Boards of Directors -- Cardinal."

     At a special meeting held on February 4, 1996, and at the two sessions of a special meeting held on February 6, 1996, the Pyxis Board received detailed reports of the status of the continuing negotiations with Cardinal and the terms and provisions of the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreements as negotiated by Pyxis' representatives, including the Exchange Ratio. In addition, the Pyxis Board reviewed the Rights Agreement Amendment which needed to be entered into prior to the execution of the Merger Agreement or the Stock Option Agreement. At the second session of the special meeting held late on February 6, 1996, Pyxis' Board, after receiving presentations from Pyxis' financial and legal advisors, received DLJ's written opinion that the Exchange Ratio was fair, from a financial point of view, to the Pyxis Stockholders. The Pyxis Board then determined that the terms of the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, Pyxis and its stockholders, and accordingly, the Pyxis Board unanimously approved the Rights Agreement Amendment, the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreements and resolved to recommend that the Pyxis Stockholders vote for the approval and adoption of the Merger Agreement at a special meeting of Pyxis Stockholders to be held for that purpose. See " -- Reasons for the Merger; Recommendation of the Boards of Directors -- Pyxis." One Pyxis director, Howard E. Greene, Jr., resigned from the Pyxis Board of Directors prior to the February 6, 1996 special meeting and did not participate in the decision to approve the proposed transaction with Cardinal.

     On Wednesday, February 7, 1996, the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreements were executed, and the parties issued a joint press release announcing the

Merger. In addition, prior to the execution of the Merger Agreement and the Stock Option Agreement, Pyxis and the Rights Agent entered into the Rights Agreement Amendment.

     In February 1996, four purported class action lawsuits were filed in the Delaware Court against Pyxis, the Pyxis directors and Cardinal alleging that the defendants breached their fiduciary duties to the Pyxis Stockholders by agreeing to sell Pyxis at an unfair and inadequate price; by agreeing to the granting of the Option; by agreeing to an allegedly unfair exchange ratio; and by agreeing to the proposed Merger without having conducted an "auction process or active market check." Defendants believe that the complaints in such stockholder actions are without merit. See "The Merger -- Certain Litigation."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Pyxis. In the course of reaching its decision to approve the Merger Agreement and each of the transactions contemplated thereby, the Board of Directors of Pyxis consulted with Pyxis' legal and financial advisors as well as with Pyxis' management, and considered a number of factors, including (i) the Pyxis Board's view that larger diversified companies will be better able to compete effectively in the rapidly changing and increasingly competitive health care industry, (ii) Cardinal's presence in, and knowledge of, the acute care hospital market, the market into which Pyxis systems are principally sold, (iii) the opportunity the Merger will afford to accelerate the growth in sales of existing and new products and services through the companies' combined operations, (iv) the strong management team at Cardinal, (v) the terms and conditions of the proposed Merger, including the premium to be paid and the tax-free nature of the transaction to the Pyxis Stockholders, (vi) information regarding historical market prices and other information with respect to the common stock of each of Pyxis and Cardinal, (vii) the prospects for positive long-term performance of Cardinal Common Shares, balanced with the potential for more limited volatility in such stock in comparison to Pyxis Common Stock,
(viii) the presentation of Pyxis' financial advisor, DLJ, and the written opinion of such firm to the effect that the Exchange Ratio was fair, from a financial point of view, to the Pyxis Stockholders, and (ix) the Pyxis Board's assessment of Pyxis' strategic alternatives to the Merger, including remaining an independent company, conducting acquisitions, and merging or consolidating with a party or parties other than Cardinal.

     The foregoing discussion of the factors considered by the Pyxis Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Pyxis Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

     FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF PYXIS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, PYXIS AND THE PYXIS STOCKHOLDERS. ACCORDINGLY, THE PYXIS BOARD OF DIRECTORS RECOMMENDS THAT PYXIS STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Cardinal. In the course of reaching its decision to approve the Merger Agreement and each of the transactions contemplated thereby, the Board of Directors of Cardinal consulted with Cardinal's legal and financial advisors as well as with Cardinal's management, and considered a number of factors, including (i) the opportunity to continue Cardinal's expansion beyond the purely logistical side of drug wholesaling by offering a combination of value-added logistical, information, marketing and educational services to Cardinal's customers, (ii) Pyxis' strength in the area of hospital pharmacy automation, in terms of its broad range of both customers and product offerings, (iii) the opportunity to enhance Cardinal's ability to provide pharmacy management services to Cardinal's hospital customers, (iv) the financial return anticipated by Cardinal management after the Merger, due to several factors including the higher return on committed capital and return on sales Pyxis has historically earned relative to Cardinal, (v) the ability to achieve the benefits of scale and leverage with respect to investments in new technology, systems and services, (vi) the improvement of Cardinal's ability to support the marketing and distribution needs of pharmaceutical suppliers, (vii) the opportunity to assist health care providers in improving their clinical, financial and administrative manage-ment without increasing costs, and (viii) the strong financial condition of Pyxis (the net debt-to-total capital ratio of the combined companies after the Merger is anticipated to be approximately 11%), which preserves the financial flexibility of Cardinal after the Merger to pursue future growth and acquisition opportunities.

     The Cardinal Board also considered the fact that it is a condition to the consummation of the Merger that the Merger be treated as a pooling-of-interests for financial reporting and accounting purposes, therefore adding no goodwill to Cardinal's balance sheet.

     The foregoing discussion of the factors considered by the Cardinal Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Cardinal Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

     FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF CARDINAL HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND THE CARDINAL SHAREHOLDERS. ACCORDINGLY, THE CARDINAL BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF PYXIS' FINANCIAL ADVISOR

     As part of its role as financial advisor to Pyxis, DLJ was asked to render its opinion to the Pyxis Board as to the fairness, from a financial point of view, to holders of Pyxis Common Stock of the Exchange Ratio to be offered by Cardinal pursuant to the terms of the Merger Agreement. On February 6, 1996, DLJ delivered to the Pyxis Board its written opinion relating to the fairness, from a financial point of view, to the holders of Pyxis Common Stock of the Exchange Ratio.

     THE FULL TEXT OF DLJ'S WRITTEN OPINION DATED FEBRUARY 7, 1996 (THE "DLJ OPINION") IS ATTACHED HERETO AS ANNEX B AND INCORPORATED HEREIN BY REFERENCE. PYXIS STOCKHOLDERS ARE URGED TO READ CAREFULLY THE DLJ OPINION IN ITS ENTIRETY FOR FURTHER INFORMATION AS TO ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE DLJ OPINION WAS PREPARED FOR THE PYXIS BOARD AND IS DIRECTED ONLY TO THE FAIRNESS TO THE HOLDERS OF PYXIS COMMON STOCK, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE AT THE PYXIS MEETING. SEE ANNEX B HERETO.

     The DLJ Opinion does not constitute an opinion as to the prices at which Cardinal Common Shares will trade at any time. The Exchange Ratio was determined by negotiations between Pyxis and Cardinal. No restrictions or limitations were imposed by the Pyxis Board upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ reviewed the Merger Agreement, the Stock Option Agreement, and certain related documents. DLJ also reviewed financial and other information that was publicly available or furnished to it by Pyxis and Cardinal, including information provided during discussions with their respective managements. Included in the information provided in the discussions with the management of Pyxis were certain financial projections of Pyxis for calendar year 1996 prepared by management of Pyxis. In addition, DLJ compared certain financial and securities data of Pyxis and Cardinal with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Pyxis and Cardinal, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

     In rendering the DLJ Opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to DLJ by Pyxis and Cardinal or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections for Pyxis and Cardinal used by DLJ to prepare its analyses, each of the managements of Pyxis and Cardinal informed DLJ that such projections are reasonable and DLJ assumed that they reflected the best currently available estimates and judgments of the respective managements of Pyxis and Cardinal as to the future operating and financial performance of Pyxis and Cardinal, respectively. DLJ did not assume any responsibility for making any independent evaluation of Pyxis' assets or liabilities or any independent verification of any of the information reviewed by DLJ. DLJ also assumed, with Pyxis' consent, that the consummation of the Merger would be recorded as a pooling-of-interests under generally accepted accounting principles.

     The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ Opinion. Although subsequent developments may affect the DLJ Opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion. The DLJ Opinion does not address the relative merits of the Merger or a merger or similar transaction between Pyxis and any other third party.

     The following is a summary of certain factors considered and principal financial analyses performed by DLJ to arrive at the DLJ opinion. DLJ performed certain procedures, including each of the financial analyses described below, and reviewed with the respective managements of Pyxis and Cardinal the assumptions upon which such analyses were based and other factors, including the current and projected financial results of such companies.

     RELATIVE CONTRIBUTION ANALYSIS. DLJ analyzed Pyxis and Cardinal's relative contribution to the combined company with respect to revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT'), net income, total assets, common book value, Equity Value (defined as the market value of the outstanding equity) and Enterprise Value (defined as the market value of the outstanding equity plus debt less cash). As a result of the Merger, and as of December 31, 1995, Pyxis Stockholders would have owned approximately 23.8% of the combined company on a fully diluted basis. In comparison, Pyxis' contribution to Cardinal's pro forma revenue, EBITDA, EBIT and net income for the fiscal year ended June 30, 1995 would have been 2.0%, 22.6%, 24.2% and 26.7%, respectively. Pyxis' contribution to Cardinal's pro forma revenue, EBITDA, EBIT and net income for the fiscal year ending June 30, 1996 is projected to be 2.8%, 20.5%, 21.5% and 23.4%, respectively, and Pyxis' contribution to Cardinal's pro forma revenue, EBITDA, EBIT and net income for the fiscal year ending June 30, 1997 is projected to be 3.0%, 20.8%, 22.0% and 24.4%, respectively. Pyxis' contribution to Cardinal's pro forma total assets, common book value, Equity Value and Enterprise Value at December 31, 1995 would have been 13.0%, 22.9%, 23.8% and 21.9%, respectively. The Equity Value and Enterprise Value for Pyxis were calculated based on an assumed purchase price per share of Pyxis Common Stock equal to $24.29, the product of the per share closing price of Cardinal Common Shares on February 5, 1996 ($59.75) and the Exchange Ratio (the "Assumed Purchase Price"), and the Equity Value and Enterprise Value for Cardinal were calculated based on the per share closing price of Cardinal Common Shares on February 5, 1996. The results of these contribution analyses are not necessarily indicative of the contributions that the respective businesses may have in the future.

     DLJ's analyses of Pyxis' contribution to Cardinal's pro forma results of operations were based on certain financial projections for Pyxis and Cardinal which, as described above, are subject to certain assumptions which DLJ did not independently verify.

     TRANSACTION ANALYSIS. DLJ reviewed publicly available information for twenty-eight selected transactions involving the combination or acquisition of companies in the various segments of the health care services industry during the last three years (the "Comparable M&A Transactions-Set 1"). DLJ reviewed the Enterprise Value of the acquired company as a multiple of revenues, EBITDA and EBIT for the latest reported twelve months ("LTM") prior to the announcement of such transactions, and Equity Value as a multiple of LTM net income.

     The medians of the ratios of Enterprise Value to each of LTM revenues, EBITDA and EBIT in the Comparable M&A Transactions-Set 1 were 1.6x, 12.5x and 17.6x, as compared to the corresponding multiples for Pyxis, based on the Assumed Purchase Price, of 4.4x, 14.9x and 15.8x, respectively. The median of the ratio of Equity Value to LTM net income in the Comparable M&A Transactions-Set 1 was 24.4x, as compared to the corresponding multiple for Pyxis, based on the Assumed Purchase Price, of 25.6x.

     In addition, DLJ reviewed publicly available information for four recent transactions in the health care information systems industry, a subsegment of the health care services industry, over the past several years (the "Comparable M&A Transactions-Set 2" and, together with the Comparable M&A Transactions-Set 1, the "Health Care Service Industry Transactions"). Again, DLJ reviewed the Enterprise Value of the acquired company as a multiple of LTM revenues, EBITDA and EBIT, and Equity Value per share as a multiple of LTM net income.

     The medians of Enterprise Value as a multiple of each of LTM revenues, EBITDA and EBIT in the Comparable M&A Transactions-Set 2 were 5.2x, 20.8x and 29.0x, respectively, as compared to the corresponding multiples for Pyxis, based on the Assumed Purchase Price, of 4.4x, 14.9x and 15.8x, respectively. The median of Equity Value per share as a multiple of LTM net income in the Comparable M&A Transactions-Set 2 was 38.8x, as compared to the corresponding multiple for Pyxis, based on the Assumed Purchase Price, of 25.6x. DLJ considered the focus of Pyxis' business to be different from that of the health care information companies used in this analysis and, as a result, DLJ assigned less weight to this analysis relative to the other analyses performed in connection with the DLJ Opinion.

     None of the companies or transactions used in the foregoing transaction analyses was directly comparable to Pyxis or the proposed transaction.

     STOCK PREMIUM ANALYSIS. DLJ also reviewed publicly available information relating to premiums paid in the Health Care Service Industry Transactions and in twenty-four selected transactions involving mergers and acquisitions (the "Other Transactions") in the $0.5 billion to $1.5 billion range that occurred during the last three years. DLJ reviewed the price paid per share as a premium to the price of the stock of the acquired company one day, one week and one month prior to the announcement of the transaction.

     The medians of the premiums paid to the price per share one day, one week and one month prior to announcement of the Health Care Service Industry Transactions were 31.6%, 37.8% and 40.0%, respectively. The medians of the premiums paid to the price per share one day, one week and one month prior to the Other Transactions were 35.8%, 46.8% and 50.5%, respectively. The premiums represented by the Assumed Purchase Price over the price per share of Pyxis Common Stock one day, one week and one month prior to February 6, 1996, the day that the Pyxis Board voted to approve the Merger, were 54.8%, 61.3% and 61.3%, respectively.

     None of the companies or transactions used in the foregoing stock premium analyses was directly comparable to Pyxis or the proposed transaction.

     ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, DLJ compared selected historical share price and operating and financial ratios for Pyxis to the corresponding data and ratios of the following health care information services companies whose securities are publicly traded: (i) Enterprise Systems, Inc.; (ii) GMIS, Inc.;
(iii) Cerner Corporation; (iv) HBO & Company; (v) HCIA, Inc.; (vi) Health Management Systems, Inc.; (vii) Phamis, Inc.; and (viii) Shared Medical Systems Corporation.

     Such data and ratios included, among other things, Enterprise Value as a multiple of LTM revenues, EBITDA and EBIT, as well as the ratios of the current stock price to LTM 1995 earnings per share ("EPS") and calendar year 1996 estimated EPS (as estimated by research analysts and compiled by Institutional Brokers Estimate Service).

     Such analysis indicated that (i) the median values of Enterprise Value as a multiple of LTM revenues, EBITDA and EBIT as of February 6, 1996, for health care information services companies were 4.9x, 13.7x and 23.7x, respectively, as compared to the corresponding multiples of Pyxis, based on the Assumed Purchase Price, of 4.4x, 14.9x and 15.8x, respectively, and (ii) the median values of the ratios of current stock price to LTM 1995 EPS and calendar year 1996 estimated EPS for health care information services companies were

35.1x and 33.7x, respectively, as compared to the corresponding multiples of Pyxis, based upon the Assumed Purchase Price, of 25.6x and 20.4x, respectively.

     None of the companies or transactions used in this analysis was directly comparable to Pyxis or the proposed transaction. Moreover, DLJ considered the focus of Pyxis' business to be different from that of the companies used in this analysis. As a result, DLJ assigned less weight to this analysis relative to the other analyses performed in connection with the DLJ Opinion.

     STOCK TRADING HISTORY. DLJ examined the history of the trading prices for Cardinal Common Shares from January 27, 1995 to February 2, 1996. During this time period, the closing price range for Cardinal Common Shares was $41.50 to $62.25 per share.

     DISCOUNTED CASH FLOW ANALYSIS. DLJ calculated a range of present values of a share of Pyxis Common Stock utilizing a discounted cash flow ("DCF") methodology. The DCF methodology utilized by DLJ valued Pyxis by estimating the present value of future free cash flows available to the company's equity holders. Free cash flow represents the amount of cash generated by the subject company and available for principal, interest and dividend payments after providing for the ongoing operations of the business. At the end of the projection period, DLJ applied a range of multiples to Pyxis' projected EBITDA to reflect the value of Pyxis for the period beyond the forecasted time horizon. The range of EBITDA multiples considered was 8.0x to 12.0x and the discount rates used ranged from 13.0% to 15.0%. On the basis of such varying assumptions, DLJ calculated a present value of Pyxis Common Stock ranging from $19.99 to $30.61 per share. Such analysis was based upon many factors and assumptions, many of which are beyond the control of Pyxis.

     DLJ based its range of projected EBITDA multiples for Pyxis on certain financial projections of Pyxis and Cardinal which, as described above, are subject to certain assumptions which DLJ did not independently verify.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires DLJ to exercise its professional judgment based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the Merger and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performances, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     The Pyxis Board selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and is familiar with Pyxis, its businesses and the industry in which it operates. As part of its investment banking services, DLJ is regularly involved in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Pursuant to the terms of an engagement letter dated July 28, 1995 (the "Engagement Letter"), Pyxis has paid DLJ $300,000 in connection with delivering the DLJ Opinion and has agreed to pay an additional

$50,000 for each additional or updated opinion delivered by DLJ. In addition, pursuant to the Engagement Letter, Pyxis has agreed to pay to DLJ, upon consummation of a merger, consolidation or other business combination, a fee of 0.5% of the aggregate amount of consideration received by Pyxis and/or the Pyxis Stockholders in connection with such transaction (less any amounts previously paid on account of delivery of any opinion of DLJ, as described above). Pyxis has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the Federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Pyxis believe are customary in transactions of this nature, were negotiated at arms length between Pyxis and DLJ, and the Pyxis Board was aware of such arrangement, including the fact that the substantial majority of DLJ's potential compensation is contingent upon consummation of a merger, consolidation or other business combination.

     In the ordinary course of business, DLJ may actively trade the securities of both Pyxis and Cardinal for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ has performed investment banking and other services for Pyxis in the past, consisting of acting as a co-manager for Pyxis' equity offerings in July 1992 and December 1992 and has been paid usual and customary compensation for such services. DLJ is an indirect, majority-owned subsidiary of The Equitable Companies Incorporated.

OPINION OF CARDINAL'S FINANCIAL ADVISOR

     Smith Barney was retained by Cardinal to act as its financial advisor in connection with the Merger. In connection with such engagement, Cardinal requested that Smith Barney evaluate the fairness, from a financial point of view, to Cardinal of the consideration to be paid by Cardinal in the Merger. At a meeting of the Cardinal Board of Directors held on February 6, 1996 to evaluate the proposed Merger, Smith Barney rendered an oral opinion (subsequently confirmed by delivery of a written opinion dated February 7, 1996) to the Board of Directors of Cardinal to the effect that, as of such dates and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Cardinal.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of Cardinal and certain senior officers and other representatives and advisors of Pyxis concerning the businesses, operations and prospects of Cardinal and Pyxis. Smith Barney examined certain publicly available business and financial information relating to Cardinal and Pyxis as well as certain other financial information and data for Cardinal and Pyxis which were provided to Smith Barney by or otherwise discussed with the respective managements of Cardinal and Pyxis, including analysts' estimates as to the future financial performance of Cardinal and Pyxis and internal budgets of Pyxis. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Cardinal Common Shares and Pyxis Common Stock; the historical and projected earnings and operating data of Cardinal and Pyxis; and the capitalization and financial condition of Cardinal and Pyxis. Smith Barney analyzed certain financial, stock market and other publicly available information relating to the business of a company whose operations Smith Barney considered relevant in evaluating those of Pyxis. Smith Barney also evaluated the potential pro forma financial impact of the Merger on Cardinal. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, the managements of Cardinal and Pyxis advised Smith Barney that such other information and data were prepared on bases reflecting reasonable estimates and judgments as to the expected future financial performance of Cardinal and Pyxis. Smith Barney assumed, with the consent of the Board of Directors of Cardinal, that the Merger will be treated as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles and as a tax-free reorganization for Federal income tax purposes. Smith Barney's opinion relates to the relative values of Cardinal and Pyxis. Smith Barney did not express any opinion as to what the value of the Cardinal Common Shares actually will be when issued to Pyxis stockholders pursuant to the Merger or the price at which the Cardinal Common Shares will trade subsequent to the Merger. In addition, Smith Barney did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cardinal or Pyxis nor did Smith Barney make any physical inspection of the properties or assets of Cardinal or Pyxis. Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Cardinal or the effect of any other transaction in which Cardinal might engage. Although Smith Barney evaluated the Exchange Ratio from a financial point of view to Cardinal, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined by Cardinal and Pyxis through negotiation. No other limitations were imposed by Cardinal on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED FEBRUARY 7, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF CARDINAL COMMON SHARES ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO CARDINAL, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE CARDINAL SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED HERETO AS ANNEX C.

     In preparing its opinion to the Cardinal Board of Directors, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made a number of assumptions with respect to Cardinal, Pyxis, industry performance, general business, economic, market and financial conditions and other matters, some of which are beyond the control of Cardinal and Pyxis. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and financial analyses were only one of many factors considered by the Cardinal Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Cardinal Board of Directors or management with respect to the Exchange Ratio or the proposed Merger.

     SELECTED COMPANY ANALYSIS. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Pyxis and Owen Healthcare, Inc., the only publicly traded company Smith Barney considered comparable to Pyxis (the "Selected Company"). Smith Barney compared market values as multiples of, among other things, estimated calendar 1995 and 1996 net income, and adjusted market values (equity market value, plus total debt and the value of preferred stock, if any, less cash and cash equivalents) as multiples of the latest 12 months net revenue, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Net income projections for the Selected Company were based on consensus estimates of selected investment banking firms and net income projections for Pyxis were based both on consensus estimates of selected investment banking firms and internal estimates of Pyxis management. All multiples were based on closing stock prices as of February 5, 1996. This analysis resulted in an equity reference range for Pyxis of approximately $22.40 to $30.94 per share, as compared to the per share value implied by the Exchange Ratio, based on a closing stock price of Cardinal Common Shares on February 5, 1996, of $24.29.

     The Selected Company used in the "Selected Company Analysis" as a comparison is not identical to Pyxis. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of Pyxis or the Selected Company or the business segment, company or transaction to which they are being compared.

     CONTRIBUTION ANALYSIS. Smith Barney analyzed the respective contributions of Cardinal and Pyxis to the revenue, EBITDA, EBIT and net income of the combined company for fiscal years 1996 and 1997 based on consensus estimates of selected investment banking firms and, in the case of Pyxis, internal estimates of Pyxis management. This analysis indicated that (i) in fiscal year 1996, Cardinal would contribute approximately 97.2% of revenue, 79.1% of EBITDA, 78.3% of EBIT and 76.6% of net income, and Pyxis would contribute approximately 2.8% of revenue, 20.9% of EBITDA, 21.7% of EBIT and 23.4% of net income and (ii) in fiscal year 1997, Cardinal would contribute approximately 97.1% of revenue, 77.5% of EBITDA, 76.8% of EBIT and 74.9% of net income, and Pyxis would contribute approximately 2.9% of revenue, 22.5% of EBITDA, 23.2% EBIT and 25.1% of net income. Immediately following consummation of the Merger, stockholders of Cardinal and Pyxis would own approximately 76.1% and 23.9%, respectively, of the combined company.

     PRO FORMA MERGER ANALYSIS. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of Cardinal for the fiscal years ended 1996 through 1998, based on EPS estimates of selected investment banking firms and certain information from Pyxis' internal budgets. The results of the pro forma merger analysis suggested that the Merger could be neutral to slightly dilutive to Cardinal's EPS in fiscal 1996 and neutral to slightly accretive to Cardinal's EPS in fiscal years 1997 and 1998. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     DISCOUNTED CASH FLOW ANALYSIS. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Pyxis for the fiscal years 1996 through 2000 based both on internal estimates of Pyxis management and consensus estimates of investment banking firms for fiscal year 1996, assuming, among other things, a 20% annual growth rate in fiscal years 1997 through 2000, discount rates of 10%, 12% and 14% and terminal multiples of EBITDA of 8.5x to 9.5x. This analysis resulted in an equity reference range for Pyxis of approximately $20.86 to $31.37 per share.

     EXCHANGE RATIO ANALYSIS. Smith Barney compared the Exchange Ratio with the historical ratio of the daily closing prices of Cardinal Common Shares and Pyxis Common Stock during the period July 24, 1992 to February 5, 1996. The one-year, two-year and three-year averages of the historical ratios of the daily closing prices of one Cardinal Common Share to one share of Pyxis Common Stock during such period were 0.3989, 0.4851 and 0.6467, respectively, as compared to the Exchange Ratio of 0.406557.

     OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) Cardinal and Pyxis historical and projected financial results; (ii) the history of trading prices and volume for Pyxis Common Stock; (iii) selected analysts' reports on Pyxis, including analysts' estimates as to the earnings growth potential of Pyxis; (iv) the revenues of Pyxis attributable to renewal and nonrenewal business; (v) the premiums paid in selected stock-for-stock transactions with transaction values of $500 million to $1.5 billion; and (vi) the pro forma ownership of the combined company.

     Pursuant to the terms of Smith Barney's engagement, Cardinal has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of up to $4.8 million. Cardinal also has agreed to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the Federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised Cardinal that, in the ordinary course of business, Smith Barney and its affiliates may actively trade the securities of Cardinal and Pyxis for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided financial advisory and investment banking services to Cardinal unrelated to the Merger, including acting as financial advisor to Cardinal in connection with its acquisition of MSI in November 1995, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Cardinal and Pyxis.

     Smith Barney is a nationally recognized investment banking firm and was selected by Cardinal based on Smith Barney's experience, expertise and familiarity with Cardinal and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Pyxis Board with respect to the Merger Agreement, Pyxis Stockholders should be aware that certain officers and directors of Pyxis (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Pyxis Stockholders generally. The Board of Directors of Pyxis was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

     Pyxis Options. Prior to the Effective Time, Cardinal and Pyxis will take all such actions as may be necessary to cause each unexpired and unexercised Pyxis Option under stock option plans of Pyxis in effect on the date of the Merger Agreement which has been granted to current or former directors, officers, employees, consultants or independent contractors of Pyxis by Pyxis to be automatically converted at the Effective Time into a Cardinal Exchange Option to purchase that number of Cardinal Common Shares equal to the number of shares of Pyxis Common Stock issuable immediately prior to the Effective Time upon exercise of the Pyxis Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share which existed under the corresponding Pyxis Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Pyxis Option immediately before the Effective Time; provided that with respect to any Pyxis Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion will be carried out in a manner satisfying the requirements of Section 424(a) of the Code. As of the Pyxis
Record Date,      shares of Pyxis Common Stock were issuable upon the exercise of outstanding Pyxis Options, which options, assuming an Exchange Ratio of
0.406557, will be converted to become approximately      Cardinal Exchange
Options at the Effective Time. The average exercise price per share of all Pyxis
Options outstanding as of the Pyxis Record Date is $          per share.
Following the Merger and assuming an Exchange Ratio of 0.406557, the average exercise price per share of Cardinal Exchange Options will be approximately
$          per share. Assuming the exercise of all Cardinal Exchange Options immediately after the Effective Time and assuming an Exchange Ratio of 0.406557,
the holders thereof would hold approximately   % of all Cardinal Common Shares
issued and outstanding immediately after the Effective Time (without including any Cardinal Common Shares otherwise held by such holders). Each of the executive officers and directors of Pyxis currently hold Pyxis Options which will become Cardinal Exchange Options. Pursuant to the terms of the stock option agreements under which the Pyxis Options were issued, the unvested portion of each Pyxis Option will vest upon consummation of the Merger.

     Cardinal has agreed under the Merger Agreement to file with the Commission, as soon as reasonably practicable after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

     Employment Agreements. In connection with the Merger, the employment agreement of Ronald R. Taylor, Chairman and Chief Executive Officer of Pyxis (the "Taylor Agreement"), has been amended (the

"Taylor Amendment"), and 12 senior management employees of Pyxis have either entered into, or prior to the Effective Time are expected to enter into, employment agreements (the "New Employment Agreements") with Pyxis and Cardinal. The Taylor Amendment and the New Employment Agreements are effective only upon the consummation of the Merger. Similar employment agreements will also be offered for up to 6 management employees of Allied.

     The Taylor Amendment provides that the term of Mr. Taylor's employment (which is indefinite under the Taylor Agreement as in effect before the Taylor Amendment) will be two years from the Effective Time. It also provides that in addition to an ongoing consulting arrangement to which he is entitled under the Taylor Agreement as in effect before the Taylor Amendment (for the remaining balance of such two year term and at the same base salary and with the continuation of welfare benefits, if his employment is terminated by Pyxis without cause, as defined in the Taylor Agreement, or if Pyxis names a new Chief Executive Officer), he will be entitled to a special severance benefit of $540,000. There is no requirement that Mr. Taylor seek new employment, nor will his severance benefits be reduced by any earnings he may have from other sources. As of the Effective Time, Mr. Taylor will also be granted options pursuant to Cardinal's Equity Incentive Plan to purchase 15,000 Cardinal Common Shares at a per-share price equal to the last sale price of a share of the Cardinal Common Shares at the Effective Time. The options will vest on the second anniversary of the Effective Time or, if sooner, upon the termination of Mr. Taylor's employment without cause, if Pyxis names a new Chief Executive Officer, or upon his death or disability. Under the Taylor Amendment, Mr. Taylor has also agreed to a confidentiality covenant, a covenant not to solicit employees of Pyxis, Cardinal and their affiliates, and a covenant not to compete with Pyxis, Cardinal and their affiliates. The noncompetition covenant will remain in effect while he is employed by Pyxis and until the seventh anniversary of the Effective Time. In consideration for the noncompetition covenant, Pyxis will pay Mr. Taylor $100,000 on each of the third through seventh anniversaries of the Effective Time. This consideration is forfeited (and must be returned to the extent already paid) if the covenant is breached.

     Generally, each New Employment Agreement provides for the employment of the executing employee by Pyxis for a term of three years from the Effective Time, and for Cardinal to guarantee the payment of compensation thereunder by Pyxis. Pyxis will pay the employee an annual base salary in an amount equal to the employee's base salary in effect immediately prior to the Effective Time, subject to review annually for possible increase. The employee will also be eligible for incentive compensation, generally under performance incentive plans maintained for Pyxis managers from time to time at the discretion of such company's board of directors. As of the Effective Time, the employee will also be granted options to purchase a specified number (between 1,000 and 9,000, depending on the employee) of Cardinal Common Shares pursuant to Cardinal's Equity Incentive Plan, at a per-share price equal to the last sale price of a Cardinal Common Share at the Effective Time. The options will generally vest on the third anniversary of the Effective Time or, if sooner, upon the termination of employment without cause (as defined in the New Employment Agreements) or because of death or disability. Certain employees will also be granted restricted Cardinal Common Shares (between 1,000 and 2,500, depending upon the employee), which will vest in three equal installments on each of the first three anniversaries of the Effective Time during the term of the New Employment Agreement if the employee is employed by Pyxis on the applicable vesting date for an installment, or if sooner, upon the employee's death or disability or termination without cause. Unvested restricted stock is forfeited if the employee breaches any provision of the New Employment Agreement. The employee will also be entitled to participate in the employee benefit plans and executive compensation programs generally offered to Pyxis' employees, subject in each case to the generally applicable conditions of such plans and programs and to the determinations of those administering such plans and programs. In the case of Victor C. Streufert, who serves as the Chief Financial Officer of Pyxis, the New Employment Agreement provides for an employment term of 90 days, does not include awards of stock options or restricted shares, and instead includes eligibility for a severance benefit in the form of salary continuation (not subject to mitigation) for a period of 18 months following termination of his employment.

     If the employee's employment under a New Employment Agreement is terminated by Pyxis without "cause" (as defined in the New Employment Agreement) or by the executive for "good reason" (as defined in the New Employment Agreement), Pyxis will be obligated to continue to pay the employee's base salary and to provide the employee with health benefits for the remaining term of the New Employment Agreement; but the employee will be required to use reasonable efforts to obtain other employment, and any earnings or health benefits the employee obtains from other employment will reduce Pyxis' obligations to provide the employee with continued base salary and health benefits.

     Under the New Employment Agreement, the employee is subject to a confidentiality covenant, a covenant not to solicit employees of Pyxis, Cardinal and their affiliates, and a covenant not to compete with Pyxis, Cardinal and their affiliates. The noncompetition covenant will remain in effect until the later of two years after the end of employment or the fifth anniversary of the Effective Time; except that for Mr. Streufert, the noncompetition covenant will remain in effect until the later of two years after the end of employment or the 45th-month anniversary of the Effective Time. In consideration for the noncompetition covenant, Pyxis will pay each employee a specified amount, ranging from $100,000 to $268,750, paid 25 percent on each of the first and second anniversaries of the Effective Time and the remainder on the third anniversary of the Effective Time. This consideration is forfeited (and must be returned to the extent already paid) if the covenant is breached.

     Indemnification; Insurance. In the Merger Agreement, Cardinal has agreed that, from and after the Effective Time, it will cause the Surviving Corporation in the Merger (including, to the extent required, providing sufficient funding) to (i) indemnify and hold harmless the present and former officers and directors of Pyxis in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Pyxis Certificate and Pyxis Bylaws in effect on the date of the Merger Agreement and (ii) perform and fulfill all of its obligations under the indemnification agreements between Pyxis and certain officers and directors of Pyxis in effect as of the date of the Merger Agreement.

     Cardinal has also agreed to collaborate with Pyxis in good faith to use their respective efforts to cause the Surviving Corporation in the Merger to obtain and maintain in effect after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with substantially the same coverage and containing substantially similar terms and conditions as the current policies of directors' and officers' liability insurance maintained by Pyxis with respect to acts or omissions occurring prior to the Effective Time; provided, however, that the Surviving Corporation will not be required to pay an aggregate premium for such insurance coverage in excess of the last annual premium paid prior to the date of the Merger Agreement, but in any event will purchase as much coverage as possible for such amount on terms reasonably acceptable to Pyxis.

     See "The Merger -- Support/Voting Agreements."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on Cardinal's receipt of a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP, independent auditors of Cardinal, confirming at the Effective Time its letter dated the date of this Joint Proxy Statement/Prospectus to the effect that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes. In addition, the Merger Agreement may be terminated by Cardinal if (i) at any time Pyxis or any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Cardinal or any of its affiliates) would, or any of the transactions contemplated by the Merger Agreement would, prevent Cardinal from accounting for the Merger as a pooling-of-interests for accounting and financial reporting purposes and (ii) Cardinal has been advised that Deloitte & Touche LLP will not render to Cardinal the letter referred to above.

     Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Cardinal and Pyxis will be carried forward to the combined company at their historical recorded amounts, income of the combined company will include income of Pyxis and Cardinal for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company. See "The Merger Agreement -- Conditions" and "Unaudited Pro Forma Combined Financial Information."

     It is a condition to the Merger that Pyxis obtain written undertakings ("Affiliate Letters") at least 35 days prior to the Pyxis Special Meeting from each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Pyxis for purposes of Rule 145 under the Securities Act to the effect that, among other things, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any shares of Pyxis Common Stock or Cardinal Common Shares or Pyxis Options beneficially owned thereby during the 30 days prior to the Effective Time and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any Cardinal Common Shares or Cardinal Exchange Options (or Cardinal Common Shares issuable upon exercise thereof) beneficially owned thereby as a result of the Merger or otherwise until after such time as Cardinal shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission or any other public filing, statement or announcement which includes the combined financial results of Cardinal and Pyxis for a period of at least 30 days of combined operations of Cardinal and Pyxis following the Effective Time. See "The Merger Agreement -- Conditions."

REGULATORY APPROVALS

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. On February 20, 1996, Cardinal and Pyxis submitted the required filings to the FTC and the Antitrust Division. On March 21, 1996, the applicable waiting period expired without the FTC or Antitrust Division taking any action.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Pyxis or Cardinal. Pyxis and Cardinal believe that the consummation of the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

     Other than as described in this Joint Proxy Statement/Prospectus, consummation of the Merger does not require the approval of any Federal or state agency.

FEDERAL SECURITIES LAW CONSEQUENCES

     All Cardinal Common Shares issued in connection with the Merger will be freely transferable, except that any Cardinal Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Cardinal or Pyxis prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Cardinal or Pyxis, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Cardinal, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Cardinal or Pyxis generally include individuals or entities that control, are controlled by or are under common control with, such person and generally include the executive officers and directors of such person as well as principal stockholders of such person.

     Affiliates may not sell their Cardinal Common Shares acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Cardinal) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for two years following the Effective Time an affiliate (together with certain related persons) would be entitled to sell Cardinal Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding Cardinal Common Shares or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Cardinal remains current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an affiliate will be able to sell such Cardinal Common Shares without being subject to such manner of sale or volume limitations provided that Cardinal is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Cardinal. Three years after the Effective Time, an affiliate will be able to sell such Cardinal Common Shares without any restrictions so long as such affiliate had not been an affiliate of Cardinal for at least three months prior to the date of such sale. See "The Merger -- Accounting Treatment."

     Pursuant to the Affiliate Letters, Cardinal has agreed that, for so long as any affiliate party to an Affiliate Letter holds any Cardinal Common Shares as to which such affiliate is subject to the limitations of Rule 145, Cardinal will use its reasonable efforts to file all reports required to be filed by it pursuant to the Exchange Act and the rules and regulations thereunder so as to satisfy the requirements of paragraph (c) of Rule 144 under the Securities Act that there be available current public information with respect to Cardinal, and to that extent to make available to such affiliate the exemption afforded by Rule 145 with respect to the sale, transfer or other disposition of the Cardinal Common Shares. See "The Merger -- Accounting Treatment."

STOCK OPTION AGREEMENT

     In connection with the execution of the Merger Agreement, Cardinal and Pyxis entered into the Stock Option Agreement pursuant to which Pyxis granted to Cardinal an irrevocable Option to purchase up to 7,275,861 shares of Pyxis Common Stock (representing 19.9% of the outstanding shares of Pyxis Common Stock as of February 5, 1996, which number may be increased up to 19.9% of the outstanding shares of Pyxis Common Stock at any time) at an exercise price per share equal to the lower of (x) $24.80 or (y) the Exchange Ratio multiplied by the closing price of Cardinal Common Shares as reported on the NYSE Composite Tape on the last trading day immediately preceding the date of delivery to Pyxis of written notice of Cardinal's exercise of the Option. Cardinal may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of certain "Purchase Events" which are described below. No Purchase Event has occurred as of the date of this Joint Proxy Statement/Prospectus.

     The Option terminates upon the earliest to occur of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agreement in accordance with Sections 7.1(a), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) of the Merger Agreement if Pyxis' or Pyxis' affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before June 30, 1996), 7.1(d), 7.1(g) or 7.1(i) of the Merger Agreement; provided, however, if (x) the Merger Agreement is terminated for any reason other than as described in clause (ii) above or (y) the termination of the Merger Agreement (other than termination (I) pursuant to Sections 7.1(a), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) of the Merger Agreement if Pyxis' or Pyxis' affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before June 30, 1996), 7.1(g) or 7.1(i) or (II) by Pyxis pursuant to Section 7.1(d)) occurs after a Purchase Event (as defined below), the Option will not terminate until 12 months following such termination. Notwithstanding the foregoing, if the Option cannot be exercised before its date of termination as a result of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option will expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

     Under the Stock Option Agreement, a "Purchase Event" is defined as the occurrence of any of the following: (i) any person (other than Cardinal or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Pyxis Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding Pyxis Common Stock; (ii) Pyxis or any of its subsidiaries shall or shall have entered into, authorized, recommended, proposed or publicly announced an intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than Cardinal or any of its subsidiaries) to or any person (other than Cardinal or any of its subsidiaries) shall have publicly announced a bona fide intention to, (A) effect any Competing Transaction (as defined above under the caption "Summary -- The
Merger -- Support/Voting Agreements"), (B) purchase, lease or otherwise acquire 10% or more of the assets of Pyxis or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, tender or exchange offer or similar transaction) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing 10% or more of the voting power of Pyxis or any of its subsidiaries; (iii) any person (other than Cardinal or any subsidiary of Cardinal) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the voting power of Pyxis; (iv) the Board of Directors of Pyxis shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to Cardinal; (v) if at the Pyxis Special Meeting (including any adjournment or postponement thereof) the requisite vote of the Pyxis Stockholders to approve the Merger Proposal shall not have been obtained; or (vi) the Merger Agreement shall have been terminated by either Cardinal or Pyxis pursuant to Section 7.1 thereof (other than a termination pursuant to Sections 7.1(a), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) of the Merger Agreement if Pyxis' or Pyxis' affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before June 30, 1996), 7.1(d), 7.1(g) or 7.1(i)) or any event shall have occurred that would cause any party thereto to have the right to so terminate the Merger Agreement.

     At the request of Cardinal at any time commencing upon the occurrence of a Purchase Event and ending 13 months immediately thereafter (the "Cardinal Repurchase Period"), Pyxis (or any successor entity thereof) is required to repurchase the Option from Cardinal together with all (but not less than all) shares of Pyxis Common Stock purchased by Cardinal pursuant thereto with respect to which Cardinal then has beneficial ownership, at a price (when calculated on a per share basis, the "Per Share Repurchase Price"), payable in cash, equal to the sum of: (i) the difference between (A) the "Market/Tender Offer Price" for shares of Pyxis Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of Pyxis Common Stock or (y) the highest closing mean of the "bid" and the "ask" price per share of Pyxis Common Stock reported by the NASDAQ/NM for any day within that portion of the Cardinal Repurchase Period which precedes the date Cardinal gives notice of the required repurchase) and (B) the exercise price, as adjusted pursuant to the Stock Option Agreement, multiplied by the number of shares of Pyxis Common Stock with respect to which the Option has not been exercised, but only if such Market/Tender Offer Price is greater than such exercise price; (ii) the exercise price paid by Cardinal for any shares of Pyxis Common Stock acquired pursuant to the Option; (iii) the difference between the Market/Tender Offer Price and the exercise price paid by Cardinal for any shares of Pyxis Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if such Market/Tender Offer Price is greater than such exercise price; and (iv) Cardinal's out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $2 million in the aggregate, less any amounts previously paid by Pyxis to Cardinal solely in reimbursement for costs pursuant to the Merger Agreement.

     Except to the extent that Cardinal shall have previously exercised its rights described in the preceding paragraph, at the request of Pyxis during the six-month period commencing 13 months following the first occurrence of a Purchase Event, Pyxis may repurchase from Cardinal, and Cardinal is required to sell to Pyxis, all (but not less than all) of the Pyxis Common Stock acquired by Cardinal pursuant to the Option and with respect to which Cardinal has beneficial ownership at the time of such repurchase at a price per share equal to the greater of (i) 110% of the Market/Tender Offer Price per share (calculated in the manner described above but utilizing the period beginning on the occurrence of a Purchase Event and ending on the date Pyxis exercises its repurchase right), (ii) the Per Share Repurchase Price or (iii) the sum of (A) the aggregate Purchase Price of the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase by Cardinal to the date of repurchase at the highest rate of interest announced by Bank One, Columbus, NA as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C) Cardinal's out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees, less any amounts previously paid by Pyxis to Cardinal solely in reimbursement for costs pursuant to the Merger Agreement, which sum shall be divided by the number of shares of Pyxis Common Stock to be repurchased by Pyxis.

     Pursuant to the Stock Option Agreement, at any time after a Purchase Event, Pyxis will be obligated, under certain circumstances, to file a registration statement under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Pyxis Common Stock that have been acquired upon exercise of the Option. Pyxis is not required to file more than two such registration statements under the Stock Option Agreement.

     The foregoing is a summary of the material provisions of the Stock Option Agreement, a copy of which is filed as an exhibit to the Registration Statement. See "Available Information." This summary is qualified in its entirety by reference to the Stock Option Agreement which is incorporated herein by this reference.

SUPPORT/VOTING AGREEMENTS

     Concurrently with the execution of the Merger Agreement, Cardinal and each Supporting Stockholder executed separate Support/Voting Agreements pursuant to which each Supporting Stockholder agreed that, among other things, such Supporting Stockholder (i) will not, will not permit any company, trust or other entity controlled by such Supporting Stockholder to, and will not permit any of its affiliates to, contract to sell, sell or otherwise transfer or dispose of any of the shares of the capital stock of Pyxis of which such Supporting Stockholder or its affiliates is the record or beneficial owner ("Supporting Stockholder Shares") or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (x) pursuant to the Merger or (y) with Cardinal's prior written consent; (ii) will not, will not permit any such company, trust or other entity to, and will not permit any of its affiliates to, directly or indirectly (including through its officers, directors, employees, or other representatives), solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction, or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement, or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in any Support/Voting Agreement prevents any Supporting Stockholder from taking any action or omitting to take any action (x) as a member of the Board of Directors of Pyxis necessary so as not to violate such Supporting Stockholder's fiduciary obligations as a Director or (y) as an officer of Pyxis at the direction or request of the Board of Directors of Pyxis so long as such direction or request was not made in violation of any of the terms of the Merger Agreement; and (iii) will vote all of such Supporting Stockholder Shares beneficially owned by such Supporting Stockholder or its affiliates, or over which such Supporting Stockholder or any of its affiliates has voting power or control, directly or indirectly (including any Pyxis Common Stock acquired after the date of the Support/Voting Agreement), at the record date for any meeting of stockholders of Pyxis called to consider and vote to approve the Merger and the Merger Agreement and/or the transactions contemplated thereby in favor thereof and neither Supporting Stockholder nor any of its affiliates will vote such Supporting Stockholder Shares in favor of any Competing Transaction. Each Support/Voting Agreement may be terminated at the option of any party thereto at any time after the earlier of (i) termination of the Merger Agreement and (ii) the Effective Time.

     Each Supporting Stockholder and the number of shares of Pyxis Common Stock beneficially owned by it or over which it had voting control as of the Pyxis Record Date are as follows: Dick P. Allen (157,053 shares); Ronald R. Taylor (906,917 shares); L. John Wilkerson (857,981 shares); and Timothy J. Wollaeger (184,399 shares).

     The foregoing is a summary of the material provisions of the Support/Voting Agreements, a form of which is filed as an exhibit to the Registration Statement. See "Available Information." This summary is qualified in its entirety by reference to the form of Support/Voting Agreement which is incorporated herein by this reference.

PYXIS RIGHTS AGREEMENT AMENDMENT

     In connection with the execution of the Merger Agreement, Pyxis and the Rights Agent executed Amendment No. 1 to Rights Agreement, dated as of February 7, 1996, amending the Rights Agreement so as to provide that none of Cardinal and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of the Merger Agreement or the Stock Option Agreement or the consummation of the Merger or the acquisition or transfer of shares of Pyxis Common Stock by Cardinal pursuant to the Stock Option Agreement. Pyxis also represented and warranted under the Merger Agreement that the Rights Agreement will remain so amended and that no replacement plan will be adopted. Further, Pyxis has agreed under the Merger Agreement that, during the period from the date thereof to the Effective Time, Pyxis will not, without the prior written consent of Cardinal, take any action that could result in the representations and warranties set forth above becoming false or inaccurate, or, unless the Pyxis Board of Directors concludes in good faith on the basis of the advice of its outside counsel, that the failure to take such action would violate the fiduciary obligations of the Board of Directors under applicable law, to otherwise terminate, amend, modify or make inapplicable as to any person or entity, or exempt any person from or take any action that would qualify any tender or exchange offer as a "Permitted Offer" under, the Rights Agreement or redeem the rights issued thereunder. See "Comparison of Shareholder Rights -- Rights Agreement."

     The foregoing is a summary of the material provisions of the Rights Agreement Amendment, a copy of which is filed as an exhibit to the Registration Statement. See "Available Information." This summary is qualified in its entirety by reference to the Rights Agreement Amendment which is incorporated herein by this reference.

CERTAIN LITIGATION

     Cardinal, Pyxis and the directors of Pyxis have been named as defendants in four purported class action lawsuits (the "Stockholder Actions") filed in connection with the proposed Merger in the Court of Chancery, County of New Castle, State of Delaware. Hachesed v. Taylor, C.A. No. 14832; Cerri v. Pyxis Corp., C.A. No. 14830; Cheney v. Pyxis Corp., C.A. No. 14828; Krim v. Taylor, C.A. No. 14871. The Stockholder Actions allege that the defendants breached their fiduciary duties to the public stockholders of Pyxis: by agreeing to sell Pyxis at an unfair and inadequate price; by agreeing to the granting of the Option, which is alleged to preclude any superior proposal for the acquisition of Pyxis; by agreeing to an allegedly unfair exchange ratio; and by agreeing to the proposed Merger without having conducted an "auction process or active market check." Each of the Stockholder Actions is brought on behalf of a purported class of persons consisting of the stockholders of Pyxis other than defendants. As relief, the Stockholder Actions seek, among other things, an order enjoining consummation of the proposed Merger, or, in the event it is consummated, rescission of the Merger, and an award of "rescissory and/or compensatory damages" in an unspecified amount. The time for defendants to move or answer has not yet elapsed. Defendants believe that the complaints in the Stockholder Actions are without merit.

                              THE MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by this reference.

THE MERGER

     The Merger Agreement provides that Subcorp will be merged with and into Pyxis with the result that Pyxis as the Surviving Corporation becomes a wholly owned subsidiary of Cardinal, subject to the requisite approvals of Cardinal Shareholders and Pyxis Stockholders and the satisfaction or waiver of the other conditions to the Merger. The Merger will become effective at the Effective Time upon the filing of a duly executed certificate of merger with the Delaware Secretary of State or at such later time as shall be specified in the certificate of merger. Prior to such filing, a closing will be held on the Closing Date specified by Cardinal and Pyxis, which date will be as soon as possible, but in any event within ten business days, following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be, or such other time as the parties may mutually agree. It is currently anticipated that the Effective Time will occur shortly after the later of the date of the Pyxis Special Meeting and the date of the Cardinal Special Meeting assuming the Merger Agreement and the Merger are approved at such meetings and all other conditions to the Merger have been satisfied or waived.

MERGER CONSIDERATION

     Exchange Ratio. Upon consummation of the Merger pursuant to the Merger Agreement, each share of Pyxis Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Pyxis, if any, which will be cancelled) will be converted into and represent that number of Cardinal Common Shares equal to the Exchange Ratio. The Exchange Ratio is equal to (i) if Cardinal has not made an Adjustment Election, 0.406557 or (ii) if Cardinal has made an Adjustment Election, then the product of (x) 0.406557 and (y) the quotient obtained by dividing 55.34 by the Average Share Price.

     In the event Cardinal makes an Adjustment Election, Cardinal and Pyxis will promptly issue a press release announcing the Adjustment Election and the Exchange Ratio as adjusted. Further information regarding calculation of the Exchange Ratio and whether an Adjustment Election has been made can be obtained by contacting, in the case of Cardinal Shareholders, Morrow & Co., Inc., or, in the case of Pyxis Stockholders, Georgeson & Company Inc., in each case at the address or phone number(s) provided in this Joint Proxy Statement/Prospectus under the caption "Available Information."

     Fractional Shares. No certificates for fractional Cardinal Common Shares will be issued in the Merger, and to the extent that an outstanding share of Pyxis Common Stock would otherwise have become a fractional Cardinal Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate of Pyxis Common Stock to the exchange agent designated by Cardinal as described under "Exchange Procedures" below, will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest.

     Conversion of Subcorp Common Stock. Each share of common stock, $0.01 par value per share, of Subcorp issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, $0.01 par value per share, of Pyxis as the Surviving Corporation. Such newly issued shares will thereupon constitute all of the issued and outstanding capital stock of the Surviving Corporation.

EXCHANGE PROCEDURES

     HOLDERS OF PYXIS COMMON STOCK SHOULD NOT SEND IN THEIR PYXIS STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     As soon as practicable after the Effective Time, a letter of transmittal will be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Pyxis Common Stock whose shares were converted into the right to receive Cardinal Common Shares. This letter of transmittal must be used in forwarding Certificates for surrender in exchange for certificates evidencing Cardinal Common Shares to which a holder of shares of Pyxis Common Stock prior to the Effective Time has become entitled and, if applicable, cash in lieu of any fractional Cardinal Common Share. Such letters of transmittal will be accompanied by instructions specifying other details of the exchange. After receipt of such letter of transmittal, each holder of Certificates should surrender such Certificates to Boatmen's Trust Company, the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each such holder will receive in exchange therefor a certificate evidencing the whole number of Cardinal Common Shares to which he is entitled and a check representing the amount of cash payable in lieu of any fractional Cardinal Common Share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the Merger Agreement, after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of Certificates. Certificates surrendered for exchange by any person constituting an "affiliate" of Pyxis for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Cardinal has received written undertakings from such person as prescribed under the Merger Agreement.

     After the Effective Time, each Certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. The holder of such unexchanged Certificates will not be entitled to receive any dividends or other distributions declared or made by Cardinal having a record date after the Effective Time until the Certificate is surrendered. Subject to applicable laws, upon surrender of such unexchanged Certificates, such dividends and distributions, if any, will be paid without interest and less the amount of any withholding taxes which may be required thereon.

REPRESENTATIONS, WARRANTIES AND COVENANTS

     The Merger Agreement contains various representations, warranties and covenants of Cardinal, Subcorp and Pyxis. The representations and warranties made by the parties in the Merger Agreement will not survive the Effective Time, although it is a condition of each party's obligations under the Merger Agreement that the other parties' representations and warranties be true and correct except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on the representing or warranting party.

     Pursuant to the Merger Agreement, each of Cardinal and Pyxis has agreed that it will (i) use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by the Merger Agreement (including, without limitation, satisfying their respective conditions precedent to the Merger);
(ii) file any Notification and Report Forms and related materials required to be filed with the FTC and the Antitrust Division under the HSR Act with respect to the Merger (which filings required to date have been made) and promptly make any further filings pursuant thereto that may be necessary, proper or advisable, provided that neither Cardinal nor any of its subsidiaries will be required under the Merger Agreement to divest or hold separate any portion of their business or assets; (iii) use its reasonable efforts to obtain early termination of the applicable waiting period; (iv) use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any governmental authority that it may be required to give, make or obtain;
(v) permit representatives of the other party to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers; (vi) unless otherwise required by applicable laws or requirements of the National Association of Securities Dealers or the NYSE (and in that event only if time does not permit) at all times prior to the earlier of the Effective Time or termination of the Merger Agreement pursuant to its terms, to consult with the other before issuing any press release with respect to the Merger and not to issue any such press release prior to such consultation; (vii) use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes and to constitute a tax-free "reorganization" under Section 368(a) of the Code and to permit Pyxis' legal counsel to issue its opinion to that effect; and (viii) collaborate in good faith to use its efforts to cause the Surviving Corporation to obtain and maintain in effect after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies of Pyxis, provided that the Surviving Corporation shall not be required to pay an aggregate premium for such insurance coverage in excess of the last annual premium paid prior to the date of the Merger Agreement, but in any event shall purchase as much coverage as possible for such amount on terms reasonably acceptable to Pyxis.

     Cardinal covenants in the Merger Agreement (i) to take all action in accordance with the Federal securities laws, the Ohio Revised Code and the Cardinal Articles and Cardinal Regulations necessary to obtain the consent and approval of Cardinal Shareholders with respect to the authorization of the issuance of Cardinal Common Shares in the Merger and the transactions contemplated by the Merger Agreement; (ii) to prepare and file this Joint Proxy Statement/Prospectus with the Commission on a confidential basis as soon as is reasonably practicable, to prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of this Joint Proxy Statement/Prospectus by the Commission and use all reasonable efforts to have the Registration Statement to be declared effective by the Commission as promptly as practicable, to maintain the effectiveness of the Registration Statement through the Effective Time, to take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger and to use all reasonable efforts to mail at the earliest practicable date to Cardinal Shareholders this Joint Proxy Statement/Prospectus, which shall include all information required under applicable law to be furnished to Cardinal Shareholders in connection with the Merger and the transactions contemplated thereby; (iii) during the period from the date of the Merger Agreement to the Effective Time, to use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect; (iv) from and after the Effective Time, to cause the Surviving Corporation (including, to the extent required, providing sufficient funding) to (x) indemnify and hold harmless the present and former officers and directors of Pyxis in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Pyxis Certificate and Pyxis Bylaws in effect on the date of the Merger Agreement and (y) perform and fulfill all of its obligations under the indemnification agreements between Pyxis and certain of its officers and directors in effect as of the date of the Merger Agreement; (v) for a period of one year from and after the Effective Time, to cause the Surviving Corporation to provide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, than those provided to employees of Pyxis immediately prior to the date of the Merger Agreement; and (vi) to give prompt notice to Pyxis of (x) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Cardinal or Subcorp representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time and (y) any material failure of Cardinal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

     Pyxis covenants in the Merger Agreement (i) to take all action in accordance with the Federal securities laws, the Delaware General Corporation Law (the "Delaware Law") and the Pyxis Certificate and Pyxis Bylaws necessary to obtain the consent and approval of Pyxis Stockholders with respect to the Merger, the Merger Agreement and the transactions contemplated thereby, (ii)(A) to promptly furnish Cardinal with all information concerning Pyxis as may be required for inclusion in the Registration Statement, (B) to cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and use all reasonable efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable, (C) if at any time prior to the Effective Time, any information pertaining to Pyxis contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, to promptly so inform Cardinal and provide Cardinal with the information necessary to make statements contained therein not false and misleading, (D) to use all reasonable efforts to cooperate with Cardinal in the preparation and filing of this Joint Proxy Statement/Prospectus with the Commission, and (E) to use all reasonable efforts to mail at the earliest practicable date to Pyxis Stockholders this Joint Proxy Statement/Prospectus, which shall include all information required under applicable law to be furnished to Pyxis Stockholders in connection with the Merger and the transactions contemplated thereby and shall include the recommendation of the Pyxis Board in favor of the Merger unless the Pyxis Board concludes in good faith on the basis of the advice of its outside counsel that the failure to withdraw such recommendation would violate the fiduciary obligations of the Pyxis Board under applicable law; (iii) during the period from the date of the Merger Agreement to the Effective Time, to conduct its operations in the ordinary course except as expressly contemplated by the Merger Agreement and the transactions contemplated thereby and use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, master lessees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect;
(iv) to use its best efforts to preserve its ownership rights to its intellectual property free and clear of any liens, claims or encumbrances and to use its best efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, tradename or copyright that forms a part of its intellectual property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of its intellectual property; (v) to cause each such person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Pyxis for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal no less than 35 days prior to the date of the Pyxis Special Meeting, the written undertakings set forth in an exhibit to the Merger Agreement, and on or prior to such date to provide, with the advice of the outside counsel, Cardinal with a letter (reasonably satisfactory to counsel to Cardinal) specifying all of the persons or entities who may be deemed to be "affiliates" of Pyxis as provided above; (vi) to give prompt notice to Cardinal of (x) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any Pyxis representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time and (y) any material failure of Pyxis to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; and (vii) to use its reasonable best efforts to cause each employee of Pyxis set forth in the Merger Agreement to enter into an employment agreement substantially in the form attached thereto.

     Pyxis also covenants in the Merger Agreement that, during the period from the date of the Merger Agreement to the Effective Time, Pyxis will not, except as otherwise expressly contemplated by the Merger Agreement and the transactions contemplated thereby or as set forth therein (including the schedules thereto), without the prior written consent of Cardinal: (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to purchase Pyxis Common Stock), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; (ii) except to the extent set forth in the Merger Agreement, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than sales or leases of inventory or licensing of its intellectual property made in the ordinary course of business; (iii) make or propose any changes in the Pyxis Certificate or Pyxis Bylaws; (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or, except to the extent permitted under the Merger Agreement, enter into any confidentiality agreement with any person; (v) incur, create, assume or otherwise become liable for indebtedness in excess of $25,000 for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations in excess of $25,000 of any other individual, corporation or other entity; (vi) create any subsidiaries; (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice to employees who are not officers or directors of Pyxis, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by applicable law or a binding written contract in effect on the date of the Merger Agreement; (viii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;
(ix) settle any actions, whether pending as of the date of the Merger Agreement or thereafter made or brought involving an amount in excess of $50,000; (x) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any contract set forth in the Merger Agreement, any other material contract to which Pyxis is a party or any confidentiality agreement to which Pyxis is a party; (xi) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $100,000; (xii) make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies on a month-to-month basis not in excess of one-twelfth of the last annual premium paid prior to the date of the Merger Agreement; (xiii) make any material changes or modifications to any pricing policy (including lease rates and related discounts or fees) or investment policy or enter into any new leases or master lessee relationship on terms different from those in effect in the ordinary and usual course of business, consistent with past practice; (xiv) pay (or agree to become obligated to pay) any fees and expenses to attorneys, accountants and investment bankers in connection with the Merger in excess of the amount set forth in the Merger Agreement, other than any excess amounts which are immaterial in the aggregate incurred in connection with and in furtherance of consummation of the transactions contemplated by the Merger Agreement; (xv) take any action to exempt or make not subject to (x) Section 203 of the Delaware Law or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom, in each case, unless the Pyxis Board of Directors concludes in good faith on the basis of the advice of its outside counsel, that the failure to take such action would violate the fiduciary obligations of the Pyxis Board of Directors under applicable law;
(xvi) take any action that could result in the representations and warranties regarding amendment of the Rights Agreement becoming false or inaccurate, or, unless the Pyxis Board of Directors concludes in good faith on the basis of the advice of its outside counsel, that the failure to take such action would violate the fiduciary obligations of the Pyxis Board of Directors under applicable law, to otherwise terminate, amend, modify or make inapplicable as to any person or entity, or exempt any person from or take any action that would qualify any tender or exchange offer as a "Permitted Offer" under, the Rights Agreement or redeem the Rights issued thereunder; (xvii) enter into or carry out any other transaction other than in the ordinary and usual course of business; (xviii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or (xix) agree in writing or otherwise to take any of the foregoing actions.

NO NEGOTIATIONS OR SOLICITATIONS

     Pursuant to the Merger Agreement, Pyxis agreed that, during the term of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction, or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that Pyxis may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction if and so long as the Pyxis Board determines in good faith by a majority vote, based upon advice of its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Pyxis Board and such a proposal is, based upon advice of DLJ (or any other nationally recognized investment banking firm), more favorable to Pyxis Stockholders in the aggregate and from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transactions proposed by Cardinal in response to such Competing Transaction), and in such case the Pyxis Board may withdraw its recommendation of the Merger Agreement or the Merger (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate the Merger Agreement pursuant to its terms). Further, pursuant to the Merger Agreement Pyxis agreed to immediately cease all existing activities, discussions and negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing, and agreed that, from and after the execution of the Merger Agreement, Pyxis will promptly advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof) and promptly furnish to Cardinal a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

CONDITIONS

     The obligations of Cardinal and Pyxis to consummate the Merger are subject to fulfillment of the following conditions, among others, (i) the Merger and the transactions contemplated by the Merger Agreement shall have been approved by the Pyxis Stockholders in the manner required by any applicable law; (ii) the issuance of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated by the Merger Agreement shall have been approved by the Cardinal Shareholders in the manner required by any applicable law; (iii) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any governmental authority which prevents the consummation of the Merger;
(iv) all waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (v) the Commission shall have declared the Registration Statement effective, and at the Effective Time, no stop order or similar restraining order prohibiting the Merger shall have been threatened by the Commission or entered by the Commission or any state securities administrator; (vi) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP stating that the Merger will qualify for pooling-of-interests treatment for accounting and financial reporting purposes; (vii) Pyxis shall have received a legal opinion from Pillsbury Madison & Sutro LLP substantially to the effect that, under applicable law, the Merger will constitute a tax-free reorganization for Federal income tax purposes; and (viii) no action shall be instituted by any governmental authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated by the Merger Agreement which continues to be outstanding.

     The obligations of Pyxis to consummate the Merger and the transactions contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and a legal opinion and fulfillment of the following conditions (i) the representations and warranties of each of Cardinal and Subcorp shall be true and correct on and as of the Closing Date (except for those made as of a specified time), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Cardinal; (ii) each of Cardinal and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time; (iii) the Cardinal Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; and (iv) since the date of the Merger Agreement, except to the extent contemplated by the Merger Agreement, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Cardinal and its subsidiaries taken as a whole or any material adverse effect on the ability of Cardinal to consummate the transactions contemplated by the Merger Agreement.

     The obligations of Cardinal to consummate the Merger and the other transactions contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and a legal opinion and fulfillment of the following conditions (i) the representations and warranties of Pyxis shall be true and correct on and as of the Closing Date (except for those made as of a specified time), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Pyxis; (ii) the representations and warranties of Pyxis regarding its relationships with its lessees and certain financing arrangements shall be true and correct on and as of the Closing Date; (iii) Pyxis shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time; (iv) each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Pyxis for purpose of Rule 145 under the Securities Act, shall have executed and delivered to Cardinal at least 35 days prior to the date of the Pyxis Special Meeting the written undertakings as provided in the Merger Agreement; (v) there shall not have been a breach of any obligation by any Supporting Stockholder which has entered into a Support/Voting Agreement or by Pyxis of the Stock Option Agreement; and (vi) since the date of the Merger Agreement, except to the extent contemplated by the Merger Agreement, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Pyxis and its subsidiaries taken as a whole or any material adverse effect on the ability of Pyxis to consummate the transactions contemplated by the Merger Agreement.

PYXIS STOCK OPTIONS; STOCK PURCHASE PLAN

     Cardinal and Pyxis covenant in the Merger Agreement to cause unexpired and unexercised Pyxis Options granted to current or former directors, officers, employees, consultants or independent contractors of Pyxis by Pyxis to be automatically converted at the Effective Time into Cardinal Exchange Options. See "The Merger -- Interests of Certain Persons in the Merger -- Pyxis Options." Cardinal further covenants to file with the Commission, as soon as reasonably practicable after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options. Pyxis further covenants to terminate the Pyxis Employee Stock Purchase Plan immediately prior to the Effective Time, such that all amounts that have been withheld but not yet applied to purchase Pyxis Common Stock pursuant to such plan as of its termination date will be refunded, without interest, to the participating employees pursuant to the terms of such plan.

EMPLOYEE BENEFITS

     Cardinal has agreed that, for a period of one year from and after the Effective Time, it will cause the Surviving Corporation to provide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, than those provided to employees of Pyxis immediately prior to the date of the Merger Agreement.

TERMINATION; EFFECT OF TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by Pyxis Stockholders and Cardinal Shareholders (i) by mutual consent of Cardinal and Pyxis; (ii) by either Cardinal or Pyxis if any permanent injunction or other order of a court or other competent governmental authority preventing the consummation of the Merger becomes final and non-appealable; (iii) by either Cardinal or Pyxis if the Merger is not consummated before June 30, 1996, unless that deadline is extended by the Boards of Directors of both Cardinal and Pyxis, provided that a party shall not have a right to so terminate the Merger Agreement if such party's failure or such party's affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (iv) by either Cardinal or Pyxis, no earlier than the fifth trading day nor later than the third full trading day immediately preceding the earlier of
(x) the Pyxis Special Meeting or (y) the Cardinal Special Meeting, if the Average Share Price is less than $55.34, provided that Pyxis will have no such right to terminate unless (I) Pyxis shall have given, during the three trading day period set forth above, one full trading day's prior written notice of its intention to so terminate and (II) Cardinal during such one full trading day notice period shall not have given written notice to Pyxis (an Adjustment Election) that the Exchange Ratio shall be equal to the product of (x) 0.406557 and (y) the quotient obtained by dividing 55.34 by the Average Share Price; (v) by Cardinal if the Pyxis Board shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in a manner adverse to Cardinal, or if the Pyxis Board shall have refused to affirm such recommendation within two business days of any written request from Cardinal which request was made upon a reasonable basis; (vi) by either Cardinal or Pyxis if at the Pyxis Special Meeting (including any adjournment or postponement thereof) the requisite vote of the Pyxis Stockholders to approve the Merger and the transactions contemplated by the Merger Agreement shall not have been obtained;
(vii) by Cardinal or Pyxis if the authorization of the Cardinal Shareholders with respect to the issuance of Cardinal Common

Shares in the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Cardinal Special Meeting; (viii) by Cardinal if Pyxis shall have breached any of its obligations under the Stock Option Agreement; or (ix) by Cardinal if at any time the representations and warranties of Pyxis to the effect that (x) neither Pyxis nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes and (y) none of the transactions contemplated by the Merger Agreement will prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes, shall not be true and correct and Cardinal shall have been advised that Deloitte & Touche LLP will not confirm in writing at the Effective Time that the Merger will qualify as a pooling-of-interests transaction for financial reporting purposes.

     The Merger Agreement provides that if the Merger Agreement is terminated and it is judicially determined that termination was caused by an intentional breach of the Merger Agreement, the breaching party shall indemnify and hold harmless the other parties thereto for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the Merger Agreement and related documentation and shareholders' meetings and consents ("Costs") up to but not in excess of an amount equal to $2 million in the aggregate. If the Merger Agreement is terminated for any reason pursuant to
Section 7.1 of the Merger Agreement (other than a termination pursuant to Sections 7.1(a), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) if Pyxis' or Pyxis' affiliates' failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before June 30, 1996), 7.1(d), 7.1(g) or 7.1(i)) Pyxis will be obligated to pay Cardinal (i) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $2 million in the aggregate and (ii) a termination fee in an amount equal to $28 million. In the event of the termination of the Merger Agreement pursuant to Section 7.1(i) thereof, Pyxis will be obligated to pay Cardinal in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $2 million in the aggregate.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of the Merger Proposal by Cardinal Shareholders and Pyxis Stockholders, but after each such approval, no amendment shall be made which by law requires further approval by the Cardinal Shareholders or Pyxis Stockholders, as the case may be, without such further approval.

     At any time prior to the Effective Time, Cardinal (with respect to Pyxis) or Pyxis (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained therein, provided such waiver or extension is set forth in a written instrument signed on behalf of such party.

EXPENSES

     Except as otherwise provided in the Merger Agreement and the Stock Option Agreement (as described above), Cardinal and Pyxis will pay their own costs and expenses associated with the transactions contemplated by the Merger Agreement.

                       RIGHTS OF DISSENTING SHAREHOLDERS

CARDINAL SHAREHOLDERS

     Section 1701.84 of the Ohio Revised Code provides that all Cardinal Shareholders entitled to vote on the Merger Proposal may exercise dissenters' rights with respect to the Merger. The following is a summary of the principal steps a Cardinal Shareholder must take to perfect dissenters' rights under
Section 1701.85 of the Ohio Revised Code. This summary does not purport to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Annex D to this Joint Proxy Statement/Prospectus. Any Cardinal Shareholder contemplating the exercise of dissenters' rights is urged to review carefully such provisions and to consult an attorney, since dissenters' rights will be lost if the procedural requirements under Section 1701.85 of the Ohio Revised Code are not fully and precisely satisfied. To perfect dissenters' rights, a Cardinal Shareholder must satisfy each of the following conditions:

     1. No Vote in Favor of the Merger Proposal. Cardinal Common Shares ("Dissenter's Cardinal Shares") held by the dissenting Cardinal Shareholder (the "Dissenting Cardinal Shareholder") must not be voted at the Cardinal Special Meeting in favor of the Merger Proposal. See "The Special Meetings -- Matters to Be Considered at the Special Meetings -- Cardinal Special Meeting." This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the Merger Proposal or to abstain from such vote, if no proxy is returned and no vote is cast at the Cardinal Special Meeting in favor of the Merger Proposal, or if the Dissenting Cardinal Shareholder revokes a proxy, and thereafter abstains from voting with respect to the Merger Proposal or votes against the Merger Proposal at the Cardinal Special Meeting. A vote in favor of the Merger Proposal at the Cardinal Special Meeting constitutes a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the Merger Proposal and will constitute a waiver of dissenters' rights. A Dissenting Cardinal Shareholder may revoke his proxy at any time before its exercise by filing with Cardinal an instrument revoking it or a duly executed proxy bearing a later date, or by attending and giving notice of the revocation of the proxy in open meeting (although attendance at the Cardinal Special Meeting will not in and of itself constitute revocation of a proxy). See "The Special Meetings --Voting of Proxies."

     2. Filing Written Demand. Not later than ten days after the taking of the vote on the Merger Proposal, a Dissenting Cardinal Shareholder must deliver to Cardinal a written demand (the "Cardinal Demand") for payment of the fair cash value of the Dissenter's Cardinal Shares. The Cardinal Demand should be delivered to Cardinal at 5555 Glendon Court, Dublin, Ohio 43016, Attention:
Secretary. It is recommended, although not required, that the Cardinal Demand be sent by registered or certified mail, return receipt requested. Voting against the Merger Proposal will not itself constitute a demand. Cardinal will not send any further notice to Cardinal Shareholders as to the date on which such ten-day period expires.

     The Cardinal Demand must identify the name and address of the holder of record of the Dissenter's Cardinal Shares, the number of Dissenter's Cardinal Shares and the amount claimed as the fair cash value thereof. A beneficial owner must, in all cases, have the record holder submit the Cardinal Demand in respect of the Dissenter's Cardinal Shares. The Cardinal Demand must be signed by the shareholder of record (or by the duly authorized representative of the shareholder) exactly as the shareholder's name appears on the shareholder records of Cardinal. A Cardinal Demand with respect to shares owned jointly by more than one person must identify and be signed by all of the holders of record. Any person signing a Cardinal Demand on behalf of a partnership or corporation or in any other representative capacity (such as an attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of this capacity and his authority to sign the demand.

     Because only shareholders of record on the Cardinal Record Date may exercise dissenters' rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee, or other holder and who wishes to exercise dissenters' rights must instruct the record holder of the shares to satisfy the conditions outlined above. If a record holder does not satisfy, in a timely manner, all of the conditions outlined in this section entitled "Rights of Dissenting Shareholders," the dissenters' rights for all of the shares held by that shareholder will be lost.

     From the time the Cardinal Demand is given until either the termination of the rights and obligations arising from such Cardinal Demand or the purchase of the Dissenter's Cardinal Shares related thereto by Cardinal, all rights accruing to the holder of the Dissenter's Cardinal Shares, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on Cardinal Common Shares during the suspension, an amount equal to the dividend or distribution which would have been payable on the Dissenter's Cardinal Shares, but for such suspension, shall be paid to the holder of record of the Dissenter's Cardinal Shares as a credit upon the fair cash value of the Dissenter's Cardinal Shares. If the right to receive the fair cash value is terminated otherwise than by the purchase of the Dissenter's Cardinal Shares by Cardinal, all rights will be restored to the Dissenting Cardinal Shareholder and any distribution that would have been made to the holder of record of the Dissenter's Cardinal Shares, but for the suspension, will be made at the time of the termination.

     3. Petitions to Be Filed in Court. Within three months after the service of the Cardinal Demand, if Cardinal and the Dissenting Cardinal Shareholder do not reach an agreement on the fair cash value of the Dissenter's Cardinal Shares, the Dissenting Cardinal Shareholder or Cardinal may file a complaint in the Court of Common Pleas of Franklin County, Ohio (the "Common Pleas Court"), or join or be joined in an action similarly brought by another Dissenting Cardinal Shareholder, for a judicial determination of the fair cash value of the Dissenter's Cardinal Shares. Cardinal does not intend to file any complaint for a judicial determination of the fair cash value of any Dissenter's Cardinal Shares.

     Upon motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the Dissenting Cardinal Shareholder is entitled to be paid the fair cash value of the Dissenter's Cardinal Shares. If the Common Pleas Court finds that the Dissenting Cardinal Shareholder is so entitled, it may appoint one or more appraisers to receive evidence by which to recommend a decision on the amount of such value. The Common Pleas Court is required to make a finding as to the fair cash value of the Dissenter's Cardinal Shares and to render a judgment against Cardinal for the payment thereof, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceedings, including reasonable compensation to the appraiser or appraisers to be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable. Payment of the fair cash value of the Dissenter's Cardinal Shares is required to be made within 30 days after the date of final determination of such value or the Effective Time, whichever is later, only upon surrender to Cardinal of the Certificates representing the Dissenter's Cardinal Shares for which payment is made.

     Fair cash value is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the Cardinal Demand. The fair cash value is to be determined as of the day prior to the day of the vote on the Merger Proposal. In computing this value, any appreciation or depreciation in the market value of the Dissenter's Cardinal Shares resulting from the Merger is excluded.

     The dissenters' rights of any Dissenting Cardinal Shareholder will terminate if, among other things, (a) he has not complied with Section 1701.85 of the Ohio Revised Code (unless the Board of Directors of Cardinal waives compliance), (b) the Merger is abandoned or otherwise not carried out or such Dissenting Cardinal Shareholder withdraws his Cardinal Demand with the consent of the Board of Directors of Cardinal, or (c) no agreement has been reached between Cardinal and the Dissenting Cardinal Shareholder with respect to the fair cash value of the Dissenter's Cardinal Shares and no complaint has been timely filed in the Common Pleas Court.

PYXIS STOCKHOLDERS

     Pyxis Stockholders will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger. See "Comparison of Shareholder Rights -- Rights of Dissenting Shareholders."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended only as a summary of certain of the material Federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of Federal income taxation that may be applicable to certain Pyxis Stockholders subject to special Federal income tax treatment, including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their Pyxis Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or foreign tax laws, nor the effect of any Federal tax laws other than those pertaining to Federal income tax.

     Pyxis expects to receive an opinion from Pillsbury Madison & Sutro LLP to the effect that, if the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for Federal income tax purposes. Such opinion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including, without limitation, certain representations made by Cardinal, Pyxis and certain stockholders of Pyxis. If any of these factual assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. The discussion below applies to Pyxis Stockholders who hold their shares of Pyxis Common Stock as a capital asset within the meaning of
Section 1221 of the Code.

     As a reorganization under Section 368(a) of the Code, no gain or loss will be recognized by the Pyxis Stockholders with respect to the Cardinal Common Shares received in the Merger. The tax basis of the Cardinal Common Shares received by a Pyxis Stockholder in the Merger will be equal to the tax basis of the shares of Pyxis Common Stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received. For purposes of determining whether or not gain or loss on the subsequent disposition of Cardinal Common Shares received in the Merger is long-term or short-term, the holding period of such Cardinal Common Shares received by the Pyxis Stockholders will include the holding period of the shares of Pyxis Common Stock exchanged therefor.

     The receipt of cash in lieu of a fractional Cardinal Common Share by a Pyxis Stockholder pursuant to the Merger will result in taxable gain or loss to such stockholder for Federal income tax purposes based on the difference between the amount of cash received by such stockholder and such stockholder's basis in such fractional share as set forth above. Such gain or loss will be a capital gain or loss.

     The Merger Agreement provides that neither Cardinal nor Pyxis is obligated to consummate the Merger unless Pyxis shall have received the opinion from Pillsbury Madison & Sutro LLP, counsel to Pyxis, substantially to the effect that under applicable law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code.

     THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE OPINION OF PILLSBURY MADISON & SUTRO LLP IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH PYXIS STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO HIS OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

                                 THE COMPANIES

BUSINESS OF PYXIS

     Pyxis designs, manufactures, markets and services unique, point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and other health care facilities. Through its acquisition of Allied in August 1995, Pyxis also provides pharmacy management services to hospitals and to long-term care and other healthcare providers.

     Pyxis systems consist of microprocessor-controlled secure storage units that store drugs and supplies located in patient care areas in the customer's facility. These units offer a simple but secure menu driven user interface similar to that of a bank's automated teller machine. Each time a unit is utilized, the user's name, the patient's name, the drug or supply being removed and the remaining inventory is recorded. These units simultaneously communicate usage information over standard telephone wires, or network systems, to a Pyxis central computer usually located in the customer's pharmacy or supply center. The central computer interfaces with the facility's billing system and admission, discharge and transfer information system to electronically route patient medication and supply usage data generated by the Pyxis systems. Pyxis systems include the MEDSTATION(R) System, MEDSTATION Rx(TM) System, the SUPPLYSTATION(R) System and the ACCESS(R) System.

     Allied provides pharmacy management services to hospitals and to long-term care and other healthcare providers. Allied generally manages hospital pharmacies on a contract basis and provides pharmaceuticals, medical equipment and supplies to nursing homes and homecare agencies. Allied also provides other pharmacy-related services.

BUSINESS OF CARDINAL

     Cardinal is a holding company operating through a number of separate operating subsidiaries and is one of the nation's largest wholesale distributors of pharmaceutical and related health and beauty care products. Cardinal is also the largest franchisor of independent retail pharmacies in the United States through MSI, which Cardinal acquired in November 1995. Its customers include independent and chain drug stores, hospitals, alternate care centers and the pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States.

     As a full-service wholesale distributor, Cardinal complements its distribution activities by offering a broad range of value-added support services to assist Cardinal's customers and suppliers in maintaining and improving their market positions and to strengthen Cardinal's role in the channel of distribution. These support services include computerized order entry and order confirmation systems, customized invoicing, generic sourcing programs, product movement and management reports, consultation on store operation and merchandising, and customer training. Most customers transmit merchandise orders directly to Cardinal's data processing system through computerized order entry devices. Cardinal's proprietary software systems feature customized databases specially designed to help its customers order more efficiently, contain costs, and monitor their purchases which are covered by group contract purchasing arrangements.

     In addition to its core wholesaling activities, Cardinal operates several specialty health care businesses which offer value-added services to Cardinal's customers and suppliers while providing Cardinal with additional opportunities for growth and profitability. For example, Cardinal operates a pharmaceutical repackaging program for both independent and chain drugstore customers and serves as a distributor of therapeutic plasma products and other specialty pharmaceuticals to hospitals, clinics and other managed care facilities on a nationwide basis through the utilization of telemarketing and direct mail programs. These specialty distribution activities are part of Cardinal's overall strategy of developing diversified products and services to enhance the profitability of its business and that of its customers and suppliers.

     In February 1994, Cardinal combined with Whitmire Distribution Corporation ("Whitmire"), a Folsom, California-based drug wholesaler (the "Whitmire Merger"). The majority of Whitmire's sales were concentrated in the western and central United States, complementing Cardinal's former concentration of sales in the eastern United States and positioning the combined company to service both customers and suppliers on a national basis. As a result of the Whitmire Merger, Cardinal now maintains a network of distribution centers enabling it to routinely serve the entire population of the continental U.S. on a next-day basis.

     Cardinal has completed three additional business combinations since the Whitmire Merger. On July 1, 1994, Cardinal completed a business combination with Humiston-Keeling, Inc., a Calumet City, Illinois-based drug wholesaler serving customers located primarily in the upper midwest region of the United States. On July 18, 1994, Cardinal completed a merger with Behrens Inc., a Waco, Texas-based drug wholesaler serving customers located primarily in Texas and adjoining states. On November 13, 1995, Cardinal completed a merger with MSI, a St. Louis, Missouri-based franchisor of independent retail pharmacies in the United States and abroad.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information should be read in conjunction with the financial statements, including the notes thereto, of Cardinal and Pyxis which are incorporated by reference in this Joint Proxy Statement/Prospectus. The pro forma information is presented for illustration purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated in accordance with the assumptions set forth below, nor is it necessarily indicative of future operating results or financial position.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     The following unaudited pro forma combined balance sheet presents, under the pooling-of-interests accounting method, the consolidated balance sheets of Cardinal and Pyxis combined as of December 31, 1995.

                                                 CARDINAL        PYXIS
                                               HEALTH, INC.   CORPORATION
                                               DECEMBER 31,   DECEMBER 31,    PRO FORMA      PRO FORMA
                                                   1995           1995       ADJUSTMENTS      BALANCES
                                               ------------   ------------   -----------     ----------
                                                                    (IN THOUSANDS)
ASSETS
  Current assets:
     Cash and equivalents....................   $   27,057      $ 23,618      $              $   50,675
     Marketable securities available for
       sale..................................        7,852        60,443                         68,295
     Trade receivables.......................      595,753        25,295                        621,048
     Current portion of net investment in
       sales-type leases.....................                     33,913                         33,913
     Merchandise inventories.................    1,198,340         5,026                      1,203,366
     Prepaid expenses and other..............       44,535        18,363                         62,898
                                                ----------       -------         ------      ----------
          Total current assets...............    1,873,537       166,658                      2,040,195
                                                ----------       -------         ------      ----------
  Property and equipment, at cost:
     Land, buildings and improvements........       56,968           739                         57,707
     Machinery and equipment.................      130,232         9,945                        140,177
     Furniture and fixtures..................       26,628        10,048                         36,676
                                                ----------       -------         ------      ----------
          Total..............................      213,828        20,732                        234,560
     Accumulated depreciation and
       amortization..........................      (95,162)       (6,001)                      (101,163)
                                                ----------       -------         ------      ----------
     Property and equipment, net.............      118,666        14,731                        133,397
  Other assets:
     Net investment in sales-type leases,
       less current portion..................                     99,557                         99,557
     Intangibles and other...................      109,381        46,308                        155,689
                                                ----------       -------         ------      ----------
          Total..............................   $2,101,584      $327,254      $       0      $2,428,838
                                                ==========       =======         ======      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
     Notes payable, banks....................   $   25,000      $ 42,270      $              $   67,270
     Current portion of long-term
       obligations...........................        1,995         2,962                          4,957
     Accounts payable........................    1,072,081         7,452                      1,079,533
     Other accrued liabilities...............      113,825         3,020         30,000(2)      146,845
                                                ----------       -------         ------      ----------
          Total current liabilities..........    1,212,901        55,704         30,000       1,298,605
                                                ----------       -------         ------      ----------
  Long-term obligations, less current
     portion.................................      208,690         2,943                        211,633
  Deferred tax and other liabilities.........       13,176        71,275                         84,451
  Shareholders' equity:
     Common shares...........................      366,200       100,219                        466,419
     Retained earnings.......................      307,854        97,330        (30,000)(2)     375,184
     Unrealized losses on marketable
       securities available for sale, net of
       tax...................................                       (217)                          (217)
     Common shares in treasury, at cost......       (4,291)                                      (4,291)
     Unamortized restricted stock awards.....       (2,946)                                      (2,946)
                                                ----------       -------         ------      ----------
          Total shareholders' equity.........      666,817       197,332        (30,000)        834,149
                                                ----------       -------         ------      ----------
          Total..............................   $2,101,584      $327,254      $       0      $2,428,838
                                                ==========       =======         ======      ==========

      See accompanying notes to the unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS

     The following unaudited pro forma combined statements of earnings present, under the pooling-of-interests accounting method, the consolidated statements of earnings of Cardinal for the fiscal years ended June 30, 1995, June 30, 1994 and March 31, 1993 and for the six month periods ended December 31, 1995 and December 31, 1994 combined with the statements of earnings of Pyxis for the corresponding twelve and six month periods. The estimated Merger expenses (approximately $30 million, net of tax) as discussed in Note 2 have not been considered in the following unaudited pro forma combined statements of earnings.

                                                                 YEAR ENDED
                                                               JUNE 30, 1995
                                                         --------------------------
                                                          CARDINAL
                                                          HEALTH,          PYXIS          PRO FORMA
                                                            INC.        CORPORATION     RESULTS(1)(6)
                                                         ----------     -----------     -------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues...........................................  $7,859,919      $ 161,846       $ 8,021,765
Cost of products sold..................................   7,350,709         46,848         7,397,557
                                                         ----------       --------        ----------
Gross margin...........................................     509,210        114,998           624,208
Selling, general and administrative expenses...........     321,513         57,066           378,579
                                                         ----------       --------        ----------
Operating earnings.....................................     187,697         57,932           245,629
Other income (expense):
  Interest expense.....................................     (19,341)           (62)          (19,403)
  Other, net -- primarily interest income..............       3,214          4,195             7,409
                                                         ----------       --------        ----------
Earnings before income taxes...........................     171,570         62,065           233,635
Provision for income taxes.............................      70,570         25,531            96,101
                                                         ----------       --------        ----------
Earnings available for common shares, excluding
  estimated Pyxis merger expenses......................  $  101,000      $  36,534       $   137,534
                                                         ==========       ========        ==========
Earnings per common share, excluding estimated Pyxis
  merger expenses (3):
     Primary...........................................  $     2.07                      $      2.14
     Fully diluted.....................................        2.07                             2.14
Weighted average number of common shares outstanding
  (3):
     Primary...........................................      48,698                           64,119
     Fully diluted.....................................      48,748                           64,170

      See accompanying notes to the unaudited pro forma combined financial information.

                                                                 YEAR ENDED
                                                               JUNE 30, 1994
                                                         --------------------------
                                                          CARDINAL
                                                          HEALTH,          PYXIS          PRO FORMA
                                                            INC.        CORPORATION     RESULTS(1)(6)
                                                         ----------     -----------     -------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues...........................................  $5,838,574      $ 122,218       $ 5,960,792
Cost of products sold..................................   5,443,020         33,341         5,476,361
                                                         ----------       --------        ----------
Gross margin...........................................     395,554         88,877           484,431
Selling, general and administrative expenses...........     252,438         39,537           291,975
Unusual item:
  Merger costs.........................................     (35,880)             0           (35,880)
                                                         ----------       --------        ----------
Operating earnings(4)..................................     107,236         49,340           156,576
Other income (expense):
  Interest expense.....................................     (18,140)          (176)          (18,316)
  Other, net -- primarily interest income..............       3,563          5,085             8,648
                                                         ----------       --------        ----------
Earnings before income taxes...........................      92,659         54,249           146,908
Provision for income taxes.............................      43,464         22,414            65,878
                                                         ----------       --------        ----------
Earnings before preferred dividends declared(4)........      49,195         31,835            81,030
Preferred dividends declared...........................      (1,205)             0            (1,205)
                                                         ----------       --------        ----------
Earnings available for common shares, excluding
  estimated Pyxis merger expenses......................  $   47,990      $  31,835       $    79,825
                                                         ==========       ========        ==========
Earnings per common share, excluding estimated Pyxis
  merger expenses(3)(4):
     Primary...........................................  $     1.04                      $      1.30
     Fully diluted.....................................        1.04                             1.30
Weighted average number of common shares
  outstanding(3):
     Primary...........................................      46,004                           61,380
     Fully diluted.....................................      46,091                           61,399

      See accompanying notes to the unaudited pro forma combined financial information.

                                                                 YEAR ENDED
                                                               MARCH 31, 1993
                                                         --------------------------
                                                          CARDINAL                         PRO
                                                          HEALTH,          PYXIS          FORMA
                                                            INC.        CORPORATION     RESULTS(1)
                                                         ----------     -----------     ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues...........................................  $4,676,277       $58,359       $4,734,636
Cost of products sold..................................   4,343,289        17,424        4,360,713
                                                         ----------       -------       ----------
Gross margin...........................................     332,988        40,935          373,923
Selling, general and administrative expenses...........     221,496        21,603          243,099
Unusual items:
  Termination fee......................................      13,466                         13,466
  Restructuring and other charges......................     (18,904)                       (18,904)
                                                         ----------       -------       ----------
Operating earnings(4)..................................     106,054        19,332          125,386
Other income (expense):
  Interest expense.....................................     (26,623)         (287)         (26,910)
  Other, net -- primarily interest income..............       5,826         1,941            7,767
                                                         ----------       -------       ----------
Earnings before income taxes and cumulative effect of
  change in accounting principle.......................      85,257        20,986          106,243
Provision for income taxes.............................      32,152         6,129           38,281
                                                         ----------       -------       ----------
Earnings before cumulative effect of change in
  accounting principle(4)..............................      53,105        14,857           67,962
Preferred dividends declared/accretion.................      (2,876)            0           (2,876)
                                                         ----------       -------       ----------
Earnings available for common shares before cumulative
  effect of change in accounting principle, excluding
  estimated Pyxis merger expenses......................  $   50,229       $14,857       $   65,086
                                                         ==========       =======       ==========
Earnings per common share, excluding estimated Pyxis
  merger expenses(3)(4):
     Primary...........................................  $     1.22                     $     1.19
     Fully diluted.....................................        1.18                           1.16
Weighted average number of common shares
  outstanding(3):
     Primary...........................................      41,046                         54,620
     Fully diluted.....................................      45,355                         58,947

      See accompanying notes to the unaudited pro forma combined financial information.

                                                           SIX MONTHS ENDED
                                                          DECEMBER 31, 1995
                                                      --------------------------
                                                       CARDINAL
                                                       HEALTH,          PYXIS           PRO FORMA
                                                         INC.        CORPORATION     RESULTS(1)(5)(6)
                                                      ----------     -----------     ----------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues........................................  $4,178,765      $ 117,813         $4,296,578
Cost of products sold...............................   3,912,259         47,066          3,959,325
                                                      ----------       --------         ----------
Gross margin........................................     266,506         70,747            337,253
Selling, general and administrative expenses........     170,342         44,119            214,461
Unusual items:
  Merger costs......................................     (16,374)                          (16,374)
  Reorganization expenses...........................                     (1,178)            (1,178)
                                                      ----------       --------         ----------
Operating earnings(4)...............................      79,790         25,450            105,240
Other income (expense):
  Interest expense..................................      (8,241)        (1,183)            (9,424)
  Other, net -- primarily interest income...........       3,542          3,439              6,981
                                                      ----------       --------         ----------
Earnings before income taxes........................      75,091         27,706            102,797
Provision for income taxes..........................      32,885         11,454             44,339
                                                      ----------       --------         ----------
Earnings available for common shares, excluding
  estimated Pyxis merger expenses(4)................  $   42,206      $  16,252         $   58,458
                                                      ==========       ========         ==========
Earnings per common share, excluding estimated Pyxis
  merger expenses(3)(4):
     Primary........................................  $     0.86                        $     0.90
     Fully diluted..................................        0.86                              0.90
Weighted average number of common shares
  outstanding(3):
     Primary........................................      49,275                            64,654
     Fully diluted..................................      49,317                            64,698

      See accompanying notes to the unaudited pro forma combined financial information.

                                                              SIX MONTHS ENDED
                                                             DECEMBER 31, 1994
                                                         --------------------------
                                                          CARDINAL
                                                          HEALTH,          PYXIS          PRO FORMA
                                                            INC.        CORPORATION     RESULTS(1)(6)
                                                         ----------     -----------     -------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues...........................................  $3,831,395       $76,772        $ 3,908,167
Cost of products sold..................................   3,593,686        20,413          3,614,099
                                                         ----------       -------         ----------
Gross margin...........................................     237,709        56,359            294,068
Selling, general and administrative expenses...........     156,182        28,038            184,220
                                                         ----------       -------         ----------
Operating earnings.....................................      81,527        28,321            109,848
Other income (expense):
  Interest expense.....................................      (8,246)          (30)            (8,276)
  Other, net -- primarily interest income..............       2,613         2,038              4,651
                                                         ----------       -------         ----------
Earnings before income taxes...........................      75,894        30,329            106,223
Provision for income taxes.............................      31,242        12,402             43,644
                                                         ----------       -------         ----------
Earnings available for common shares, excluding
  estimated Pyxis merger expenses......................  $   44,652       $17,927        $    62,579
                                                         ==========       =======         ==========
Earnings per common share, excluding estimated Pyxis
  merger expenses (3):
     Primary...........................................  $     0.93                      $      0.98
     Fully diluted.....................................        0.93                             0.98
Weighted average number of common shares outstanding
  (3):
     Primary...........................................      48,132                           63,555
     Fully diluted.....................................      48,194                           63,618

      See accompanying notes to the unaudited pro forma combined financial information.

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

(1) CARDINAL AND PYXIS HISTORICAL FISCAL YEARS

     Cardinal's fiscal year had historically ended on March 31. On March 1, 1994, in connection with the Whitmire Merger, Cardinal changed its fiscal year end from March 31 to June 30. Accordingly, the Cardinal financial information presented herein excludes the operating results of Cardinal (prior to the Whitmire Merger) for the three month period ended June 30, 1993.

     Pyxis reports on a calendar year basis. For purposes of combining Pyxis' historical financial information with Cardinal's historical financial information in the pro forma financial information in this Joint Proxy Statement/Prospectus, the financial information of Pyxis has been accumulated for the twelve month periods ended June 30, 1995, June 30, 1994 and March 31, 1993 and the six month periods ended December 31, 1995 and 1994. Consistent with the Cardinal presentation, Pyxis' operating results for the three months ended June 30, 1993 have not been included in the pro forma financial information.

     The operating results of Cardinal and Pyxis for the three month periods ended June 30, 1993 are summarized as follows:

                                                                   THREE MONTHS ENDED
                                                                      JUNE 30, 1993
                                                                  ---------------------
                                                                  CARDINAL      PYXIS
                                                                  --------     --------
                                                                     (IN THOUSANDS)
        Net revenues............................................  $561,363     $ 23,593
        Net earnings............................................    11,113        5,668
        Dividends paid..........................................     1,354           --

     In addition, certain amounts in the historical financial statements of Cardinal and Pyxis have been reclassified for the pro forma presentation.

(2) MERGER EXPENSES

     In connection with the Merger, the companies expect to incur approximately $17 million for investment banking, legal, accounting, and other related transaction costs and fees. Additionally, the companies expect to incur other merger costs related to the integration of the separate companies and institution of efficiencies anticipated as a result of the Merger. These costs, which include the effect of certain employee compensation arrangements, costs to exit certain contractual arrangements, revaluation of certain operating assets, and other merger related and integration costs, are currently estimated to be between $10 million and $15 million (net of tax), and will be charged to expense in the period in which the Merger is consummated, or in subsequent periods when incurred. Since the Merger has not yet been consummated and transition plans are currently being developed, the merger costs can only be estimated at this time, and are subject to revision as plans are formalized and further information becomes available.

     The accounting policies of the separate companies are currently being studied from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable.

(3) EARNINGS PER SHARE

     The pro forma net earnings per share reflect: (i) the weighted average number of Cardinal Common Shares that would have been outstanding had the Merger occurred at the beginning of the periods presented based upon an exchange ratio of 0.406557 Cardinal Common Shares to be issued for each share of Pyxis Common Stock outstanding, and (ii) the dilutive impact of Cardinal and Pyxis stock options and warrants using the treasury stock method. All Pyxis options are assumed to be converted into options for Cardinal Common Shares at an exchange ratio of 0.406557 Cardinal Common Shares for each share of Pyxis Common Stock before application of the treasury stock method. The pro forma fully diluted earnings per Common Share for the year ended March 31, 1993 reflect the assumed conversion of all of Cardinal's 7.25% Convertible

Subordinated Debentures due 2015 (the "7.25% Notes") for all periods presented herein. The 7.25% Notes were issued July 1990 and were called for redemption, effective July 2, 1993.

(4) EFFECT OF UNUSUAL ITEMS

     Amounts reflect the effect of unusual items recorded by Pyxis and Cardinal in the six months ended December 31, 1995 and by Cardinal only in the fiscal years ended June 30, 1994 and March 31, 1993. During the six months ended December 31, 1995, Pyxis recorded a charge of approximately $1.2 million ($0.7 million, net of tax) to reflect reorganization and workforce reduction costs. Also during this six month period, Cardinal recorded a charge to reflect estimated MSI Merger costs of approximately $16.4 million ($11.8 million, net of tax). In fiscal 1994, Cardinal recorded a charge to reflect estimated Whitmire Merger costs of approximately $35.9 million ($28.2 million, net of tax). During fiscal 1993, Cardinal received a termination fee of approximately $13.5 million, resulting from the termination by Durr-Fillauer Medical, Inc. of its agreement to merge with Cardinal. During fiscal 1993, Cardinal also recorded a restructuring charge totaling approximately $13.7 million primarily related to the closing of certain non-core operations, and the integration, standardization and improvement of selected distribution operations, information systems and support functions. Also the modification of the terms of certain Whitmire stock options in fiscal 1993 resulted in a one-time stock option compensation charge of approximately $5.2 million.

     The following supplemental information summarizes the Pyxis, Cardinal and unaudited pro forma combined results excluding the impact of the unusual items:

PYXIS:

     Excluding the impact of the unusual item noted above, operating earnings and net earnings would have been $26,628,000 and $16,947,000, respectively, for the six months ending December 31, 1995. These amounts differ from those presented in the "Unaudited Pro Forma Combined Statement of Earnings" for the six months ended December 31, 1995, due solely to the assumed elimination of the unusual item.

CARDINAL:

                                           FISCAL YEAR ENDED
                                   ----------------------------------           SIX MONTHS ENDED
                                    MARCH                                 -----------------------------
                                     31,        JUNE 30,     JUNE 30,     DECEMBER 31,     DECEMBER 31,
                                     1993         1994         1995           1994             1995
                                   --------     --------     --------     ------------     ------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating earnings, excluding
  estimated Pyxis merger expenses
  and unusual items..............  $111,492     $143,116     $187,697       $ 81,527         $ 96,164
Earnings available for common
  shares before cumulative effect
  of change in accounting
  principle, excluding estimated
  Pyxis merger expenses and
  unusual items..................    55,423       77,103      101,000         44,652           54,006
Earnings per common share before
  cumulative effect of change in
  accounting principle, excluding
  estimated Pyxis merger expenses
  and unusual items:
     Primary.....................  $   1.35     $   1.68     $   2.07       $   0.93         $   1.10
     Fully diluted...............      1.29         1.67         2.07           0.93             1.10

PRO FORMA COMBINED:

                                           FISCAL YEAR ENDED                    SIX MONTHS ENDED
                                   ----------------------------------     -----------------------------
                                   MARCH 31,    JUNE 30,     JUNE 30,     DECEMBER 31,     DECEMBER 31,
                                     1993         1994         1995           1994             1995
                                   --------     --------     --------     ------------     ------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating earnings, excluding
  estimated Pyxis merger expenses
  and unusual items..............  $130,824     $192,456     $245,629       $109,848         $122,792
Earnings available for common
  shares before cumulative effect
  of change in accounting
  principle, excluding estimated
  Pyxis merger expenses and
  unusual items..................    70,280      108,938      137,534         62,579           70,953
Earnings per common share before
  cumulative effect of change in
  accounting principle, excluding
  estimated Pyxis merger expenses
  and unusual items:
     Primary.....................  $   1.29     $   1.77     $   2.14       $   0.98         $   1.10
     Fully diluted...............      1.25         1.77         2.14           0.98             1.10

     Operating earnings and earnings available for common shares ("Earnings") as presented in the "Unaudited Pro Forma Combined Statements of Earnings" are reconciled to the pro forma combined results presented above as follows:

                                                                              SUPPLEMENTAL PRO FORMA
                                                          CARDINAL             COMBINED INFORMATION
                                                     FISCAL YEAR ENDED          FISCAL YEAR ENDED
                                                       MARCH 31, 1993             MARCH 31, 1993
                                                   ----------------------     ----------------------
                                                   OPERATING                  OPERATING
                                                   EARNINGS      EARNINGS     EARNINGS      EARNINGS
                                                   ---------     --------     ---------     --------
                                                                    (IN THOUSANDS)
Earnings as reported, before cumulative effect of
  change in accounting principle, excluding
  estimated Pyxis merger expenses................  $ 106,054     $ 50,229     $ 125,386     $ 65,086
Supplemental adjustments:
  Preferred stock redemptions....................                   2,876                      2,876
  Interest adjustment on preferred stock.........                    (575)                      (575)
  Termination fee................................    (13,466)      (7,163)      (13,466)      (7,163)
  Restructuring charge...........................     13,657        7,265        13,657        7,265
  Stock option charge............................      5,247        2,791         5,247        2,791
                                                    --------      -------      --------     --------
As supplementally adjusted.......................  $ 111,492     $ 55,423     $ 130,824     $ 70,280
                                                    ========      =======      ========     ========

                                                                              SUPPLEMENTAL PRO FORMA
                                                          CARDINAL             COMBINED INFORMATION
                                                     FISCAL YEAR ENDED          FISCAL YEAR ENDED
                                                       JUNE 30, 1994              JUNE 30, 1994
                                                   ----------------------     ----------------------
                                                   OPERATING                  OPERATING
                                                   EARNINGS      EARNINGS     EARNINGS      EARNINGS
                                                   ---------     --------     ---------     --------
                                                                    (IN THOUSANDS)
Earnings as reported, excluding estimated Pyxis
  merger expenses................................  $ 107,236     $ 47,990     $ 156,576     $ 79,825
Supplemental adjustments:
  Merger costs...................................     35,880       28,180        35,880       28,180
  Preferred stock redemptions....................                   1,205                      1,205
  Interest adjustment on preferred stock.........                    (272)                      (272)
                                                    --------      -------      --------     --------
As supplementally adjusted.......................  $ 143,116     $ 77,103     $ 192,456     $108,938
                                                    ========      =======      ========     ========

                                                                               SUPPLEMENTAL PRO FORMA
                                                           CARDINAL             COMBINED INFORMATION
                                                       SIX MONTHS ENDED           SIX MONTHS ENDED
                                                      DECEMBER 31, 1995          DECEMBER 31, 1995
                                                    ----------------------     ----------------------
                                                    OPERATING                  OPERATING
                                                    EARNINGS      EARNINGS     EARNINGS      EARNINGS
                                                    ---------     --------     ---------     --------
                                                                     (IN THOUSANDS)
Earnings as reported, excluding estimated Pyxis
  merger expenses.................................   $79,790      $ 42,206     $ 105,240     $ 58,458
Supplemental adjustments:
  Merger costs....................................    16,374        11,800        16,374       11,800
  Restructuring charge............................                                 1,178          695
                                                     -------       -------      --------      -------
As supplementally adjusted........................   $96,164      $ 54,006     $ 122,792     $ 70,953
                                                     =======       =======      ========      =======

(5) TRANSACTIONS BETWEEN CARDINAL AND PYXIS

     Allied, a wholly owned subsidiary of Pyxis, purchases the majority of its primary pharmaceutical needs from Cardinal. From August 1995 (the acquisition date of Allied by Pyxis) through December 31, 1995, Allied purchased approximately $14.9 million of pharmaceuticals from Cardinal. At December 31, 1995, Allied's unsold inventory related to purchases from Cardinal was not significant. The amounts arising from these transactions are not significant and, accordingly, the unaudited pro forma statement of earnings for the six months ended December 31, 1995 does not include adjustments for these items.

(6) PYXIS PURCHASE BUSINESS COMBINATION

     Amounts do not reflect the pro forma effects of the acquisition of Allied by Pyxis in August 1995, which pro forma effects are not significant.

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, Pyxis Stockholders will receive common shares of Cardinal, an Ohio corporation, in exchange for their shares of common stock in Pyxis, a Delaware corporation. The following is a summary of certain material differences between the rights of holders of Pyxis Common Stock and the rights of holders of Cardinal Common Shares. These differences arise in part from the differences between the Delaware Law and the Ohio Revised Code (the "Ohio Law"). Additional differences arise from the governing instruments of the two companies (in the case of Pyxis, the Pyxis Certificate, the Pyxis Bylaws and the Rights Agreement, and, in the case of Cardinal, the Cardinal Articles and the Cardinal Regulations). Although it is impractical to compare all of the aspects in which the Delaware Law and the Ohio Law and the companies' governing instruments differ with respect to stockholders' rights, the following discussion summarizes certain significant differences between them.

AMENDMENT OF CHARTER DOCUMENTS

     Both the Delaware Law and the Pyxis Certificate require the approval of Pyxis Stockholders holding a majority of the voting power of Pyxis Common Stock in order to amend the Pyxis Certificate. In addition, the Pyxis Certificate requires the affirmative vote of two-thirds of the outstanding shares entitled to vote in the election of directors to amend the provisions of the Pyxis Certificate regarding amendment of the Pyxis Certificate and Pyxis Bylaws, director liability, indemnification, action of stockholders by written consent, calling of a special meeting of stockholders or classification of directors. To amend an Ohio corporation's articles of incorporation, the Ohio Law requires the approval of shareholders holding two-thirds of the voting power of the corporation or, in cases in which class voting is required, of shareholders holding two-thirds of the voting power of each class, unless otherwise specified in such corporation's articles of incorporation. The Cardinal Articles specify that the holders of a majority of the voting power of Cardinal or, when appropriate, any class of shareholders, may amend the Cardinal Articles.

AMENDMENT AND REPEAL OF BYLAWS AND REGULATIONS

     Under the Delaware Law, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. The Pyxis Certificate grants the Directors of Pyxis such power, provided that two-thirds of the total number of "authorized" directors approve such adoption, amendment or repeal. In addition, the Pyxis Certificate requires that any adoption, amendment or repeal by the Pyxis Stockholders be approved by at least two-thirds of the voting power of the outstanding shares entitled to vote in the election of directors.

     The Ohio Law provides that only shareholders of a corporation have the power to amend and repeal that corporation's code of regulations. The Cardinal Regulations require that such amendments be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote on such matter, except that the affirmative vote of the holders of not less than 75% of the shares having voting power is required to amend, change, adopt any provision inconsistent with, or repeal the provisions of the Cardinal Regulations dealing with the number and classification of directors, the term of office of directors or the removal of directors, or the provision relating to amendments to the Cardinal Regulations.

REMOVAL OF DIRECTORS

     The Delaware Law provides that directors may be removed from office with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate does not otherwise provide, in which case directors may be removed only for cause. The Pyxis Board of Directors is classified and the Pyxis Certificate does not otherwise so provide.

     The Ohio Law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors, except that, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. The Cardinal Regulations provide that such removal requires the affirmative votes of holders of at least 75% of such voting power. In addition, the Cardinal Regulations provide that any director may be removed by the Board of Directors for certain causes specified in Section 1701.58(B) of the Ohio Law (if a director is found by order of court to be of unsound mind, if he is adjudicated a bankrupt or if he fails to meet any qualifications for office).

VACANCIES ON THE BOARD

     The Delaware Law provides that unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. The Pyxis Certificate does not otherwise provide.

     The Ohio Law provides that unless the governing documents of a corporation provide otherwise, vacancies on the board of directors may be filled by a majority of the remaining directors of a corporation. The Cardinal Regulations provide that vacancies may be filled by the Board of Directors until Cardinal Shareholders hold a meeting to fill such vacancy. In addition, Cardinal Shareholders may elect a director to fill a vacancy (including any vacancy that previously has been filled by the Board of Directors) at any meeting of Cardinal Shareholders called for that purpose.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

     The Delaware Law permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or bylaws may provide. The Delaware Law does not require that stockholders be given the right to call special meetings. The Pyxis Certificate provides that special meetings may be called by the Chairman of the Board of Directors, by the Chief Executive Officer or by the Board of Directors of Pyxis.

     Under the Ohio Law, the holders of at least 25% of the outstanding shares of a corporation, unless the corporation's regulations specify another percentage, which may in no case be greater than 50%, the directors by action at a meeting or a majority of the directors acting without a meeting, the chairman of the board, the president or, in case of the president's death or disability, the vice president authorized to exercise the authority of the president have the authority to call special meetings of shareholders. The Cardinal Regulations expressly provide that special meetings of Cardinal Shareholders may be called by the Chairman of the Board, the President, a majority of the directors acting with or without a meeting or the holders of at least 25% of the outstanding Cardinal Common Shares.

SHAREHOLDER ACTION WITHOUT A MEETING

     The Delaware Law provides that any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders consent in writing. The Pyxis Certificate expressly provides that Pyxis Stockholders may not act by written consent. Under the Ohio Law, any action that may be taken by shareholders at a meeting may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote at such meeting.

CLASS VOTING

     The Delaware Law requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes. Under the Ohio Law, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation.

CUMULATIVE VOTING

     Under the Delaware Law, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The Pyxis Certificate does not grant such rights. Under the Ohio Law, unless the articles of incorporation are amended to eliminate cumulative voting for directors following their initial filing with the Ohio Secretary of State, each shareholder has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied. The Cardinal Articles have not been amended to eliminate the rights of Cardinal Shareholders to vote cumulatively in the election of directors.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

     Section 203 of the Delaware Law provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware Law, or
(ii) if the corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by such section. Neither the Pyxis Certificate nor the Pyxis Bylaws contain a provision electing not to be governed by such section.

     Like Section 203 of the Delaware Law, Chapter 1704 of the Ohio Law prohibits an interested shareholder from engaging in a wide range of business combinations similar to those prohibited by Section 203 of the Delaware Law. However, in contrast to Section 203 of the Delaware Law, under Chapter 1704 an interested shareholder includes a shareholder who directly or indirectly exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 restrictions do not apply under certain circumstances including, but not limited to, the following (i) if directors of the corporation have approved the transactions or the interested shareholder's acquisition of shares of the corporation prior to the date the interested shareholder became a shareholder of the corporation, and (ii) if the corporation, by action of its shareholders holding at least 66 2/3% of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 shall not be applicable to the corporation. No such amendment has been adopted by Cardinal.

     Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or regulations of a corporation otherwise provide, any "control share acquisition" of an "issuing public corporation" can only be made with the prior approval of the corporation's shareholders. A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; 50% or more. The Cardinal Regulations expressly provide that the provisions of Section 1701.831 of the Ohio Law shall not apply.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

     The Delaware Law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The Pyxis Certificate does not provide for a different percentage. The Delaware Law does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to
Section 203 of the Delaware Law.

     The Ohio Law generally requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation's assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called parent-subsidiary mergers), by two-thirds of the voting power of the corporation, unless the articles of incorporation specify a different proportion (not less than a majority). The Cardinal Articles provide that the vote of a majority of the voting power of Cardinal is required to approve such actions.

CONSIDERATION OF CONSTITUENCIES

     Section 1701.59 of the Ohio Law permits a director, in determining what he reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, any of the following (i) the interests of the corporation's employees, suppliers, creditors, and customers, (ii) the economy of the state and nation, (iii) community and societal considerations and (iv) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. The Delaware Law contains no comparable provision.

RIGHTS OF DISSENTING SHAREHOLDERS

     Under the Delaware Law, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the Delaware Law does not provide for appraisal rights (i) if the shares of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders) or (ii) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The Pyxis Certificate does not provide otherwise. See "Rights of Dissenting Shareholders -- Pyxis Stockholders." The Delaware Law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide.

     Under the Ohio Law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer, or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to the corporation's articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which such shareholders are entitled to voting rights. The Ohio Law provides shareholders of an acquiring corporation with voting rights if the acquisition (a "majority share acquisition") involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction. See "Rights of Dissenting Shareholders -- Cardinal Shareholders."

     Under the Delaware Law, among other procedural requirements, a stockholder's written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights. Under the Ohio Law, a shareholder's written demand must be delivered to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights.

DIVIDENDS

     Both the Delaware Law and the Ohio Law provide that dividends may be paid in cash, property or shares of a corporation's capital stock. The Delaware Law provides that a corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). The Ohio Law provides that a corporation may pay dividends out of surplus and must notify its shareholders if a dividend is paid out of capital surplus.

PREEMPTIVE RIGHTS OF SHAREHOLDERS

     The Delaware Law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. The Pyxis Certificate does not provide for preemptive rights.

     The Ohio Law provides that, subject to certain limitations and conditions contained in the Ohio Law and unless the articles of incorporation provide otherwise, shareholders shall have preemptive rights to purchase additional securities of the corporation. The Cardinal Articles expressly eliminate any preemptive rights.

DIRECTOR LIABILITY AND INDEMNIFICATION

     The Delaware Law allows a Delaware corporation to include in its certificate of incorporation, and the Pyxis Certificate contains, a provision eliminating the liability of a director for monetary damages for a breach of his fiduciary duties as a director, except liability (i) for any breach of the Director's duty of loyalty to Pyxis or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and (iv) for any transaction from which the director derived an improper personal benefit.

     There is under the Ohio Law no comparable provision limiting the liability of officers, employees or agents of the corporation and the Cardinal Articles contain no such provision. However, under the Ohio Law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

     The Pyxis Certificate and Pyxis Bylaws provide for indemnification of any and all persons (including Pyxis Directors) whom it shall have power to indemnify under and to the fullest extent permitted by the Delaware Law. The Delaware Law permits a Delaware corporation to indemnify directors, officers, employees, and agents under certain circumstances and mandates indemnification under certain circumstances. The Delaware Law permits a corporation to indemnify an officer, director, employee or agent for fines, judgments, or settlements, as well as expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee, or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. The Delaware Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

     Pyxis has entered into indemnity agreements with certain of its current and former directors and officers which generally provide for indemnification thereof by Pyxis to the fullest extent permitted under applicable law or the Pyxis Certificate. The indemnity agreements also permit Pyxis to maintain insurance to the same extent as permitted under applicable law and the Pyxis Certificate.

     Under the Ohio Law, Ohio corporations are permitted to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Law does not authorize payment by a corporation of judgments against a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation, code of regulations, or by contract, except with respect to the advancement of expenses of directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons.

     The Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     The Cardinal Articles provide for indemnification by Cardinal to the fullest extent expressly permitted by the Ohio Law of any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was a director, officer, employee, or agent of Cardinal or of any other corporation for which he was serving as a director, officer, employee, or agent at the request of Cardinal. See also "The Merger -- Interests of Certain Persons in the Merger."

     Cardinal has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under the Cardinal Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; and (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of Cardinal, on account of their service as a director, officer, employee or agent of Cardinal or at the request of Cardinal as a director, officer, employee or agent of another corporation or enterprise.

RIGHTS AGREEMENT

     On August 5, 1994 the Board of Directors of Pyxis declared a dividend distribution of one Right for each outstanding share of Pyxis Common Stock to Pyxis Stockholders of record at the close of business on August 24, 1994 (the "Rights Record Date"). Except as set forth below, each Right, when exercisable, entitles the registered holder to purchase from Pyxis one one-thousandth share of Series A Participating Preferred Stock of Pyxis at a price of $225.00 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement.

     The Rights are attached to all Pyxis Common Stock certificates representing shares outstanding, and no separate Rights certificates have been distributed. The Rights will separate from the Pyxis Common Stock and a distribution date will occur upon the earlier of (i) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire beneficial ownership of securities having 15% or more of the voting power of all outstanding voting securities of Pyxis or (ii) ten days (unless such date is extended by the Pyxis Board of Directors) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group and related persons becoming an Acquiring Person.

     Until the distribution date the Rights will be evidenced, with respect to any of the Pyxis Common Stock certificates outstanding as of the Rights Record Date, by such Pyxis Common Stock certificate together with the summary of rights. The Rights Agreement provides that, until the distribution date, the Rights will be transferred with and only with Pyxis Common Stock certificates. From as soon as practicable after the Rights Record Date and until the distribution date (or earlier redemption or expiration of the Rights), new Pyxis Common Stock certificates issued after the Rights Record Date upon transfer or new issuance of the Pyxis Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the distribution date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Pyxis Common Stock outstanding as of the Rights Record Date (with or without the summary of rights attached) will also constitute the transfer of the Rights associated with the Pyxis Common Stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Pyxis Common Stock as of the close of business on the distribution date, and the separate Rights Certificates alone will evidence the Rights.

     The Rights are not exercisable until the distribution date. The Rights will expire on the earliest of (i) August 5, 2004, (ii) consummation of a merger transaction with a person or group who acquired Pyxis Common Stock pursuant to a Permitted Offer (as defined below), and is offering in the merger the same price per share and form of consideration paid in the Permitted Offer, or (iii) redemption by Pyxis as described below.

     In the event that, after the first date of public announcement by Pyxis or an Acquiring Person that an Acquiring Person has become such, Pyxis is involved in a merger or other business combination transaction (whether or not Pyxis is the surviving corporation) or 50% or more of Pyxis' assets or earning power are sold (in one transaction or a series of transactions), proper provision will be made so that each holder of a Right (other than an Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of either Pyxis, in the event that it is the surviving corporation of a merger or consolidation, or the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Merger Right"). In the event that a person becomes the beneficial owner of securities having 15% or more of the voting power of all then outstanding voting securities of Pyxis (unless pursuant to a tender offer or exchange offer for all outstanding shares of Pyxis Common Stock at a price and on terms determined prior to the date of the first acceptance of payment for any of such shares by at least a majority of the members of the Pyxis Board of Directors who are not officers of Pyxis and are not Acquiring Persons or affiliates or associates thereof to be both adequate and otherwise in the best interests of Pyxis and its stockholders (a "Permitted Offer")), then proper provision will be made so that each holder of a Right will for a 60-day period (subject to extension under certain circumstances) thereafter have the right to receive upon exercise that number of shares of Pyxis Common Stock having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Pyxis Common Stock have been issued) a common stock equivalent (such as Series A Participating Preferred Stock or another equity security with at least the same economic value as the Pyxis Common Stock) having a market value of two times the exercise price of the Right, with Pyxis Common Stock to the extent available being issued first (such right being called the "Subscription Right"). The holder of a Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right. Notwithstanding the foregoing, upon the occurrence of any of the events giving rise to the exercisability of the Merger Right or the Subscription Right, any Rights that are or were at any time after the distribution date owned by an Acquiring Person shall immediately become null and void.

     At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, Pyxis may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Pyxis Board of Directors. Additionally, Pyxis may thereafter redeem the then outstanding Rights in whole, but not in part, at the Redemption Price (i) if such redemption is incidental to a merger or other business combination transaction or series of transactions involving Pyxis but not involving an Acquiring Person or certain related persons or (ii) following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as an Acquiring Person beneficially owns securities representing less than 15% of the voting power of Pyxis' voting securities. The redemption of Rights described in the preceding sentence shall be effective only as of such time when the Subscription Right is not exercisable, and in any event, only after ten business days' prior notice. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Subject to applicable law, the Pyxis Board of Directors, at its option, may at any time after a person becomes an Acquiring Person (but not after the acquisition by such person of 50% or more of the outstanding Pyxis Common Stock), exchange all or part of the then outstanding and exercisable rights (except for Rights which have become void) for shares of Pyxis Common Stock equivalent to one share of Pyxis Common Stock per Right or, alternatively, for substitute consideration consisting of cash, securities of Pyxis or other assets (or any combination thereof).

     In connection with the execution of the Merger Agreement, Pyxis and the Rights Agent executed Amendment No. 1 to Rights Agreement, dated as of February 7, 1996, amending the Rights Agreement so as to provide that none of Cardinal and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of the Merger Agreement or the Stock Option Agreement or the consummation of the Merger or the acquisition or transfer of shares of Pyxis Common Stock by Cardinal pursuant to the Stock Option Agreement.

     The Rights are designed to protect Pyxis Stockholders in the event of unsolicited offers or attempts to acquire Pyxis, including offers that do not treat all Pyxis Stockholders equally, acquisitions in the open market of shares constituting control without offering fair value to all Pyxis Stockholders and other coercive or unfair takeover tactics that could impair the Pyxis Board of Director's ability to represent Pyxis Stockholders' interests fully.

     Cardinal has not adopted a rights plan and has not declared a stock purchase right dividend with respect to Cardinal Common Shares.

                     DESCRIPTION OF CARDINAL CAPITAL STOCK

     As of March 27, 1996, the authorized capital stock of Cardinal consisted
of: (i) 100,000,000 Cardinal Common Shares, of which           were issued and
outstanding,           were issued and held in treasury, and           were
reserved for issuance pursuant to options outstanding under stock incentive
plans (with           additional Cardinal Common Shares available for issuance
under such plans), (ii) 5,000,000 Class B common shares, without par value, none of which was outstanding or reserved for issuance, (iii) 500,000 Nonvoting Preferred Shares, without par value ("Preferred Shares"), none of which has been issued or reserved for issuance.

     The holders of Cardinal Common Shares do not have preemptive rights and have no rights to convert their shares into any other security. All Cardinal Common Shares are entitled to participate equally and ratably in dividends on Cardinal Common Shares as may be declared by Cardinal's Board of Directors. In the event of the liquidation of Cardinal, holders of Cardinal Common Shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any Preferred Shares then outstanding. Holders of Cardinal Common Shares are entitled to one vote per share for the election of directors and upon all matters on which shareholders are entitled to vote. Cardinal Shareholders are afforded the right to vote their shares cumulatively for the election of the nominees to fill the particular class of directors to be elected at each annual meeting, subject to compliance with certain procedural requirements.

     The Cardinal Articles provide that the Cardinal Board is authorized to approve the issuance of the Preferred Shares from time to time in one or more series without future authorization of its shareholders. The Board of Directors is authorized to adopt amendments to the Cardinal Articles from time to time fixing or changing the terms and designations of the Preferred Shares, including
(i) division of such shares into series and the designation and authorized number of shares of each series, (ii) dividend rate, (iii) dates of payment of dividends and the dates from which they are cumulative, (iv) liquidation price,
(v) redemption rights and price, (vi) sinking fund requirements, (vii) conversion rights, and (viii) restrictions on the issuance of such shares. Holders of Preferred Shares will have no voting rights, except as required by law. Holders of Preferred Shares will have no preemptive rights to subscribe to or for any additional capital shares of Cardinal. Cardinal has no present plans to issue any Preferred Shares.

     The Cardinal Regulations provide that the Board of Directors shall consist of that number of directors as determined by action of the Board of Directors, but in no case fewer than nine or more than fourteen members, divided into three classes, and require that any proposal to either remove a director during his term of office or to further amend the Cardinal Regulations relating to the classification, number, or removal of directors be approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to such proposal. The Board of Directors may fill any vacancy with a person who shall serve until the Cardinal Shareholders hold an election to fill the vacancy. The purpose of these provisions is to prevent directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified board structure unless dissatisfaction with the performance of one or more directors is widely shared by Cardinal Shareholders. However, these provisions could also have the effect of increasing from one year to two or three years (depending upon the number of Cardinal Common Shares held) the amount of time required for an acquiror to obtain control of Cardinal by electing a majority of the Board of Directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management's using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate more favorable terms for management.

     Although Cardinal continually evaluates possible candidates for acquisition and intends to seek additional acquisition opportunities in the health care field, as of the date of this Joint Proxy Statement/Prospectus no material acquisition has been agreed upon or become the subject of a letter of intent or agreement in principle.

                                 LEGAL MATTERS

     The validity of the Cardinal Common Shares to be issued in the Merger will be passed upon for Cardinal by Wachtell, Lipton, Rosen & Katz, special counsel to Cardinal.

     Pillsbury Madison & Sutro LLP is expected to render the opinion referred to under the caption "Certain Federal Income Tax Consequences." As of the Pyxis Record Date, members of Pillsbury Madison & Sutro LLP participating in the consideration of legal matters relating to the Merger and the transactions contemplated thereby owned, 32,675 shares of Pyxis Common Stock or Pyxis Options.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Cardinal and its consolidated subsidiaries as of June 30, 1995 and 1994, and for the years then ended and the consolidated financial statements and the related financial statement schedule of Cardinal and its consolidated subsidiaries, except Whitmire, for the year ended March 31, 1993, incorporated in this Joint Proxy Statement/Prospectus by reference from the 1995 Cardinal Form 10-K, have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for income taxes). The financial statements of Whitmire (consolidated with those of Cardinal in the consolidated financial statements for the year ended March 31, 1993) have been audited by Arthur Andersen LLP, as stated in its report which is incorporated herein by reference from the 1995 Cardinal Form 10-K. Such consolidated financial statements of Cardinal and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

     The supplemental consolidated financial statements of Cardinal and its consolidated subsidiaries, as of June 30, 1995 and 1994, and for the years then ended and the supplemental consolidated financial statements of Cardinal and its consolidated subsidiaries, except Whitmire, for the year ended March 31, 1993, incorporated in this Joint Proxy Statement/Prospectus by reference from Cardinal's Current Report on Form 8-K dated January 10, 1996 (the "January 10, 1996 Form 8-K"), have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and states that such financial statements are in conformity with generally accepted accounting principles applicable after consolidated financial statements are issued for a period which includes the date of consummation of the business combination of Cardinal and MSI). The financial statements of Whitmire (consolidated with those of Cardinal in the supplemental consolidated financial statements for the year ended March 31, 1993) have been audited by Arthur Andersen LLP, as stated in its report which is incorporated herein by reference from the January 10, 1996 Form 8-K. Such supplemental consolidated financial statements of Cardinal and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Pyxis at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference (from the 1995 Pyxis Form 10-K) into this Joint Proxy Statement/Prospectus and Registration Statement, which are referred to and made a part hereof, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon in the 1995 Pyxis Form 10-K and incorporated by reference herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Representatives of Deloitte & Touche LLP and Ernst & Young LLP are expected to be present at the Cardinal Special Meeting and the Pyxis Special Meeting with the opportunity to make statements if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any Cardinal Shareholder who intends to present a proposal at Cardinal's 1996 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Cardinal at its principal executive offices not later than June 15, 1996. Cardinal will not be required to include in its proxy statement a form of proxy or shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Commission.

     Pyxis Stockholder proposals in respect of the 1996 Annual Meeting of Pyxis Stockholders were required to have been submitted to Pyxis by December 1, 1995 for inclusion in the proxy statement and form of proxy relating to that meeting. If the Merger is consummated, there will be no 1996 Annual Meeting of Pyxis Stockholders.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             CARDINAL HEALTH, INC.
                                 ("Cardinal"),

                               AZTEC MERGER CORP.
                  a wholly owned direct subsidiary of Cardinal
                                  ("Subcorp"),

                                      and

                               PYXIS CORPORATION
                                   ("Pyxis")

                                February 7, 1996

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
AGREEMENT AND PLAN OF MERGER..............................................................  A-1
PRELIMINARY STATEMENTS....................................................................  A-1
AGREEMENT.................................................................................  A-1
ARTICLE I:  THE MERGER....................................................................  A-2
         1.1      The Merger..............................................................  A-2
         1.2      Effective Time..........................................................  A-2
         1.3      Effects of the Merger...................................................  A-2
         1.4      Certificate of Incorporation and Bylaws.................................  A-2
         1.5      Directors and Officers..................................................  A-2
         1.6      Additional Actions......................................................  A-2
ARTICLE II:  CONVERSION OF SECURITIES.....................................................  A-3
         2.1      Conversion of Capital Stock.............................................  A-3
         2.2      Exchange Ratio; Fractional Shares.......................................  A-3
         2.3      Exchange of Certificates................................................  A-3
                  (a) Exchange Agent......................................................  A-3
                  (b) Exchange Procedures.................................................  A-3
                  (c) Distributions with Respect to Unexchanged Shares....................  A-4
                  (d) No Further Ownership Rights in Pyxis Common Stock...................  A-4
                  (e) Termination of Exchange Fund........................................  A-4
                  (f) No Liability........................................................  A-5
                  (g) Investment of Exchange Fund.........................................  A-5
         2.4      Treatment of Stock Options; Stock Purchase Plan.........................  A-5
ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP......................
                                                                                            A-5
         3.1      Organization and Standing...............................................  A-6
         3.2      Corporate Power and Authority...........................................  A-6
         3.3      Capitalization of Cardinal..............................................  A-6
         3.4      Conflicts, Consents and Approval........................................  A-6
         3.5      Brokerage and Finder's Fees.............................................  A-7
         3.6      Accounting Matters......................................................  A-7
         3.7      Cardinal SEC Documents..................................................  A-7
         3.8      Registration Statement..................................................  A-7
         3.9      Compliance with Law.....................................................  A-8
         3.10     Litigation..............................................................  A-8
         3.11     No Material Adverse Change..............................................  A-8
         3.12     Board Recommendation....................................................  A-8
         3.13     Undisclosed Liabilities.................................................  A-8

                                                                                           PAGE
                                                                                           ----
ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF PYXIS......................................  A-9
         4.1      Organization and Standing...............................................  A-9
         4.2      Subsidiaries............................................................  A-9
         4.3      Corporate Power and Authority...........................................  A-9
         4.4      Capitalization of Pyxis.................................................  A-9
         4.5      Conflicts; Consents and Approvals....................................... A-10
         4.6      No Material Adverse Change.............................................. A-10
         4.7      Pyxis SEC Documents..................................................... A-10
         4.8      Taxes................................................................... A-11
         4.9      Compliance with Law..................................................... A-11
         4.10     Intellectual Property................................................... A-12
         4.11     Title to and Condition of Properties.................................... A-13
         4.12     Registration Statement.................................................. A-13
         4.13     Litigation.............................................................. A-13
         4.14     Brokerage and Finder's Fees; Expenses................................... A-13
         4.15     Accounting Matters...................................................... A-14
         4.16     Employee Benefit Plans.................................................. A-14
         4.17     Contracts............................................................... A-15
         4.18     Accounts Receivable..................................................... A-16
         4.19     Labor Relations......................................................... A-16
         4.20     Undisclosed Liabilities................................................. A-16
         4.21     Operation of Pyxis's Business; Relationships............................ A-16
         4.22     Permits; Compliance..................................................... A-17
         4.23     Product Warranties and Liabilities...................................... A-17
         4.24     Environmental Matters................................................... A-17
         4.25     Opinion of Financial Advisor............................................ A-18
         4.26     Board Recommendation.................................................... A-18
         4.27     DGCL Section 203 and State Takeover Laws................................ A-18
         4.28     Lease Arrangements...................................................... A-18
         4.29     [Intentionally Omitted]................................................. A-18
         4.30     Pyxis Rights Agreement.................................................. A-18

                                                                                           PAGE
                                                                                           ----
ARTICLE V:  COVENANTS OF THE PARTIES...................................................... A-19
         5.1      Mutual Covenants........................................................ A-19
                  (a) General............................................................. A-19
                  (b) HSR Act............................................................. A-19
                  (c) Other Governmental Matters.......................................... A-19
                  (d) Pooling-of-Interests................................................ A-19
                  (e) Tax-Free Treatment.................................................. A-19
                  (f) Public Announcements................................................ A-19
                  (g) Access.............................................................. A-19
                  (h) Directors' and Officers' Insurance.................................. A-19
         5.2      Covenants of Cardinal................................................... A-20
                  (a) Cardinal Shareholders Meeting....................................... A-20
                  (b) Preparation of Joint Proxy Statement................................ A-20
                  (c) Conduct of Cardinal's Operations.................................... A-20
                  (d) Indemnification..................................................... A-20
                  (e) Employee Benefits................................................... A-20
                  (f) Notification of Certain Matters..................................... A-20
         5.3      Covenants of Pyxis...................................................... A-20
                  (a) Pyxis Stockholders Meeting.......................................... A-20
                  (b) Information for the Registration Statement and Preparation of Joint
                  Proxy Statement......................................................... A-20
                  (c) Conduct of Pyxis's Operations....................................... A-21
                  (d) Intellectual Property Matters....................................... A-22
                  (e) No Solicitation..................................................... A-23
                  (f) Affiliates of Pyxis................................................. A-23
                  (g) Notification of Certain Matters..................................... A-23
                  (h) Employment Agreements............................................... A-23
ARTICLE VI:  CONDITIONS................................................................... A-24
         6.1      Mutual Conditions....................................................... A-24
         6.2      Conditions to Obligations of Pyxis...................................... A-24
         6.3      Conditions to Obligations of Cardinal and Subcorp....................... A-25
ARTICLE VII:  TERMINATION AND AMENDMENT................................................... A-25
         7.1      Termination............................................................. A-25
         7.2      Effect of Termination................................................... A-26
         7.3      Amendment............................................................... A-27
         7.4      Extension; Waiver....................................................... A-27

                                                                                           PAGE
                                                                                           ----
ARTICLE VIII:  MISCELLANEOUS.............................................................. A-27
         8.1      Survival of Representations and Warranties.............................. A-27
         8.2      Notices................................................................. A-27
         8.3      Interpretation.......................................................... A-28
         8.4      Counterparts............................................................ A-28
         8.5      Entire Agreement........................................................ A-28
         8.6      Third Party Beneficiaries............................................... A-28
         8.7      Governing Law........................................................... A-28
         8.8      Specific Performance.................................................... A-28
         8.9      Assignment.............................................................. A-29
         8.10     Expenses................................................................ A-29
         8.11     Pyxis Disclosure Schedule............................................... A-29

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 7th day of February, 1996, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Aztec Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), and Pyxis Corporation, a Delaware corporation ("Pyxis").

                             PRELIMINARY STATEMENTS

     A. Cardinal desires to acquire the healthcare automation and information business and other businesses operated by Pyxis through the merger (the "Merger") of Subcorp with and into Pyxis, with Pyxis as the surviving corporation, pursuant to which each share of Pyxis Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.3) as more fully provided herein.

     B. Pyxis desires to combine its healthcare automation and information and other businesses with the wholesale drug distribution and related businesses operated by Cardinal and for the holders of shares of Pyxis Common Stock ("Pyxis Stockholders") to have a continuing equity interest in the combined Cardinal/Pyxis businesses.

     C.  The parties intend that the Merger constitute a tax-free
"reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

     D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

     E. The respective Boards of Directors of Cardinal, Subcorp and Pyxis have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Pyxis as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI. Following the Merger, the separate corporate existence of Subcorp shall cease and Pyxis shall continue its existence under the laws of the State of Delaware. Pyxis, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251(c) of the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Cardinal, 5555 Glendon Court, Dublin, Ohio 43016, or such other place as the parties may agree on a date (the "Closing Date") specified by the parties, which date shall be as soon as practicable, but in any event within ten business days, following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived or such other time as the parties may mutually agree.

     1.3  Effects of the Merger.  The Merger shall have the effects set forth in
Section 259 of the DGCL.

     1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is 'Pyxis Corporation"', and (ii) the By-laws of Pyxis in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, amended as of the Effective Time so as to contain the provisions, and only the provisions, contained in the Bylaws of Subcorp immediately prior thereto; in each case until amended in accordance with applicable law.

     1.5 Directors and Officers. From and after the Effective Time, the officers of Pyxis shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, Pyxis shall deliver to Cardinal evidence satisfactory to Cardinal of the resignations of the directors of Pyxis, such resignations to be effective as of the Effective Time.

     1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Pyxis, or (b) otherwise carry out the provisions of this Agreement, Pyxis and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Pyxis or otherwise to take any and all such action.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or Pyxis:

          (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Each share of Pyxis Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of Cardinal Common Shares equal to the Exchange Ratio (as defined below).

          (c) Each share of capital stock of Pyxis held in the treasury of Pyxis shall be cancelled and retired and no payment shall be made in respect thereof.

     2.2  Exchange Ratio; Fractional Shares.  The "Exchange Ratio" shall equal
(i) if Cardinal has not made an Adjustment Election (as defined in Section 7.1(d)), .406557 or (ii) if Cardinal has made an Adjustment Election, then the product of (x) .406557 and (y) the quotient obtained by dividing 55.34 by the average of the closing prices of Cardinal Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the last ten trading days ending on the sixth trading day prior to the earlier of (I) the meeting of Pyxis Stockholders at which the vote to approve the Merger occurs or (II) the meeting of holders of Cardinal Common Shares ("Cardinal Shareholders") at which the vote to approve and authorize the issuance of Cardinal Common Shares in the Merger occurs (the "Average Share Price"). No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in Section 2.1(b). To the extent that an outstanding share of Pyxis Common Stock would otherwise have become a fractional Cardinal Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for Pyxis Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Pyxis Common Stock shall be surrendered for the account of the same holder, the number of Cardinal Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclassification, combination or other change with respect to Cardinal Common Shares, the Exchange Ratio set forth in this
Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

     2.3  Exchange of Certificates.

     (a) Exchange Agent. Promptly following the Effective Time, Cardinal shall deposit with Boatmen's Trust Company or such other exchange agent as may be designated by Cardinal (the "Exchange Agent"), for the benefit of Pyxis Stockholders, for exchange in accordance with this Section 2.3, certificates representing Cardinal Common Shares issuable pursuant to Section 2.1 in exchange for outstanding shares of Pyxis Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such Cardinal Common Shares and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Pyxis Common Stock whose shares were converted into the right to receive Cardinal Common Shares pursuant to Section 2.1(b) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Cardinal may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of Cardinal Common Shares which such holder has the right to receive pursuant to Section 2.1 and
(y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Pyxis Common Stock. In the event of a transfer of ownership of shares of Pyxis Common Stock which is not registered on the transfer records of Pyxis, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Pyxis Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

     (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding taxes which may be required thereon.

     (d) No Further Ownership Rights in Pyxis Common Stock. All Cardinal Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Pyxis Common Stock represented thereby, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Pyxis of shares of Pyxis Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person constituting an "affiliate" of Pyxis for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Cardinal has received written undertakings from such person in the form attached hereto as Exhibit A.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Pyxis Stockholders for six months after the Effective Time shall be delivered to Cardinal, upon demand thereby, and holders of shares of Pyxis Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

     (f) No Liability. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Pyxis Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Pyxis Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law (as defined in Section 3.9), become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Cardinal, on a daily basis. Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to Section 2.3(e).

     2.4  Treatment of Stock Options; Stock Purchase Plan.

     (a) Prior to the Effective Time, Cardinal and Pyxis shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Pyxis in effect on the date hereof which has been granted to current or former directors, officers, employees, consultants or independent contractors of Pyxis by Pyxis (each, an "Pyxis Option") to be automatically converted at the Effective Time into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Pyxis Common Stock issuable immediately prior to the Effective Time upon exercise of the Pyxis Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Pyxis Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Pyxis Option immediately before the Effective Time; provided that with respect to any Pyxis Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Cardinal Exchange Options, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options pursuant to this Section
2.4 and (ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto.

     (b) Pyxis agrees to issue treasury shares of Pyxis, to the extent available, upon the exercise of Pyxis Options prior to the Effective Time.

     (c) Cardinal agrees to file with the Securities and Exchange Commission (the "Commission") as soon as reasonably practicable after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

     (d) Pyxis shall terminate the Pyxis Employee Stock Purchase Plan (the "Pyxis Purchase Plan") immediately prior to the Effective Time. Unless Cardinal and Pyxis shall otherwise agree in writing prior to the Effective Time, all amounts that have been withheld but not yet applied to purchase Pyxis Common Stock pursuant to the Pyxis Purchase Plan as of the termination date shall be refunded, without interest, pursuant to the terms of the Pyxis Purchase Plan.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

     In order to induce Pyxis to enter into this Agreement, Cardinal and Subcorp hereby represent and warrant to Pyxis that the statements contained in this
Article III are true, correct and complete.

     3.1 Organization and Standing. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Cardinal. Cardinal is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Cardinal Articles"), or Code of Regulations, as amended and restated, and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorporation or Bylaws.

     3.2 Corporate Power and Authority. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the issuance of Cardinal Common Shares issuable in the Merger and the transactions contemplated hereby by the holders of Cardinal Common Shares ("Cardinal Shareholders"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Cardinal and Subcorp, subject to authorization of the issuance of Cardinal Common Shares issuable in the Merger and the transactions contemplated hereby by Cardinal Shareholders. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

     3.3 Capitalization of Cardinal. As of January 31, 1996, Cardinal's authorized capital stock consisted solely of (a) 100,000,000 common shares, without par value ("Cardinal Common Shares"), of which (i) 48,654,584 shares were issued and outstanding, (ii) 203,492 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (a)(iii) below) and (iii) 3,729,200.5 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal, (b) 5,000,000 Class B common shares, without par value ("Cardinal Class B Common Shares"), none of which was issued and outstanding or reserved for issuance, and (c) 500,000 Non-Voting Preferred Shares, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding share of Cardinal capital stock is, and all Cardinal Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Cardinal capital stock has not been, and all Cardinal Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof or in Section 3.3 to the disclosure schedule (the "Cardinal Disclosure Schedule") delivered by Cardinal to Pyxis and dated the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Cardinal of any equity securities of Cardinal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Cardinal. Except as set forth in Section 3.3 to the Cardinal Disclosure Schedule, Cardinal has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

     3.4 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Cardinal Articles or Code of Regulations, as amended and restated, of Cardinal or the Certificate of Incorporation or Bylaws of Subcorp;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Cardinal or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization of the issuance of Cardinal Common Shares issuable in the Merger and the transactions contemplated hereby by Cardinal Shareholders, (ii) authorization for inclusion of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Cardinal.

     3.5 Brokerage and Finder's Fees. Except for Cardinal's obligation to Smith Barney Inc. ("Smith Barney"), neither Cardinal nor any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Cardinal, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     3.6 Accounting Matters. Neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Pyxis or any of its affiliates) would prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes.

     3.7 Cardinal SEC Documents. Cardinal has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1992 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Cardinal SEC Documents"). The Cardinal SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     3.8 Registration Statement. None of the information provided by Cardinal for inclusion in the registration statement on Form S-4 to be filed with the Commission by Cardinal under the Securities Act, including the prospectus (as amended, supplemented or modified, the "Prospectus") relating to Cardinal

Common Shares to be issued in the Merger and the joint proxy statement and form of proxies relating to the vote of Pyxis Stockholders with respect to the Merger and the vote of Cardinal Shareholders with respect to the Merger (collectively and as amended, supplemented or modified, the "Joint Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Pyxis, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

     3.9 Compliance with Law. Cardinal is in compliance with, and at all times since December 31, 1992 has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Cardinal or its business or properties, except where the failure to be in compliance therewith could not reasonably be expected to have a material adverse effect on Cardinal.

     3.10 Litigation. Except as set forth in Section 3.10 to the Cardinal Disclosure Schedule delivered by Cardinal to Pyxis and dated the date hereof or in the Cardinal SEC Documents, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Cardinal, threatened against Cardinal which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Cardinal is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Except as set forth in Section 3.10 to the Cardinal Disclosure Schedule, since December 31, 1992, Cardinal has not been subject to any outstanding order, writ, injunction or decree relating to Cardinal's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Cardinal.

     3.11 No Material Adverse Change. Except as set forth in Section 3.11 to the Cardinal Disclosure Schedule, since June 30, 1995, Cardinal has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of Cardinal and its subsidiaries taken as a whole or (ii) material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby.

     3.12 Board Recommendation. The Board of Directors of Cardinal, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Cardinal and the Cardinal Shareholders, and (ii) resolved to recommend that the Cardinal Shareholders approve and authorize the issuance of Cardinal Common Shares in the Merger and the transactions contemplated hereby.

     3.13 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the supplemental consolidated balance sheet of Cardinal as of September 30, 1995 included in the Cardinal SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 3.13 to the Cardinal Disclosure Schedule, Cardinal does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on Cardinal.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PYXIS

     In order to induce Subcorp and Cardinal to enter into this Agreement, Pyxis hereby represents and warrants to Cardinal and Subcorp that the statements contained in this Article IV are true, correct and complete.

     4.1 Organization and Standing. Pyxis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Pyxis is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.1 to the disclosure schedule (the "Pyxis Disclosure Schedule") delivered by Pyxis to Cardinal and dated the date hereof, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Pyxis. Pyxis is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as amended and restated, or Bylaws.

     4.2 Subsidiaries. Pyxis does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 4.2 to the Pyxis Disclosure Schedule. Except as set forth in Section 4.2 to the Pyxis Disclosure Schedule, Pyxis is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. Pyxis owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Pyxis's subsidiaries. Each of the outstanding shares of capital stock of each of Pyxis's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Pyxis free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of Pyxis is set forth in Section 4.2 to the Pyxis Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in
Section 4.2 to the Pyxis Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Pyxis, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Pyxis; and no subsidiary of Pyxis has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of Pyxis or any predecessor thereof.

     4.3 Corporate Power and Authority. Pyxis has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the transactions contemplated hereby by Pyxis Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pyxis, subject to authorization of the Merger and the transactions contemplated hereby by Pyxis Stockholders. This Agreement has been duly executed and delivered by Pyxis and constitutes the legal, valid and binding obligation of Pyxis enforceable against it in accordance with its terms.

     4.4 Capitalization of Pyxis. As of February 5, 1996, Pyxis's authorized capital stock consisted solely of (a) 100,000,000 shares of common stock, $0.01 par value per share ("Pyxis Common Stock"), of which (i) 36,562,117 shares were issued and outstanding, (ii) no shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clauses (iii) and
(iv) below), (iii) 4,279,985 shares were reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities granted or issued by Pyxis with an average weighted exercise price of $16.32 and (iv) 300,000 shares were reserved for issuance under the Pyxis Purchase Plan, and (b) 10,000,000 shares of preferred stock, $0.01 par value per share ("Pyxis Preferred Stock"), none of which was issued and outstanding or reserved for issuance and 50,000 shares of which are designated as "Series A Participating Preferred Stock." Each outstanding share of Pyxis capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof, in Section 4.4 to the Pyxis Disclosure Schedule or as contemplated by the Stock Option Agreement (as defined in Section 4.27), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Pyxis, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Pyxis; and Pyxis has no obligation of any kind to issue any additional securities or to pay for securities of Pyxis or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance with federal and state securities laws. The Pyxis Disclosure Schedule accurately sets forth the names of, and the number of shares of each class (including, the number of shares issuable upon exercise of Pyxis Options, and the exercise price with respect thereto) and the number of options and warrants held by, all holders of options or warrants to purchase Pyxis capital stock. Except as set forth in Section 4.4 to the Pyxis Disclosure Schedule, Pyxis has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

     4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Pyxis, nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Certificate of Incorporation, as amended and restated, or Bylaws of Pyxis;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Pyxis or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Pyxis or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pyxis or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Pyxis or any of its affiliates with any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by Pyxis Shareholders, (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Pyxis Disclosure Schedule.

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Pyxis.

     4.6 No Material Adverse Change. Except as set forth in Section 4.6 to the Pyxis Disclosure Schedule, since June 30, 1995, Pyxis has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of Pyxis and its subsidiaries taken as a whole or (ii) material adverse effect on the ability of Pyxis to consummate the transactions contemplated hereby.

     4.7 Pyxis SEC Documents. Pyxis has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1992 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Pyxis SEC Documents"). The Pyxis SEC Documents, including, without limitation, any financial statements

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

or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Pyxis included in the Pyxis SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Pyxis as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

     4.8 Taxes. Pyxis has duly filed all federal, and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Pyxis prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and Pyxis has paid or, prior to the Effective Time, will pay all taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority. Pyxis has paid or made adequate provision in the financial statements of Pyxis included in the Pyxis SEC Documents for all taxes payable in respect of all periods ending on or prior to September 30, 1995. Neither Pyxis nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither Pyxis nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Pyxis or any of its subsidiaries for which there are not adequate reserves. Except as set forth in Section 4.8 to the Pyxis Disclosure Schedule, neither Pyxis nor any of its subsidiaries is the subject of any Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The federal income tax returns for the years ended December 31, 1992, 1993 and 1994 of Pyxis and its subsidiaries (excluding Allied Pharmacy Management, Inc. and the subsidiaries thereof) are being audited by the Internal Revenue Service and all federal income tax returns through the fiscal year ending December 31, 1991 have been audited by the Internal Revenue Service. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon. Pyxis has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

     4.9 Compliance with Law. Except as set forth in Section 4.9 to the Pyxis Disclosure Schedule, Pyxis is in compliance with, and at all times since December 31, 1992 has been in compliance with, all Applicable Laws relating to Pyxis or its business or properties, including, without limitation, laws regarding the provision of insurance, third party administration and primary health care services, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, any federal or state Pharmacy Practice Acts, Controlled Substance Acts, Dangerous Drugs Acts and Food, Drug and Cosmetic Acts, the Occupational Safety and Health Act and the regulations promulgated thereunder ("OSHA") and all rules of professional conduct applicable to Pyxis or by which any of its properties are bound or subject, except where the failure to be in compliance therewith could not reasonably be expected to have a material adverse effect on Pyxis. Pyxis has heretofore provided Cardinal with copies of all citations heretofore issued to Pyxis under OSHA and made available copies of all material correspondence from and to the Occupational Safety and Health Administration, any other Governmental Authority and any inspectors during the past three years.

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

     4.10  Intellectual Property.

     (a) Set forth in Section 4.10 to the Pyxis Disclosure Schedule is a true and complete list of (i) all of Pyxis's foreign and domestic material patents, patent applications, invention disclosures, trademarks, service marks, tradenames (and any registrations or applications for registration for any of the foregoing) and all material design right and copyright applications and registrations and (ii) all agreements to which Pyxis is a party which concern any of the Intellectual Property ("Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark applications and registrations, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, customer lists, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof). Other than the Intellectual Property set forth in Section 4.10 of the Pyxis Disclosure Schedule, no name, patent, invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Pyxis in substantially the same manner as such business is presently or proposed to be conducted. Except as set forth in
Section 4.10 to the Pyxis Disclosure Schedule (i) Pyxis owns, free and clear of any liens, claims or encumbrances, the Intellectual Property and has the exclusive right to bring actions for the infringement thereof; (ii) all of the patents, trademark registrations, service mark registrations, and design right registrations, and copyright registrations included in the Intellectual Property are valid; (iii) the Intellectual Property does not infringe and has not infringed any now existing or subsequently issued domestic or foreign patent, trademark, service mark, tradename, copyright, design right or other intellectual property or proprietary right; (iv) no person or entity has asserted that, with respect to the Intellectual Property, Pyxis or a licensee of Pyxis is infringing or has infringed any domestic or foreign patent, trademark, service mark, tradename, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (v) Pyxis has no basis for any belief that any of the Intellectual Property, or its use or operation, infringe, or have infringed, any foreign or domestic patent, trademark, service mark, tradename or copyright of any entity or have involved the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any entity; (vi) all working requirements and all fees, annuities, and other payments which are due from Pyxis on or before the effective date of this Agreement for any of the Intellectual Property, including, without limitation, all foreign or domestic patents, patent applications, trademarks registrations, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid; (vii) the claims made in the foreign or domestic patents and patent applications that are a part of the Intellectual Property are not dominated by claims of patents owned by other persons or entities; (viii) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material pursuant to any part of the Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, tradename, copyright or other intellectual property right; (ix) no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of Pyxis; (x) the Intellectual Property is not the subject of any pending Action; (xi) no part of the Intellectual Property was obtained through inequitable conduct or fraud in the United States Patent and Trademark Office or any foreign governmental entity; (xii) Pyxis is not aware of any (a) prior act that would adversely affect, void or invalidate any of the Intellectual Property or (b) conduct or use by Pyxis or any third party that would adversely affect, void or invalidate any of the Intellectual Property; (xiii) the execution, delivery and performance of this Agreement by Pyxis, and the consummation of the transactions contemplated thereby, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of Cardinal or Subcorp to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (xiv) there are no royalties, honoraria, fees or other payments payable to any third party by reason of the ownership, use, license, sale or disposition of the Intellectual Property; (xv) no part of the source or object code, algorithms or structure included in any of the Intellectual Property is copied from, based upon, or derived from any source or object code, algorithm or structure included in any computer software product owned by any third party nor does any substantial similarity of any of such source or object code, algorithms or structure to any computer software product owned by any third party result from such source or object code, algorithms or structure being copied from, based upon or derived from any computer software product owned by any third party; and (xvi) no software included in the Intellectual Property contains any "Self-Help Code," i.e., any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of any unauthorized person, or, to Pyxis's knowledge, any "Unauthorized Code," i.e., any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data or to perform any other such actions.

     (b) Pyxis has taken all steps that are reasonably necessary and appropriate to safeguard and maintain the secrecy and confidentiality of all trade secrets contained in the Intellectual Property (including, without limitation, entering into appropriate confidentiality, nondisclosure and non-competition agreements with all officers, directors, employees and third-party consultants of Pyxis.

     (c) Pyxis has taken all steps that are reasonably necessary and appropriate to safeguard and maintain all copyrights and patents contained in the Intellectual Property, including, without limitation, entering into appropriate assignments with all current and former officers, directors, employees and third party consultants of Pyxis.

     4.11 Title to and Condition of Properties. Pyxis owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Pyxis as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a material adverse effect on Pyxis. Section 4.11 to the Pyxis Disclosure Schedule lists, and Pyxis has furnished or made available to Cardinal, copies of all third party environmental or other reports prepared by or for Pyxis with respect to the real property owned, leased or used by Pyxis.

     4.12 Registration Statement. None of the information provided by Pyxis for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Cardinal and its subsidiaries, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     4.13 Litigation. Except as set forth in Section 4.13 to the Pyxis Disclosure Schedule, there is no Action pending or, to the knowledge of Pyxis, threatened against Pyxis which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Pyxis or a material adverse effect on the ability of Pyxis to consummate the transactions contemplated hereby. Pyxis is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Pyxis or a material adverse effect on the ability of Pyxis to consummate the transactions contemplated hereby. Except as set forth in Section 4.13 to the Pyxis Disclosure Schedule, since December 31, 1992, Pyxis has not been subject to any outstanding order, writ, injunction or decree relating to Pyxis's method of doing business or its relationship with past, existing or future lessees, users, purchasers or licensees of any Intellectual Property, goods or services of Pyxis.

     4.14 Brokerage and Finder's Fees; Expenses. Except for Pyxis's obligations to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") (a copy of the written agreement relating to such obligations having previously been provided to Cardinal), neither Pyxis nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Pyxis, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Section 4.14 to the Pyxis Disclosure Schedule discloses a bona fide estimate of the aggregate amount of all fees and expenses expected to be paid by Pyxis to all attorneys, accountants and investment bankers in connection with the Merger ("Merger Fees").

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

     4.15 Accounting Matters. Neither Pyxis nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes. None of the transactions contemplated by this Agreement, including, without limitation, any transaction or agreement entered into pursuant to Section 5.3(e) or Section 5.3(h) or otherwise permitted by Section 5.3(c) will prevent Cardinal from accounting for the business combination to be affected by the Merger as a pooling-of-interests for financial reporting purposes.

     4.16  Employee Benefit Plans.

     (a) For purposes of this Section 4.16, the following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Pyxis or any of its subsidiaries or to which Pyxis or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

     (b) Section 4.16 to the Pyxis Disclosure Schedule lists all Plans. With respect to each Plan, Pyxis has made available to Cardinal a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

     (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan the related trust.

     (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the Pyxis SEC Documents filed or to be filed with the Commission.

     (e) Pyxis and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. There is not now, and there are no existing, circumstances that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of Pyxis or any of its subsidiaries under ERISA or the Code.

     (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Pyxis or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

     (g) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of Pyxis or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Pyxis nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in
Section 4069 or Section 4204 of ERISA.

     (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Pyxis nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

     (i) Except as set forth in Section 4.16(i) to the Pyxis Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of Pyxis or any of its subsidiaries. Without limiting the generality of the foregoing and except as set forth in Section 4.16(i) to the Pyxis Disclosure Schedule, no amount paid or payable by Pyxis or any of its subsidiaries in connection with the transactions contemplated hereby will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans which could reasonably be expected to result in any material liability of Pyxis or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer plan.

     (k) Section 4.16(k) to the Pyxis Disclosure Schedule sets forth the names of all directors and officers of Pyxis, the total salary, bonus, fringe benefits and perquisites each received in the fiscal year ended December 31, 1995, and any changes to the foregoing which have occurred subsequent to December 31, 1995; Section 4.16(k) to the Pyxis Disclosure Schedule also lists and describes the current compensation of any other employee of Pyxis whose total current salary and maximum bonus opportunity exceeds $100,000 annually. Except as disclosed in Section 4.16(k) to the Pyxis Disclosure Schedule or in Pyxis's 1994 Proxy Statement, there are no other material forms of compensation paid to any such director, officer or employee of Pyxis. Except as set forth in Section 4.16(k) to the Pyxis Disclosure Schedule, no officer, director, or employee of Pyxis or any other affiliate of Pyxis, or any immediate family member of any of the foregoing, provides or causes to be provided to Pyxis any material assets, services or facilities and Pyxis does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

     4.17 Contracts. Section 4.17 to the Pyxis Disclosure Schedule lists all written or oral contracts, agreements, guarantees, leases and executory commitments (each a "Contract") to which Pyxis is a party and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Pyxis's business, (b) joint venture, partnership and like agreements,
(c) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by Pyxis of more than $200,000 per year, (d) Contracts containing covenants purporting to limit the freedom of Pyxis to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which after the Effective Time would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than Pyxis and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of Pyxis or any lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $100,000 and not cancellable by Pyxis (without premium or penalty) within one month, (i) Contracts with any labor organization, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $100,000, letters of credit or other agreements or instruments of Pyxis or commitments for the borrowing or the lending of amounts in excess of $100,000 or by Pyxis or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Pyxis, (k) Contracts involving annual revenues or expenditures to the business of Pyxis in excess of 2.0% of Pyxis's annual revenues (other than lease agreements with customers) and (l) Contracts with or for the benefit of any affiliate of Pyxis or immediate family member thereof (other than subsidiaries of Pyxis). All such Contracts are valid and binding obligations of Pyxis and, to the knowledge of Pyxis, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a material adverse effect on Pyxis. Neither Pyxis nor, to the knowledge of Pyxis, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on Pyxis.

     4.18 Accounts Receivable. All accounts and notes receivable (including lease and finance notes receivable) and accrued interest receivable of Pyxis have arisen in the ordinary course of business and the accounts receivable reserves reflected on the balance sheet as of September 30, 1995 included in the Pyxis SEC Documents are as of such date established in accordance with generally accepted accounting principles consistently applied and to the best knowledge of Pyxis will be collectible in an amount not less than the amounts thereof carried on the balance sheet as of such date included in the Pyxis SEC Documents, net of any reserves included thereon, as applicable, except for any uncollectable amount which, individually or in the aggregate, would not have a material adverse effect on Pyxis.

     4.19 Labor Relations. There is no unfair labor practice complaint against Pyxis pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Pyxis, threatened against or involving Pyxis.

     4.20 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Pyxis as of September 30, 1995 included in the Pyxis SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 4.20 to the Pyxis Disclosure Schedule, Pyxis does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on Pyxis.

     4.21 Operation of Pyxis's Business; Relationships. (a) Since September 30, 1995 through the date of this Agreement, Pyxis has not engaged in any transaction which, if done after execution of this Agreement, would violate
Section 5.3(c) hereof except as described or reflected in the Pyxis SEC Documents or as set forth in Section 4.21 to the Pyxis Disclosure Schedule.
Section 4.21 to the Pyxis Disclosure Schedule describes each termination or nonrenewal that has occurred with respect to any Contract with any lessee or licensee of Intellectual Property, from December 31, 1994 to the date hereof.

     (b) The relationships of Pyxis with its customers and suppliers are satisfactory and the execution of this Agreement, the Merger and the transactions contemplated hereby will not materially adversely affect the relationships of Pyxis with such customers or suppliers.

     (c) No product produced by Pyxis or produced for Pyxis by a third party and bearing an Pyxis trademark or other Proprietary Right of Pyxis, has been recalled voluntarily or involuntarily since December 31, 1992, no such recall is being considered by Pyxis, and, to the knowledge of Pyxis, no such recall is being considered by or has been requested or ordered by any Governmental Authority or consumer group.

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

     4.22 Permits; Compliance. Pyxis is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted other than those which are immaterial (collectively, the "Pyxis Permits"), and there is no Action pending or, to the knowledge of Pyxis, threatened regarding suspension or cancellation of any of the Pyxis Permits, except for any such Action which, if determined adversely, could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Pyxis. Pyxis is not in conflict with, or in default or violation of, any of the Pyxis Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Pyxis. During the period commencing on December 31, 1992 and ending on the date hereof, Pyxis has not received any notification with respect to possible conflicts, defaults or violations of Applicable Laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations could not reasonably be expected to have a material adverse effect on Pyxis.

     4.23 Product Warranties and Liabilities. Except as listed in Section 4.23 to the Pyxis Disclosure Schedule, Pyxis has no forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it.
Section 4.23 to the Pyxis Disclosure Schedule sets forth a description of each pending or, to the knowledge of Pyxis, threatened material Action under any warranty or guaranty against Pyxis. Pyxis has not incurred, nor does Pyxis know or have any reason to believe there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any material defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of Pyxis (including any lessee thereof) prior to the Effective Time, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

     4.24  Environmental Matters.

     (a) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

     (b) There are, with respect to Pyxis, its subsidiaries or any predecessor of the foregoing, no past or present material violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and none of Pyxis and its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing.

     (c) No Hazardous Materials are contained on or about any real property currently owned, leased or used by Pyxis or any of its subsidiaries and no Hazardous Materials were released on or about any real property previously owned, leased or used by Pyxis during the period the property was owned, leased or used by Pyxis, except in the normal course of Pyxis's business.

     (d) There are no underground storage tanks on or under any real property currently or previously owned, leased or used by Pyxis or any of its subsidiaries.

     4.25 Opinion of Financial Advisor. Pyxis has received the written opinion of DLJ, its financial advisor, to the effect that, as of February 6, 1996, the Exchange Ratio is fair to the Pyxis Stockholders from a financial point of view, Pyxis has heretofore provided a copy of such opinion to Cardinal and such opinion has not been withdrawn, revoked or modified.

     4.26 Board Recommendation. The Board of Directors of Pyxis, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of Pyxis, and (ii) resolved to recommend that the holders of the shares of Pyxis Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

     4.27 DGCL Section 203 and State Takeover Laws. Prior to the date hereof, the Board of Directors of Pyxis has taken all action necessary to exempt under or make not subject to (x) Section 203 of the DGCL and (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement, the Stock Option Agreement dated February 7, 1996 between Cardinal and Pyxis (the "Stock Option Agreement"), the Support/Voting Agreements dated as of February 7, 1996 between Cardinal and certain Pyxis Stockholders (collectively, the "Support Agreements"), (ii) the Merger and (iii) the transactions contemplated hereby and by the Stock Option Agreement and the Support Agreements.

     4.28  Lease Arrangements.

     (a) Except as set forth in Section 4.28 to the Pyxis Disclosure Schedule, there are no lessees ("Master Lessees") who have been granted the right to use, purchase, lease or license Intellectual Property, goods or services from Pyxis and to provide, resell, sublease or relicense same to other authorized lessees or third parties. The identity of each Master Lessee and a description of all lessees and third parties to whom such Master Lessee is entitled to provide, resell, sublease or relicense Intellectual Property, goods and services of Pyxis are set forth in Section 4.28 to the Pyxis Disclosure Schedule. There are no agreements between Pyxis and any Master Lessee other than those in writing that are set forth in Section 4.28 to the Pyxis Disclosure Schedule.

     (b) The relationships of Pyxis with its lessees are satisfactory, and to the best knowledge of Pyxis the execution of this Agreement, the consummation of the Merger, and the consummation of the transactions contemplated thereby will not materially adversely affect the relationships of Pyxis with such lessees.

     (c) All property (personal or other) that is subject to any "Rental Agreement" (as defined in the Vendor Program Agreement, dated as of October 10, 1991, between General Electric Capital Corporation ("GE Capital") and Pyxis (together with all riders, supplements and amendments thereto, the "Financing Agreement")) sold and/or assigned to GE Capital under the Financing Agreement (or any other similar type of agreement) shall, upon expiration of the term of such Rental Agreement, be owned by Pyxis free and clear of any liens, security interests, encumbrances and restrictions of any kind.

     4.29  [Intentionally Omitted]

     4.30 Pyxis Rights Agreement. The Rights Agreement dated as of August 5, 1994, between Pyxis and First Interstate Bank (the "Rights Agreement"), has been amended, and will remain amended (and no replacement plan will be adopted), so as to provide that none of Cardinal and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of this Agreement or the Stock Option Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition or transfer of shares of Pyxis Common Stock by Cardinal pursuant to the Stock Option Agreement.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

     5.1  Mutual Covenants.

     (a) GENERAL. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in
Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

     (b)  HSR ACT.  As soon as practicable, and in any event no later than ten
(10) business days after the date hereof, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable; provided, however, that neither Cardinal nor any of its subsidiaries shall be required hereunder to divest or hold separate any portion of their business or assets.

     (c) OTHER GOVERNMENTAL MATTERS. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority that it may be required to give, make or obtain.

     (d) POOLING-OF-INTERESTS. Each of the parties shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes.

     (e) TAX-FREE TREATMENT. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to permit Pillsbury Madison & Sutro LLP to issue its opinion provided for in Section 6.1(f).

     (f) PUBLIC ANNOUNCEMENTS. Unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers or the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Cardinal and Pyxis shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

     (g) ACCESS. From and after the date of this Agreement until the Effective Time (or the termination of this Agreement), Cardinal and Pyxis shall permit representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Information obtained by Cardinal and Pyxis pursuant to this Section 5.1(g) shall be subject to the provisions of the confidentiality agreement between them dated November 30, 1995 (the "Confidentiality Agreement"), which agreement remains in full force and effect.

     (h) DIRECTORS' AND OFFICERS' INSURANCE. Cardinal and Pyxis shall collaborate in good faith to use their respective efforts to cause the Surviving Corporation to obtain and maintain in effect after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for such insurance coverage in excess of the amount set forth in Section 5.1(h) to the Pyxis Disclosure Schedule, but in any event shall purchase as much coverage as possible for such amount on terms reasonably acceptable to Pyxis.

     5.2  Covenants of Cardinal.

     (a) CARDINAL SHAREHOLDERS MEETING. Cardinal shall take all action in accordance with the federal securities laws, the Ohio Revised Code and the Cardinal Articles and Code of Regulations, as amended and restated, necessary to obtain the consent and approval of Cardinal Shareholders with respect to the authorization of the issuance of Cardinal Common Shares in the Merger and the transactions contemplated hereby.

     (b) PREPARATION OF JOINT PROXY STATEMENT. Cardinal shall, as soon as is reasonably practicable, prepare and file the Joint Proxy Statement with the Commission on a confidential basis. Cardinal shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Joint Proxy Statement by the Commission and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. Cardinal shall use all reasonable efforts to mail at the earliest practicable date to Cardinal Shareholders the Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to Cardinal Shareholders in connection with the Merger and the transactions contemplated thereby. Cardinal also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger.

     (c) CONDUCT OF CARDINAL'S OPERATIONS. During the period from the date of this Agreement to the Effective Time, Cardinal shall use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

     (d) INDEMNIFICATION. From and after the Effective Time, Cardinal shall cause the Surviving Corporation (including, to the extent required, providing sufficient funding) to (i) indemnify and hold harmless the present and former officers and directors of Pyxis in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Pyxis Certificate of Incorporation, as amended and restated, and Bylaws in effect on the date hereof and (ii) perform and fulfill all of its obligations under the Indemnification Agreements between Pyxis and the persons listed in Section 5.2(d) of the Pyxis Disclosure Schedule and in effect as of the date hereof.

     (e) EMPLOYEE BENEFITS. Cardinal covenants and agrees that, for a period of one year from and after the Effective Time, it will cause the Surviving Corporation to provide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, as those provided to employees of Pyxis immediately prior to the date of this Agreement.

     (f) NOTIFICATION OF CERTAIN MATTERS. Cardinal shall give prompt notice to Pyxis of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Cardinal or Subcorp representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of Cardinal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(f) shall not limit or otherwise affect the remedies available hereunder to Pyxis.

     5.3  Covenants of Pyxis.

     (a) PYXIS STOCKHOLDERS MEETING. Pyxis shall take all action in accordance with the federal securities laws, the DGCL and its Certificate of Incorporation, as amended and restated, and Bylaws necessary to obtain the consent and approval of Pyxis Stockholders with respect to the Merger, this Agreement and the transactions contemplated hereby.

     (b) INFORMATION FOR THE REGISTRATION STATEMENT AND PREPARATION OF JOINT PROXY STATEMENT. Pyxis shall promptly furnish Cardinal with all information concerning it as may be required for inclusion in the Registration Statement. Pyxis shall cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable. If at any time prior to the Effective Time, any information pertaining to Pyxis contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, Pyxis shall promptly so inform Cardinal and provide Cardinal with the information necessary to make statements contained therein not false and misleading. Pyxis shall use all reasonable efforts to cooperate with Cardinal in the preparation and filing of the Joint Proxy Statement with the Commission on a confidential basis. Pyxis shall use all reasonable efforts to mail at the earliest practicable date to Pyxis Stockholders the Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to Pyxis Stockholders in connection with the Merger and the transactions contemplated thereby and shall include the recommendation of Pyxis's Board of Directors in favor of the Merger unless the Pyxis Board of Directors concludes in good faith on the basis of the advice of its outside counsel that the failure to withdraw such recommendation would violate the fiduciary obligations of the Board of Directors under Applicable Law.

     (c) CONDUCT OF PYXIS'S OPERATIONS. During the period from the date of this Agreement to the Effective Time, Pyxis shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, Master Lessees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Pyxis shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Pyxis Disclosure Schedule, without the prior written consent of Cardinal:

          (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to purchase Pyxis Common Stock), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (ii) except to the extent set forth in Section 5.3(c) of the Pyxis Disclosure Schedule, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than sales or leases of inventory or licensing of Intellectual Property made in the ordinary course of business;

          (iii) make or propose any changes in its Certificate of Incorporation, as amended and restated, or Bylaws;

          (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or, except to the extent permitted under Section 5.3(e), enter into any confidentiality agreement with any person;

          (v) incur, create, assume or otherwise become liable for indebtedness in excess of $25,000 for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations in excess of $25,000 of any other individual, corporation or other entity;

          (vi)  create any subsidiaries;

          (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice to employees who are not officers or directors of Pyxis, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

          (viii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;

          (ix) settle any Actions, whether now pending or hereafter made or brought involving an amount in excess of $50,000;

          (x) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in
     Section 4.17 to the Pyxis Disclosure Schedule, any other material Contract to which Pyxis is a party or any confidentiality agreement to which Pyxis is a party;

          (xi) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $100,000;

          (xii) make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies on a month-to-month basis not in excess of one-twelfth of the amount set forth in Section 5.1(h) to the Pyxis Disclosure Schedule;

          (xiii) make any material changes or modifications to any pricing policy (including lease rates and related discounts or fees) or investment policy or enter into any new leases or Master Lessee relationship on terms different from those in effect in the ordinary and usual course of business, consistent with past practice;

          (xiv) pay (or agree to become obligated to pay) any Merger Fees in excess of the amount set forth in Section 4.14 to the Pyxis Disclosure Schedule, other than any excess amounts which are immaterial in the aggregate incurred in connection with and in furtherance of consummation of the transactions contemplated hereby;

          (xv) take any action to exempt or make not subject to (x) Section 203 of the DGCL or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom, in each case, unless the Pyxis Board of Directors concludes in good faith on the basis of the advice of its outside counsel, that the failure to take such action would violate the fiduciary obligations of the Board of Directors under Applicable Law;

          (xvi) take any action that could result in the representations and warranties set forth in Section 4.30 becoming false or inaccurate, or, unless the Pyxis Board of Directors concludes in good faith on the basis of the advice of its outside counsel, that the failure to take such action would violate the fiduciary obligations of the Board of Directors under Applicable Law, to otherwise terminate, amend, modify or make inapplicable as to any person or entity, or exempt any person from or take any action that would qualify any tender or exchange offer as a "Permitted Offer" under, the Rights Agreement or redeem the rights issued thereunder;

          (xvii) enter into or carry out any other transaction other than in the ordinary and usual course of business;

          (xviii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xix) agree in writing or otherwise to take any of the foregoing actions.

     (d) INTELLECTUAL PROPERTY MATTERS. Pyxis shall use its best efforts to preserve its ownership rights to the Intellectual Property free and clear of any liens, claims or encumbrances and shall use its best efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, tradename or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or knowhow that forms a part of the Intellectual Property.

     (e) NO SOLICITATION. Pyxis agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Pyxis, or acquisition of any capital stock (other than upon exercise of outstanding Pyxis Options) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of Pyxis, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that Pyxis may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction if and so long as the Board or Directors of Pyxis determines in good faith by a majority vote, based upon advice of its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board and such a proposal is, based upon advice of DLJ (or any other nationally recognized investment banking firm), more favorable to Pyxis's Stockholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transactions proposed by Cardinal in response to such Competing Transaction), and in such case the Board of Directors of Pyxis may withdraw its recommendation of this Agreement or the Merger (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate this Agreement pursuant to
Section 7.1(e)). Pyxis will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing. From and after the execution of this Agreement, Pyxis shall promptly advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof) and promptly furnish to Cardinal a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

     (f) AFFILIATES OF PYXIS. Pyxis shall cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Pyxis for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal no less than 35 days prior to the date of the meeting of Pyxis Stockholders to approve the Merger, the written undertakings in the form attached hereto as Exhibit A. On or prior to such date, Pyxis, with the advice of outside counsel, shall provide Cardinal with a letter (reasonably satisfactory to counsel to Cardinal) specifying all of the persons or entities who, may be deemed to be "affiliates" of Pyxis under the preceding sentence.

     (g) NOTIFICATION OF CERTAIN MATTERS. Pyxis shall give prompt notice to Cardinal of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Pyxis representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of Pyxis to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.3(g) shall not limit or otherwise affect the remedies available hereunder to Cardinal.

     (h) EMPLOYMENT AGREEMENTS. Pyxis shall use its reasonable best efforts to cause each employee of Pyxis set forth in Section 5.3(h) to the Pyxis Disclosure Schedule to enter into an employment agreement with Pyxis substantially in the form attached to Section 5.3(h) to the Pyxis Disclosure Schedule.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

          (b) All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) The Merger and the transactions contemplated hereby shall have been approved by the Pyxis Stockholders in the manner required by any Applicable Law.

          (d) The issuance of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby shall have been approved by the Cardinal Shareholders in the manner required by any Applicable Law.

          (e) The Commission shall have declared the Cardinal Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order shall have been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Merger.

          (f) Pyxis shall have received an opinion of Pillsbury, Madison & Sutro LLP substantially to the effect that, under Applicable Law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368 of the Code.

          (g) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche L.L.P. dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

          (h) No Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

     6.2 Conditions to Obligations of Pyxis. The obligations of Pyxis to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Pyxis:

          (a) The representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Cardinal.

          (b) Each of Cardinal and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Each of Cardinal and Subcorp shall have furnished Pyxis with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) Pyxis shall have received the legal opinion, dated the Closing Date, of Wachtell, Lipton, Rosen & Katz, special counsel to Cardinal, in substantially the form attached hereto as Exhibit B.

          (e) The Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

          (f) Since the date of this Agreement, except to the extent contemplated by Section 3.11 to the Cardinal Disclosure Schedule, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Cardinal and its subsidiaries taken as a whole or any material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby.

     6.3 Conditions to Obligations of Cardinal and Subcorp. The obligations of Cardinal to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Cardinal and Subcorp:

          (a)  The representations and warranties of Pyxis set forth in (i)
     Article IV shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Pyxis and (ii) Section 4.28(b) and (c) shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date.

          (b) Pyxis shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Pyxis shall have furnished Cardinal with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

          (d) Cardinal shall have received the legal opinion, dated the Closing Date, of Pillsbury Madison & Sutro LLP, substantially in the form attached hereto as Exhibit C.

          (e) Each person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of Pyxis for purposes of Rule 145 under the Securities Act, shall have executed and delivered to Cardinal at least 35 days prior to the date of the meeting of Pyxis Stockholders to approve the Merger the written undertakings in the form attached hereto as Exhibit A.

          (f) There shall not have been a breach of (i) any obligation by any stockholder which has entered into a Support Agreement or (ii) the Stock Option Agreement.

          (g) Since the date of this Agreement, except to the extent contemplated by Section 4.6 to the Pyxis Disclosure Schedule, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Pyxis and its subsidiaries taken as a whole or any material adverse effect on the ability of Pyxis to consummate the transactions contemplated hereby.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by Pyxis Stockholders and Cardinal Shareholders:

          (a)  by mutual consent of Cardinal and Pyxis;

          (b) by either Cardinal or Pyxis if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

          (c) by either Cardinal or Pyxis if the Merger shall not have been consummated before June 30, 1996, unless extended by the Boards of Directors of both Cardinal and Pyxis (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (d) by either Cardinal or Pyxis, no earlier than the fifth trading day nor later than the third full trading day immediately preceding the earlier of (i) the meeting of Pyxis Stockholders at which the vote to approve the Merger occurs or (ii) the meeting of Cardinal Shareholders at which the vote to approve and authorize the issuance of Cardinal Common Shares in the Merger occurs, if the Average Share Price is less than $55.34, provided that Pyxis will have no right to terminate pursuant to this paragraph (d) unless (x) Pyxis shall have given, during the three trading day period set forth above, one full trading day's prior written notice of its intention to terminate pursuant to this Section 7.1(d) and
     (y) Cardinal during such one full trading day notice period shall not have given written notice (an "Adjustment Election") to Pyxis that the Exchange Ratio shall be calculated pursuant to clause (ii) of Section 2.2;

          (e) by Cardinal if the Board of Directors of Pyxis shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Cardinal, or if the Board of Directors of Pyxis shall have refused to affirm its recommendation within two business days of any written request from Cardinal which request was made upon a reasonable basis;

          (f) by Cardinal or Pyxis if at the meeting of Pyxis Stockholders (including any adjournment or postponement thereof) the requisite vote of the Pyxis Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

          (g) by Cardinal or Pyxis if the authorization of the Cardinal Shareholders with respect to the issuance of Cardinal Common Shares in the Merger shall not have been obtained by reason of the failure to obtain the required vote at a meeting held for such purpose;

          (h) by Cardinal if Pyxis shall have breached any of its obligations under the Stock Option Agreement; or

          (i) by Cardinal if at any time the representations and warranties of Pyxis set forth in Section 4.15 shall not be true and correct and Cardinal shall have been advised that the condition set forth in Section 6.1(g) cannot be satisfied.

     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the last sentence of Section 5.1(g) and the provisions of Sections 7.2 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expense incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents ("Costs") up to but not in excess of an amount equal to $2 million in the aggregate. If this Agreement is terminated for any reason pursuant to Section
7.1 (other than a termination pursuant to Section 7.1(a), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) if Pyxis's or Pyxis's affiliates failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before June 30, 1996), 7.1(d), 7.1(g) or 7.1(i)) Pyxis will, in the case of a termination by Cardinal, within three business days following any such termination or, in the case of a termination by Pyxis, prior to such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal (i) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $2 million in the aggregate and (ii) a termination fee in an amount equal to $28 million. In the event of the termination of this Agreement pursuant to Section 7.1(i), Pyxis will within three business days following any such termination pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $2 million in the aggregate.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Pyxis Stockholders or authorization of issuance of Cardinal Common Shares in the Merger by Cardinal Shareholders, but after each such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the Pyxis Stockholders or Cardinal Shareholders, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, Cardinal (with respect to Pyxis) and Pyxis (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Cardinal or Subcorp:

            Cardinal Health, Inc.
            5555 Glendon Court
            Dublin, Ohio 43016
            Attention: Robert D. Walter
            Telecopy No.: (614) 717-8919
     with a copy to

     David A. Katz
     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019
     Telecopy No.: (212) 403-2000

(b)  if to Pyxis:

     Pyxis Corporation
     9380 Carroll Park Drive
     San Diego, California 92121
     Attention: Ronald R. Taylor
     Telecopy No.: (619) 625-6684

     with a copy to

     Thomas E. Sparks, Jr.
     Pillsbury Madison & Sutro LLP
     235 Montgomery Street
     San Francisco, California 94104
     Telecopy No.: (415) 983-1200

     8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Pyxis, such reference shall be deemed to include any and all subsidiaries of Pyxis, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.8, 4.16, 4.24 and 4.30. When a reference is made in this Agreement to Pyxis Common Stock or shares thereof, such reference shall be deemed to include the preferred share purchase rights issued pursuant to the Rights Agreement that trade together with the Pyxis Common Stock. For the purposes of any provision of this agreement, a "material adverse effect" with respect to any party shall be deemed to occur if the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party under this Agreement, when read without any exception or qualification for a material adverse effect, are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole.

     8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support Agreements, the Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

     8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries other than Sections 5.1(h) and 5.2(d).

     8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

     8.8 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.10 Expenses. Subject to the provisions of Section 7.2. and of the Stock Option Agreement, Cardinal and Pyxis shall pay their own costs and expenses associated with the transactions contemplated by this Agreement.

     8.11 Pyxis Disclosure Schedule. Prior to the close of business on February 8, 1996, Pyxis may supplement or amend Sections 4.16, 4.17, 5.2(d) and/or 5.3(c) to the Pyxis Disclosure Schedule or provide copies of any Contracts or documents referenced thereon not provided to Cardinal prior to the date of this Agreement. Cardinal shall, no later than the close of business on February 9, 1996, notify Pyxis if Cardinal has reasonably concluded that the inclusion in such Sections or in such supplement or amendment of any Contracts, documents or items could reasonably be deemed to adversely impact in any material respect the benefits to be realized by Cardinal after consummation of the Merger. Pyxis may at its option (subject to Section 5.1(a) of this Agreement) terminate or amend, or take such other action with respect to, the objectionable Contracts, documents or items in such Sections, amendment or supplement to the extent reasonably requested by Cardinal. To the extent such objectionable Contracts, documents or items are set forth in Sections 4.16 or
4.17 to the Pyxis Disclosure Schedule or a supplement or amendment thereto and have not been terminated, amended or otherwise dealt with to Cardinal's reasonable satisfaction, the representations in Section 4.16 or 4.17 of this Agreement, as the case may be, shall be deemed to be not true and correct in all material respects. To the extent such objectionable Contracts, documents or items are set forth in Section 5.2(d) or 5.3(c) to the Pyxis Disclosure Schedule or a supplement or amendment thereto and have not been terminated, amended or otherwise dealt with to Cardinal's reasonable satisfaction, such Contracts, documents or items shall be removed from Section 5.2(d) or 5.3(c) to the Pyxis Disclosure Schedule, as the case may be.

     IN WITNESS WHEREOF, Cardinal, Subcorp and Pyxis have signed this Agreement as of the date first written above.

                                          CARDINAL HEALTH, INC.

                                          By:/s/ ROBERT D. WALTER
                                            Robert D. Walter
                                            Chairman and CEO

                                          AZTEC MERGER CORP.

                                          By: /s/ ROBERT D. WALTER

                                          PYXIS CORPORATION

                                          By:/s/ RON TAYLOR
                                            Ron Taylor
                                            Chairman and CEO

                                                                         ANNEX B

                  [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE]

                                FEBRUARY 7, 1996

Board of Directors
Pyxis Corporation
9380 Carroll Park Drive
San Diego, CA 92121

Dear Madam and Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Pyxis Corporation (the "Company") of the Exchange Ratio (as hereinafter defined) for the exchange of common stock of the Company pursuant to the terms of the Agreement and Plan of Merger dated as of February 7, 1996, among Cardinal Health, Inc. ("Cardinal"), the Company and Aztec Merger Corp. ("Subcorp"), a wholly owned subsidiary of Cardinal (the "Agreement").

     Pursuant to the Agreement, Subcorp will merge with and into the Company (the "Merger") and each share of common stock of the Company will be converted into the right to receive 0.406557 shares of common stock, without par value, of Cardinal, subject to increase under certain circumstances at Cardinal's option, as provided in the Agreement (the "Exchange Ratio").

     In arriving at our opinion, we have reviewed the Agreement, the Stock Option Agreement, dated February 7, 1996 (the "Stock Option Agreement"), between Cardinal and the Company and certain related documents. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Cardinal including information provided during discussions with their respective managements. Included in the information were certain financial projections of the Company for calendar year 1996 prepared by management of the Company. In addition, we have compared certain financial and securities data of the Company and Cardinal with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Cardinal, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided by us by the Company and Cardinal or its representatives, or that was otherwise reviewed by us. With respect to the financial projections for the Company and Cardinal used by us to prepare our analyses, each of the managements of the Company and Cardinal have informed us that such projections are reasonable and we have assumed that they reflect the best currently available estimates and judgments of the management of the Company and Cardinal as to the future operating and financial performance of the Company and Cardinal, respectively. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. In addition, we have assumed, with your consent, that the consummation of the Merger would be recorded as a pooling of interests under generally accepted accounting principles.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger or a merger or similar transaction between the Company and any other third party. Moreover, we are expressing no opinion herein as to the prices at which Cardinal's common stock will trade at any time. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past consisting of acting as a co-manager for the Company's equity offerings in July 1992 and December 1992 and has been paid usual and customary compensation for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

                                            Very truly yours,

                                            DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                            By:/s/ CRAIG R. CALLEN
                                              Craig R. Callen
                                              Managing Director

                                                                         ANNEX C

                       [Letterhead of Smith Barney Inc.]

February 7, 1996

The Board of Directors
Cardinal Health, Inc.
5555 Glendon Court
Dublin, Ohio 43016

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Cardinal Health, Inc. ("Cardinal") of the consideration to be paid by Cardinal pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of February 7, 1996 (the "Merger Agreement"), by and among Cardinal, Aztec Merger Corp., a wholly owned subsidiary of Cardinal ("Subcorp"), and Pyxis Corporation ("Pyxis"). As more fully described in the Merger Agreement, (i) Subcorp will be merged with and into Pyxis (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of Pyxis (the "Pyxis Common Stock") will be converted into the right to receive 0.406557 (the "Exchange Ratio") of a share of the common stock, no par value, of Cardinal (the "Cardinal Common Stock"); provided, that if the average of the closing prices of Cardinal Common Stock as reported on the New York Stock Exchange during the 10 trading days ending on the sixth trading day prior to the earlier to occur of the stockholders' meetings of Pyxis and Cardinal for the Merger (the "Average Share Price") is less than $55.34, then Cardinal may elect to adjust the Exchange Ratio such that each outstanding share of Pyxis Common Stock will be converted into the right to receive that number of shares of Cardinal Common Stock equal to the product of (x) 0.406557 and (y) the quotient obtained by dividing $55.34 by the Average Share Price.

In arriving at our opinion, we reviewed the Merger Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of Cardinal and certain senior officers and other representatives and advisors of Pyxis concerning the businesses, operations and prospects of Cardinal and Pyxis. We examined certain publicly available business and financial information relating to Cardinal and Pyxis as well as certain other financial information and data for Cardinal and Pyxis which were provided to us by or otherwise discussed with the respective managements of Cardinal and Pyxis, including analysts' estimates as to the future financial performance of Cardinal and Pyxis. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Cardinal Common Stock and the Pyxis Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of Cardinal and Pyxis. We also analyzed certain financial, stock market and other publicly available information relating to the business of a company whose operations we considered relevant in evaluating those of Pyxis. We also evaluated the potential pro forma financial impact of the Merger on Cardinal. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial and other information

The Board of Directors
Cardinal Health, Inc.
February 7, 1996
Page 2

provided to or otherwise discussed with us, we have been advised by the managements of Cardinal and Pyxis that such financial and other information and data was prepared on bases reflecting reasonable estimates and judgments as to the expected future financial performance of Cardinal and Pyxis. We also assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Cardinal and Pyxis. We are not expressing any opinion as to what the value of the Cardinal Common Stock actually will be when issued to Pyxis stockholders pursuant to the Merger or the price at which the Cardinal Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cardinal or Pyxis nor have we made any physical inspection of the properties or assets of Cardinal or Pyxis. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Cardinal or the effect of any other transaction in which Cardinal might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to Cardinal in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade the securities of Cardinal and Pyxis for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided financial advisory and investment banking services to Cardinal unrelated to the proposed Merger, and has received compensation for such services. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Cardinal and Pyxis.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Cardinal in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Cardinal.

Very truly yours,

/s/ SMITH BARNEY INC.
SMITH BARNEY INC.

                                                                         ANNEX D

                    SECTION 1701.85 OF THE OHIO REVISED CODE

SECTION 1701.85. RELIEF FOR DISSENTING SHAREHOLDERS; QUALIFICATION; PROCEDURES.

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3)  The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph, by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division
(D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

        (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

        (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption, of the action involved;

        (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

        (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

PROXY

                             PYXIS CORPORATION

             THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
             THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               APRIL 26, 1996

The undersigned hereby appoints RONALD R. TAYLOR and KARILYN M. PERRY, and each of them with full power to act alone, the true and lawful attorneys in fact and proxies of the undersigned to vote all shares of Common Stock of PYXIS CORPORATION, a Delaware corporation (the "Company"), held by the undersigned, with full power of substitution, with the same force and effect as the undersigned would be entitled to vote if personally present, at the Special Meeting of Stockholders of the Company to be held at 9380 Carroll Park Drive, San Diego, California, on April 26, 1996, at 10:00 a.m. (local time), and at any and all adjournments or postponements thereof, as follows.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS SUBMITTED, BUT NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                            PLEASE MARK      /X/
                                                            YOUR VOTES AS
                                                            IN THIS EXAMPLE


THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

1. Approval and adoption of the Agreement and Plan of Merger, dated as of February 7, 1996 (the "Merger Agreement"), by and among Cardinal Health, Inc., an Ohio corporation, Aztec Merger Corp., a Delaware corporation, and the Company.

   FOR     AGAINST     ABSTAIN
   / /       / /         / /

2. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof.

                                      The undersigned hereby acknowledges
                                      receipt of the Notice of Special Meeting of Stockholders and the related Joint Proxy Statement/Prospectus furnished herewith.


                                      Dated:______________________________, 1996

                                      Signature:________________________________

                                      Signature(s) (if held jointly):___________

                                      __________________________________________

                                      Title or Authority:_______________________

                                      IMPORTANT: Please sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner should sign the proxy. If executed by a partnership, this proxy should be signed by an authorized partner.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                            (Detach Proxy Form Here)

--------------------------------------------------------------------------------

                                     PROXY
                             CARDINAL HEALTH, INC.
                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016

               THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
               THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                 APRIL 26, 1996

    The undersigned hereby appoints Robert D. Walter and George H. Bennett, Jr., and each of them with full power to act alone, the true and lawful attorneys in fact and proxies of the undersigned to vote all Common Shares of CARDINAL HEALTH, INC., an Ohio corporation (the "Company"), held by the undersigned, with full power of substitution, with the same force and effect as the undersigned would be entitled to vote if personally present, at the Special Meeting of Shareholders of the Company to be held at 5555 Glendon Court, Dublin, Ohio, on April 26, 1996, at 8:00 a.m. (local time), and at any and all adjournments or postponements thereof, as follows:

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

  1.  Approval and adoption of the Agreement and Plan of Merger, dated as of          FOR     AGAINST   ABSTAIN
      February 7, 1996 (the "Merger Agreement"), by and among Pyxis Corporation,
      a Delaware corporation, Aztec Merger Corp., a Delaware corporation, and         / /       / /       / /
      the Company.
  2.  OTHER MATTERS: Discretionary authority is hereby granted with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof.

    THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                            (Detach Proxy Form Here)

--------------------------------------------------------------------------------

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS SUBMITTED, BUT NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the related Joint Proxy Statement/Prospectus furnished herewith.

                                             Dated:

                                            -----------------------------------,
                                             1996

                                             -----------------------------------
                                                          Signature

                                             -----------------------------------
                                               Signature(s) (if held jointly)

                                             -----------------------------------
                                                     Title or Authority

                                             IMPORTANT: Please sign your name
                                             exactly as it appears hereon. When
                                             signing as attorney, agent,
                                             executor, administrator, trustee,
                                             guardian or corporate officer,
                                             please give your full title as
                                             such. Each joint owner should sign
                                             the proxy. If executed by a
                                             partnership, this proxy should be
                                             signed by an authorized partner.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     Article 6 of Cardinal's Code of Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. Cardinal's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal or the shareholders of Cardinal or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal; (b) in any action, suit, or proceeding by or in the right of Cardinal, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal; and (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses reasonably incurred in connection therewith. At present there are no material claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and Cardinal does not know of any such threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

     Cardinal has entered into indemnification contracts with each of its directors and executive officers. These contacts generally: (i) confirm the existing indemnity provided to them under Cardinal's Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; and (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgements, fines, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of Cardinal, on account of their service as a director, officer, employee, or agent of Cardinal or at the request of Cardinal as a director, officer, employee, or agent of another corporation or enterprise. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) of a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violation of Section 16(b) of the Securities and Exchange Act of 1934, as amended, or similar provisions of any federal state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) as to officers who are not directors, with respect to any act or omission which is finally adjudged to have been a violation, other than in good faith, of Cardinal's Standards of Business Conduct of which the officer then most recently has received written notice.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.

 2.01     Agreement and Plan of Merger dated as of February 7, 1996, among the Registrant,
          Aztec Merger Corp., and Pyxis Corporation(1)
 2.02     Stock Option Agreement, dated February 7, 1996, between the Registrant and Pyxis
          Corporation.(2)
 3.01     Amended and Restated Articles of Incorporation of the Registrant, as amended.(3)
 3.02     Restated Code of Regulations of the Registrant, as amended.(4)
 4.01     Specimen Certificate for the Registrant's Class A Common Shares.(3)
 4.02     Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
          Registrant's 8% Notes Due 1997.(5)
 4.03     Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
          Registrant's 6 1/2% Notes Due 2004.(4)
 4.04     Registration Rights Agreement dated as of October 11, 1993, as amended, among the
          Registrant, certain former stockholders of Whitmire Distribution Corporation, and
          Robert D. Walter.(6)
          Other long-term debt agreements of the Registrant are not filed pursuant to Item
          601(b)(4)(iii)(A) of Regulation S-K and the Registrant agrees to furnish copies of such agreements to the Securities and Exchange Commission upon its request.
 5        Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
 8.1      Opinion of Pillsbury Madison & Sutro LLP as to certain tax matters.
23.01     Consent of Deloitte & Touche LLP.
23.02     Consent of Arthur Andersen LLP.
23.03     Consent of Ernst & Young LLP.
23.04     Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5).
23.05     Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 8.1).
23.06     Consent of Donaldson, Lufkin & Jenrette Securities Corporation.
23.07     Consent of Smith Barney Inc.
99        Form of Support/Voting Agreement dated February 7, 1996 between the Registrant and certain directors of Pyxis Corporation.(2)

---------------
(1) Included as Annex A in the Joint Proxy Statement/Prospectus included as part of this Registration Statement.

(2) Included as an exhibit to the Registrant's Schedule 13D reporting Registrant's beneficial ownership of shares of Pyxis Corporation (Commission File No. 0-19973) and incorporated herein by reference.

(3) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (Commission File No. 0-12591) and incorporated herein by reference.

(4) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (Commission File No. 0-12591) and incorporated herein by reference.

(5) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992 (Commission File No. 0-12591) and incorporated herein by reference.

(6) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 (Commission File No. 0-12591) and incorporated herein by reference.

     (b) FINANCIAL STATEMENT SCHEDULES.

     Schedule II -- Valuation and Qualifying Accounts (incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995).

     (c) REPORT, OPINION OR APPRAISAL.  Not Applicable.

ITEM 22. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned Registrant hereby undertakes:

          1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on March 25, 1996.

                                          CARDINAL HEALTH, INC.

                                          By: /s/  ROBERT D. WALTER

                                            ------------------------------------
                                            Robert D. Walter
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 25th day of March, 1996.

                  SIGNATURE                                         TITLE
---------------------------------------------    --------------------------------------------
/s/  Robert D. Walter                            Chairman and Chief Executive Officer
---------------------------------------------    (principal executive officer)
Robert D. Walter
/s/  David Bearman                               Executive Vice President and Chief
---------------------------------------------    Financial Officer and Chief Accounting
David Bearman                                    Officer (principal financial officer and
                                                 principal accounting officer)
/s/  John F. Finn                                Director
---------------------------------------------
John F. Finn
/s/  Robert L. Gerbig                            Director
---------------------------------------------
Robert L. Gerbig
/s/  John F. Havens                              Director
---------------------------------------------
John F. Havens
/s/  Regina E. Herzlinger                        Director
---------------------------------------------
Regina E. Herzlinger
/s/  John C. Kane                                Director
---------------------------------------------
John C. Kane
/s/  George R. Manser                            Director
---------------------------------------------
George R. Manser

/s/  John B. McCoy                               Director
---------------------------------------------
John B. McCoy
/s/  Jerry E. Robertson                          Director
---------------------------------------------
Jerry E. Robertson
/s/  L. Jack Van Fossen                          Director
---------------------------------------------
L. Jack Van Fossen
/s/  Melburn G. Whitmire                         Director
---------------------------------------------
Melburn G. Whitmire

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                    EXHIBIT DESCRIPTION
------    -----------------------------------------------------------------------------------
 2.01     Agreement and Plan of Merger dated as of February 7, 1996, among the Registrant,
          Aztec Merger Corp., and Pyxis Corporation(1)
 2.02     Stock Option Agreement, dated February 7, 1996, between the Registrant and Pyxis
          Corporation.(2)
 3.01     Amended and Restated Articles of Incorporation of the Registrant, as amended.(3)
 3.02     Restated Code of Regulations of the Registrant, as amended.(4)
 4.01     Specimen Certificate for the Registrant's Class A Common Shares.(3)
 4.02     Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
          Registrant's 8% Notes Due 1997.(5)
 4.03     Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
          Registrant's 6 1/2% Notes Due 2004.(4)
 4.04     Registration Rights Agreement dated as of October 11, 1993, as amended, among the
          Registrant, certain former stockholders of Whitmire Distribution Corporation, and
          Robert D. Walter.(6)
          Other long-term debt agreements of the Registrant are not filed pursuant to Item
          601(b)(4)(iii)(A) of Regulation S-K and the Registrant agrees to furnish copies of such agreements to the Securities and Exchange Commission upon its request.
 5        Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
 8.1      Opinion of Pillsbury Madison & Sutro LLP as to certain tax matters.
23.01     Consent of Deloitte & Touche LLP.
23.02     Consent of Arthur Andersen LLP.
23.03     Consent of Ernst & Young LLP.
23.04     Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5).
23.05     Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 8.1).
23.06     Consent of Donaldson, Lufkin & Jenrette Securities Corporation.
23.07     Consent of Smith Barney Inc.
99        Form of Support/Voting Agreement dated February 7, 1996 between the Registrant and certain directors of Pyxis Corporation.(2)

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(1) Included as Annex A in the Joint Proxy Statement/Prospectus included as part of this Registration Statement.

(2) Included as an exhibit to the Registrant's Schedule 13D reporting Registrant's beneficial ownership of shares of Pyxis Corporation (Commission File No. 0-19973) and incorporated herein by reference.

(3) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (Commission File No. 0-12591) and incorporated herein by reference.

(4) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (Commission File No. 0-12591) and incorporated herein by reference.

(5) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992 (Commission File No. 0-12591) and incorporated herein by reference.

(6) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 (Commission File No. 0-12591) and incorporated herein by reference.